            THIS CONFORMING PAPER FORMAT DOCUMENT IS BEING SUBMITTED

                    PURSUANT TO RULE 901(D) OF REGULATION S-T

      As filed with the Securities and Exchange Commission on July 7, 1994

                                                       Registration No. 33-_____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              ____________________

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              ____________________

                                WEST ONE BANCORP
             (Exact name of registrant as specified in its charter)


            IDAHO                            6026               82-0362647
(State or other jurisdiction of (Primary Standard Industrial (IRS Employer incorporation or organization) Classification Code Number) Identification No.)

                            101 S. CAPITOL BOULEVARD
                               BOISE, IDAHO  83733
                                 (208) 383-7000

          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              ____________________


                                DWIGHT V. BOARD
                    SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                                WEST ONE BANCORP
                            101 S. CAPITOL BOULEVARD
                               BOISE, IDAHO  83733
                                 (208) 383-7000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              ____________________

                                   Copies to:

     Brian D. Alprin, Esq.                        Scott B. Lukins, Esq.
     Laurence S. Lese, Esq.                       Lukins & Annis, P.S.
     Metzger, Hollis, Gordon & Mortimer           1600 Washington Trust
     Suite 1000                                     Financial Center
     1275 K Street, N.W.                          717 West Sprague Avenue
     Washington, D.C.  20005                      Spokane, Washington  99204
     (202) 842-1600                               (509) 455-9555

APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC:  The date of mailing the Proxy Statement/Prospectus contained herein.
______________________________________________________________________________

                         CALCULATION OF REGISTRATION FEE
______________________________________________________________________________


                                                  Proposed       Proposed
                                                   maximum        maximum
                                   Amount         offering       aggregate            Amount of
         Title of                  to be          price per      offering            registration
securities to be registered        registered       share          price                 fee
- ---------------------------        ----------     ---------      ---------           ------------
Common Stock, $1.00 par value      550,000 shs.       NA         $12,676,250(1)      $4,371


     (1) Estimated solely for the purpose of calculating the registration fee and calculated in accordance with Rule 457(f)(2) on the basis of the book value of the Common Stock, $100 par value, of Valley Bank on June 30, 1994 of $12,676,250 and the maximum of 2,044 shares of such stock to be converted in the Reorganization described herein into Common Stock of the registrant.

                              ____________________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                                WEST ONE BANCORP

                          CROSS-REFERENCE SHEET BETWEEN
                                ITEMS OF FORM S-4
                   AND CAPTIONS IN PROXY STATEMENT/PROSPECTUS


FORM S-4 ITEM                                     CAPTION(S) OR LOCATION IN
NUMBER AND CAPTION                                PROXY STATEMENT/PROSPECTUS
- ------------------                                --------------------------

A. Information About the Transaction

     1.   Forepart of Registration Statement
          and Outside Front Cover Page of
          Prospectus.........................     Outside Front Cover Page of
                                                  Proxy Statement/Prospectus

     2.   Inside Front and Outside Back
          Cover Pages of Prospectus..........     Available Information; Table
                                                  of Contents
     3.   Risk Factors, Ratio of Earnings
          to Fixed Charges and Other
          Information........................     Summary; Introduction

     4.   Terms of the Transaction...........     Plan of Reorganization;
                                                  Comparison of West One Common
                                                  Stock and Valley Bank Common
                                                  Stock

     5.   Pro Forma Financial Information....     Pro Forma Combined Financial
                                                  Information; Information
                                                  Concerning the Pro Forma
                                                  Combined Financial
                                                  Information; Selected
                                                  Financial Data--Pro Forma
                                                  Combined Condensed Balance
                                                  Sheet; Pro Forma Combined
                                                  Condensed Statements of Income

     6.   Material Contracts with the
          Company Being Acquired.............     Plan of Reorganization; Plan
                                                  of Reorganization--Background
                                                  of and Reasons for the
                                                  Reorganization; Plan of
                                                  Reorganization--Voting
                                                  Agreements; Plan of
                                                  Reorganization--Interests of
                                                  Certain Persons in the
                                                  Transaction

     7.   Additional Information Required
          for Reoffering by Persons and
          Parties Deemed to be Underwriters..     NA

     8.   Interests of Named Experts and
          Counsel............................     NA

     9.   Disclosure of Commission Position
          on Indemnification for Securities
          Act Liabilities....................     NA

B.   Information About the Registrant

     10.  Information with Respect to S-3
          Registrants........................     Summary--The Parties--West One
                                                  Bancorp; Information
                                                  Concerning West One--West One
                                                  Documents Incorporated by
                                                  Reference

     11.  Incorporation of Certain
          Information by Reference...........     Information Concerning West
                                                  One--West One Documents
                                                  Incorporated by Reference

     12.  Information with Respect to S-2
          or S-3 Registrants.................     NA

     13.  Incorporation of Certain
          Information by Reference...........     NA

     14.  Information with Respect to
          Registrants Other than S-3 or S-2
          Registrants........................     NA

C.   Information About the Company Being
     Acquired

     15.  Information with Respect to S-3
          Companies..........................     NA

     16.  Information with Respect to S-2
          or S-3 Companies...................     NA

     17.  Information with Respect to
          Companies Other Than S-2 or S-3
          Companies..........................     Information Concerning Valley
                                                  Bank; Valley Bank Selected
                                                  Financial Data; Stock Prices
                                                  and Dividends on Valley Bank
                                                  Common Stock; Stockholdings of
                                                  Directors and Executive
                                                  Officers; Valley Bank
                                                  Financial Information;
                                                  Management's Discussion and
                                                  Analysis of the Financial
                                                  Condition and the Results of
                                                  Operations for the Three-Month
                                                  Period Ended March 31, 1994;
                                                  Management's Discussion and
                                                  Analysis of the Financial

                                                  Condition and the Results of
                                                  Operations for the Three-Year
                                                  Period Ended December 31,
                                                  1993; Statistical Information
                                                  and Analysis

D.   Voting and Management Information

     18.  Information if Proxies, Consents
          or Authorizations are to be
          Solicited:

ITEM NUMBER AND CAPTION IN SCHEDULE
14A UNDER THE SECURITIES EXCHANGE                 CAPTION(S) OR LOCATION IN
ACT OF 1934 OR REGULATION S-K                     PROXY STATEMENT/PROSPECTUS
- -----------------------------------               --------------------------

     (1)  Date, Time and Place Information...     Outside Front Cover Page of
                                                  Proxy Statement/Prospectus;
                                                  Summary; Introduction

     (2)  Revocability of Proxy..............     Introduction--Voting and
                                                  Revocation of Proxies

     (3)  Dissenters' Rights of Appraisal....     Plan of Reorganization--
                                                  Dissenters' Rights of Valley
                                                  Bank Shareholders

     (4)  Persons Making the Solicitation....     Introduction--Solicitation of
                                                  Proxies

     (5)  Interest of Certain Persons in
          Matters to be Acted Upon...........     Plan of Reorganization--
                                                  Interests of Certain Persons
                                                  in the Transaction

     (6)  Voting Securities and Principal
          Holders Thereof....................     Introduction--Record Date;
                                                  Voting Rights; Principal
                                                  Holders of West One Common
                                                  Stock; Information Concerning
                                                  West One--West One Documents
                                                  Incorporated by Reference;
                                                  Information Concerning Valley
                                                  Bank--Stockholdings of Direc-
                                                  tors and Executive Officers

     (21) Vote Required for Approval.......       Plan of Reorganization--
                                                  Quorum; Required Vote;
                                                  Management Recommendation

     (401)     Directors and Executive
          Officers.........................       Information Concerning West
                                                  One--West One Documents
                                                  Incorporated by Reference

     (402)     Executive Compensation...........  Information Concerning West
                                                  One--West One Documents
                                                  Incorporated by Reference

     (404)     Certain Relationships and
               Related Transactions.............  Information Concerning West
                                                  One--West One Documents
                                                  Incorporated by Reference

                                                  CAPTION(S) OR LOCATION IN
FORM S-4 ITEM NUMBER AND CAPTION                  PROXY STATEMENT/PROSPECTUS
- --------------------------------                  --------------------------

     19.  Information if Proxies, Consents
          or Authorizations are Not to be
          Solicited, or in Exchange Offer....     NA

                           PROXY STATEMENT/PROSPECTUS
                             VALLEY COMMERCIAL BANK
                                       AND
                                WEST ONE BANCORP

     This Proxy Statement/Prospectus is being furnished to the shareholders of Valley Commercial Bank ("Valley Bank"), a Washington banking corporation, in connection with the solicitation of proxies by its Board of Directors for use at a Special Meeting of Shareholders of Valley Bank to be held on ________, 1994 (the "Special Meeting"). The purpose of the Special Meeting is to consider and vote upon a proposed corporate reorganization (the "Reorganization") whereby Valley Bank will be merged into West One Bank, Washington ("West One-Washington"), a wholly-owned subsidiary of West One Bancorp ("West One") with West One-Washington being the surviving corporation. Upon consummation of the Reorganization, each of the outstanding shares of Valley Bank's common stock (the "Valley Bank Common Stock") will be cancelled and will be converted into the right to receive that number of shares of West One common stock (the "West One Common Stock") calculated by dividing the Purchase Price, as defined herein, by the Average Closing Price, as defined, of West One Common Stock, and by further dividing that number by the number of issued and outstanding shares of Valley Bank immediately prior to the effective date of the Reorganization. At July __, 1994, the closing price of West One Common Stock was $_____ per share and Valley Bank had issued and outstanding 2,044 shares of its Common Stock. If the Reorganization had been consummated as of that date and assuming (i) the Average Closing Price of West One Common Stock was $30.48 on that date (the highest price permitted by the Plan of Reorganization, as defined, in those cases where the market price of West One Common Stock exceeded $30.48), (ii) the net undistributed income of Valley Bank from normal and recurring banking operations between October 1, 1993 and May 31, 1994 was $264,172, and (iii) the amount by which the reserve for possible loan and lease losses on the books of Valley Bank on May 31, 1994 exceeded 1.5% of the loan and lease portfolio of Valley Bank on that date was $258,562 (items (ii) and (iii) being the two variable components of the Purchase Price to be calculated through the last day of the month before the effectiveness of the Reorganization and being referred to herein as "Certain Accretions"), shareholders of Valley Bank would have received 195.81 shares of West One Common Stock for each share of Valley Bank Common Stock. The Purchase Price is equal to $11,676,250 plus Certain Accretions. On the basis of the $[__] market price of a share of West One Common Stock on July __, 1994, each share of Valley Bank Common Stock would have had an equivalent value of $[_____]. The shares of West One Common Stock to be distributed to Valley Bank shareholders have been registered with the Securities and Exchange Commission and for all shareholders, other than shareholders who are affiliates of Valley Bank or who become affiliates of West One, will be immediately tradable. See "Plan of Reorganization--Conversion of Valley Bank Shares."
                              ____________________

     FOR THE ACTION OF THE SHAREHOLDERS TO BE EFFECTIVE, HOLDERS OF TWO-THIRDS OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK OF VALLEY BANK MUST VOTE IN FAVOR OF THE REORGANIZATION. BEFORE THE REORGANIZATION WILL BE IMPLEMENTED, THE REORGANIZATION MUST ALSO BE APPROVED BY FEDERAL AND STATE BANKING REGULATORS. REGULATORY APPROVALS HAVE NOT YET BEEN OBTAINED.
                              ____________________

     THE SHARES OF WEST ONE COMMON STOCK TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OF WEST ONE COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

     No person has been authorized to give any information or to make any representation not contained in this Proxy Statement/Prospectus, and, if given or made, any such information or representation should not be relied upon as having been authorized by West One or Valley Bank. This Proxy Statement/Prospectus does not constitute an offer or solicitation by any person in any state in which such offer or solicitation is not authorized by the laws thereof or in which the person making such offer or solicitation is not qualified to make the same. Neither the delivery of this Proxy Statement/Prospectus at any time nor the distribution of West One Common Stock hereunder shall imply that the information contained herein is correct as of any time subsequent to its date.

     The date of this Proxy Statement/Prospectus is July __, 1994.

                              AVAILABLE INFORMATION

     West One has filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933 (the "Securities Act") a Registration Statement on Form S-4 (the "Registration Statement") covering the shares of West One Common Stock issuable in the Reorganization. As permitted by the rules and regulations of the SEC, this Proxy Statement/Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. The statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are of necessity brief descriptions and are not necessarily complete. Each such statement is qualified in its entirety by reference to the copy of such contract or document filed as an exhibit to the Registration Statement. The Registration Statement and the exhibits thereto can be inspected at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C., and copies of such material can be obtained at prescribed rates by mail addressed to the SEC, Public Reference Section, Washington, D.C. 20549.

     West One is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C.; Pacific Regional Office, 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California; and Seattle, Washington Office, 3040 Jackson Federal Building, 915 Second Avenue, Seattle, Washington. Copies of such material can also be obtained at prescribed rates by mail addressed to the SEC, Public Reference Section, at the address in the previous paragraph. West One Common Stock is quoted on the NASDAQ National Market System, and such reports, proxy statements and other West One information can also be inspected at the offices of NASDAQ Operations, 1735 K Street, N.W., Washington, D.C. Valley Bank is not subject to the Exchange Act and therefore makes no filings with a governmental agency pursuant to that Act.

     This Proxy Statement/Prospectus incorporates by reference certain documents relating to West One which are not presented herein or delivered herewith. See "Information Concerning West One -- West One Documents Incorporated by Reference." Copies of such documents are available upon request and without charge to any person to whom this Proxy Statement/Prospectus has been delivered. Requests for West One documents should be directed to West One Bancorp, 101 South Capitol Boulevard, Boise, Idaho 83733, Attention: Dwight
V. Board, Senior Vice President and General Counsel (telephone: 208-383-7000). In order to ensure timely delivery of the documents, any request should be made not later than ________, 1994.

                             VALLEY COMMERCIAL BANK
                                       AND
                                WEST ONE BANCORP
                                 _______________

                           PROXY STATEMENT/PROSPECTUS
                                 _______________

                                TABLE OF CONTENTS



                                                                            Page
                                                                             ---

SUMMARY    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
          Record Date; Voting Rights . . . . . . . . . . . . . . . . . . . .  13
          Purpose of the Special Meeting . . . . . . . . . . . . . . . . . .  13
          Voting and Revocation of Proxies . . . . . . . . . . . . . . . . .  14
          Solicitation of Proxies. . . . . . . . . . . . . . . . . . . . . .  14

PLAN OF REORGANIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
          The Reorganization . . . . . . . . . . . . . . . . . . . . . . . .  15
          Background of and Reasons for the Reorganization . . . . . . . . .  15
          Voting Agreements. . . . . . . . . . . . . . . . . . . . . . . . .  18
          Quorum; Required Vote; Management Recommendation . . . . . . . . .  19
          Conversion of Valley Bank Shares . . . . . . . . . . . . . . . . .  19
          Tax Consequences . . . . . . . . . . . . . . . . . . . . . . . . .  21
          Interests of Certain Persons in the Transaction. . . . . . . . . .  22
          Conduct of Business Pending the Reorganization . . . . . . . . . .  22
          Conditions to the Reorganization . . . . . . . . . . . . . . . . .  23
          Representations and Warranties . . . . . . . . . . . . . . . . . .  24
          Amendment and Waiver . . . . . . . . . . . . . . . . . . . . . . .  25
          Authorized Termination and Damages for Breach. . . . . . . . . . .  25
          Dissenters' Rights of Valley Bank Shareholders . . . . . . . . . .  26
          Restrictions on Resales by Valley Bank Affiliates. . . . . . . . .  27
          Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
          Government Approvals . . . . . . . . . . . . . . . . . . . . . . .  28
          Effective Date of the Reorganization . . . . . . . . . . . . . . .  28

PRO FORMA COMBINED FINANCIAL INFORMATION . . . . . . . . . . . . . . . . . .  29
          INFORMATION CONCERNING THE PRO FORMA COMBINED FINANCIAL DATA . . .  29
          SELECTED FINANCIAL DATA. . . . . . . . . . . . . . . . . . . . . .  29
          PRO FORMA COMBINED CONDENSED BALANCE SHEET . . . . . . . . . . . .  31
          PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME. . . . . . . . .  33

SUPERVISION AND REGULATION . . . . . . . . . . . . . . . . . . . . . . . . .  39
          West One . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
          Regulatory Capital Requirements. . . . . . . . . . . . . . . . . .  40
          Other Regulations. . . . . . . . . . . . . . . . . . . . . . . . .  46
          Deposit Insurance Assessments. . . . . . . . . . . . . . . . . . .  48
          Interestate Banking. . . . . . . . . . . . . . . . . . . . . . . .  49
          West One-Washington. . . . . . . . . . . . . . . . . . . . . . . .  49
          Valley Bank. . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

MONETARY POLICY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

INFORMATION CONCERNING WEST ONE. . . . . . . . . . . . . . . . . . . . . . .  50

WEST ONE BANCORP SELECTED FINANCIAL DATA . . . . . . . . . . . . . . . . . .  50

STOCK PRICES AND DIVIDENDS ON WEST ONE COMMON STOCK. . . . . . . . . . . . .  52

PRINCIPAL HOLDERS OF WEST ONE COMMON STOCK . . . . . . . . . . . . . . . . .  53

WEST ONE DOCUMENTS INCORPORATED BY REFERENCE . . . . . . . . . . . . . . . .  53

INFORMATION CONCERNING VALLEY BANK . . . . . . . . . . . . . . . . . . . . .  54

VALLEY BANK SELECTED FINANCIAL DATA. . . . . . . . . . . . . . . . . . . . .  54

STOCK PRICES AND DIVIDENDS ON VALLEY BANK COMMON STOCK . . . . . . . . . . .  57

STOCKHOLDINGS OF DIRECTORS AND EXECUTIVE OFFICERS. . . . . . . . . . . . . .  59

VALLEY BANK FINANCIAL INFORMATION. . . . . . . . . . . . . . . . . . . . . .  60

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE FINANCIAL CONDITION
AND THE RESULTS OF OPERATIONS FOR THE THREE-MONTH PERIOD
ENDED MARCH 31, 1994 . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
          Results of Operations. . . . . . . . . . . . . . . . . . . . . . .  72
          Financial Condition. . . . . . . . . . . . . . . . . . . . . . . .  72
MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE FINANCIAL CONDITION
AND THE RESULTS OF OPERATIONS FOR THE THREE-YEAR PERIOD ENDED
DECEMBER 31, 1993. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
          Overview . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
          Results of Operations. . . . . . . . . . . . . . . . . . . . . . .  73
          Financial Condition. . . . . . . . . . . . . . . . . . . . . . . .  74

STATISTICAL INFORMATION AND ANALYSIS . . . . . . . . . . . . . . . . . . . .  75

COMPARISON OF WEST ONE COMMON STOCK AND VALLEY BANK COMMON STOCK . . . . . .  82
          General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
          Authorized Capital . . . . . . . . . . . . . . . . . . . . . . . .  82
          Voting Rights. . . . . . . . . . . . . . . . . . . . . . . . . . .  82
          Board of Directors . . . . . . . . . . . . . . . . . . . . . . . .  84
          Shareholder Meetings . . . . . . . . . . . . . . . . . . . . . . .  86
          Amendment of Articles and Bylaws . . . . . . . . . . . . . . . . .  86
          Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . .  87
          Dividend Rights. . . . . . . . . . . . . . . . . . . . . . . . . .  87
          Liquidation Rights . . . . . . . . . . . . . . . . . . . . . . . .  88
          Anti-Takeover Provisions . . . . . . . . . . . . . . . . . . . . .  89
          Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . .  91

LEGAL OPINIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  91

EXPERTS    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

OTHER MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  91

APPENDICES:

A.   Statutory Provisions Concerning Dissenters' Rights of Valley Bank
     Shareholders

B.   Opinion of Coopers & Lybrand as to Tax Matters

                                     SUMMARY

     The following is a brief summary of certain information which may also be contained elsewhere in this Proxy Statement/Prospectus. This summary is provided for convenience and should not be considered complete. It is qualified in its entirety by the more detailed information contained in this Proxy Statement/ Prospectus and in the Appendices hereto.

THE PARTIES

     WEST ONE BANCORP ("West One") is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and organized under the laws of Idaho, engaged primarily in the commercial banking business through its banking subsidiaries. West One's principal executive offices are at 101 S. Capitol Boulevard, Boise, Idaho, 83733 (telephone: 208-383-7000). West One was formed in 1981 under the name Moore Financial Group Incorporated, a bank holding company, which changed its name to West One Bancorp on April 20, 1989. West One is the largest bank holding company headquartered in Idaho, with assets of $7.8 billion. West One has six banking subsidiaries and several non-banking subsidiaries. Regional financial services at over 200 bank locations in Idaho, Washington, Oregon and Utah include consumer and commercial banking, agricultural financing, trust investment management and international banking. See "Information Concerning West One."

     WEST ONE BANK, WASHINGTON ("West One-Washington") is a state banking corporation organized under the laws of the State of Washington, with its main office located at Seattle, King County, Washington (telephone 206-585-2904).
Its deposits are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC"). West One-Washington is engaged in the business of commercial banking through its operation of fifty-three branches throughout the State of Washington. As of March 31, 1994, West One-Washington had assets of $2.0 billion, deposits of $1.7 billion, and loans of $1.4 billion. West One-Washington is subject to regulation by the Director of Financial Institutions of the State of Washington. See "Information Concerning West One-Washington."

     VALLEY COMMERCIAL BANK ("Valley Bank") is a banking corporation organized in 1963 under the laws of the State of Washington. Valley Bank's principal executive offices are at 615 Sixth Street, Clarkston, Asotin County, Washington (telephone 509-758-2584). Valley Bank is engaged primarily in the commercial banking business through its two banking offices in Asotin County. As of March 31, 1994, Valley Bank had assets of $62.3 million, deposits of $53.5 million, and loans of $23.1 million. The deposits of Valley Bank are insured by the Bank Insurance Fund of the FDIC. See "Information Concerning Valley Bank."

THE SPECIAL MEETING

     The Special Meeting of Shareholders of Valley Bank (the "Special Meeting") will be held at __ a.m. local time, on ________, 1994 at Valley Bank's principal executive offices. Only holders of record of common stock, $100 par value per share, of Valley Bank ("Valley Bank Common Stock") at the close of business on ___________, 1994 will be entitled to vote at the Special Meeting. At that date, 2,044 shares of Valley Bank Common Stock were outstanding, each share being entitled to one vote. See "Introduction."

PROPOSED REORGANIZATION

     At the Special Meeting, the shareholders of Valley Bank will be asked to consider and approve an Agreement and Plan of Reorganization among West One, West One-Washington and Valley Bank, and an Agreement of Merger between Valley Bank and West One-Washington (collectively, the "Plan of Reorganization"). The Plan of Reorganization provides for the merger of Valley Bank with and into West One-Washington, whereby West One-Washington will be the surviving corporation. See "Plan of Reorganization." As a result of the Reorganization, each outstanding share of Valley Bank Common Stock will be cancelled and will be converted into the right to receive shares of common stock, $1.00 par value per share, of West One ("West One Common Stock"), with cash to be paid in lieu of any fractional shares. Cash will also be paid with respect to shares of holders who perfect their dissenters' rights. Upon consummation of the Reorganization, holders of Valley Bank Common Stock will be entitled to receive, in exchange for each share of Valley Bank Common Stock that number of shares of West One Common Stock calculated by dividing the Purchase Price (as defined) by the Average Closing Price (as defined) of West One Common Stock, and by further dividing the number so reached by the total number of shares of Valley Bank Common Stock issued and outstanding on the Effective Date of the Reorganization. The Plan of Reorganization provides that the Average Closing Price shall not be less than $22.52 per share nor more than $30.48 per share. At July __, 1994, the closing price of West One Common Stock quoted on NASDAQ was $_____ per share and there were issued and outstanding 2,044 shares of Valley Bank Common Stock. If the Reorganization had been consummated on that date and assuming that (i) the Average Closing Price had been $30.48 (the highest price permitted by the Plan of Reorganization in those cases where the market price of West One Common Stock exceeded $30.48), (ii) the net undistributed income of Valley Bank from normal and recurring banking operations between October 1, 1993 and the close of business on May 31, 1994, had been $264,172, and (iii) the amount by which the reserve for possible loan and lease losses on the books of Valley Bank at the close of business on May 31, 1994, exceeded 1.5% of the loan and lease portfolio of Valley Bank on that date was $258,562 (items (ii) and (iii) being the two variable components of Purchase Price to be calculated through the last day of the month before the Effective Date), each holder of Valley Bank Common Stock would have received 195.81 shares of West One Common Stock for each share of Valley Bank Common Stock. This exchange, on the basis of the market price of $____ per share of West One Common Stock on July __, 1994, would equate to a value of $5,968.19 for each share of Valley Bank Common Stock if the exchange were consummated as of such date. The actual ratio for exchanging Valley Bank Common Stock for West One Common Stock will depend on the Average Closing Price and the Purchase Price on the Effective Date.

CERTAIN DEFINITIONS

     In connection with the description of the Reorganization in this Proxy Statement/Prospectus, shareholders of Valley Bank should be aware of the following terms:

     "Average Closing Price" means the average (rounded to the nearest penny) of each Daily Sales Price of West One Common Stock for the ten consecutive trading days ending on and including the twentieth trading day preceding the Effective Date; notwithstanding the foregoing, the Average Closing Price will be a number of dollars and cents not less than $22.52 nor more than $30.48. All prices per share will be adjusted to account for stock dividends, splitups, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like.

     "Daily Sales Price" means for any trading day, the mean (unrounded) of the closing bid and asked prices of West One Common Stock in the over-the-counter market as such prices are reported by the automated quotation system of the National Association of Securities Dealers, Inc. or, in the absence thereof, by such other source upon which West One and Valley Bank shall mutually agree.

     "Effective Date" means the date which is the latest of (a) the date following the day upon which the Valley Bank shareholders approve, ratify, and confirm the transactions contemplated by the Plan of Reorganization; (b) thirty days after the date on which the Federal Deposit Insurance Corporation ("FDIC") authorizes consummation of the transaction contemplated by the Plan of Reorganization; (c) the date upon which the Director of Financial Institutions of Washington (the "Director") approves the Reorganization; (d) the date upon which any other material order, approval, or consent of a federal or state regulator of financial institutions or financial institution holding companies authorizing consummation of the transactions contemplated by the Plan of Reorganization is obtained, or any waiting period mandated by such order, approval, or consent has run; (e) ten days after any stay of the approvals of the FDIC or the Director of the transactions contemplated by the Plan of Reorganization, or any injunction against closing of such transactions is lifted, discharged, or dismissed; or (f) such other date as shall be mutually agreed upon by West One and Valley Bank.

     "Purchase Price" means the sum of (a) $11,676,250.00; plus (b) the net undistributed income of Valley Bank between October 1, 1993 and the close of business on the last day of the calendar month preceding the Effective Date, less any undistributed income (but not net of any undistributed loss) derived from activities or transactions which are not normal and recurring banking operations; and (c) the amount by which the reserve for possible loan and lease losses on the books of Valley Bank at the close of business on the last day of the calendar month preceding the Effective Date, as determined in accordance with generally accepted accounting principles, shall exceed 1.5 percent of the loan and lease portfolio of Valley Bank at that time on that date. The Purchase Price will be paid in shares of West One Common Stock, with cash in lieu of fractional shares. Items (b) and (c) of this definition are sometimes referred to in this Proxy Statement/Prospectus as "Certain Accretions."

REASONS FOR THE REORGANIZATION

     VALLEY BANK. The board of directors of Valley Bank believes that the merger of Valley Bank into West One-Washington in exchange for West One Common Stock is in the best interests of shareholders, employees, customers and the community served by Valley Bank. In management's opinion, the Reorganization will provide substantial additional financial support for the growth of Valley Bank's business. In order to meet competition from other larger banks, Valley Bank would be required to expand the services and credit facilities beyond those presently offered to its customers. Valley Bank's management believes that the proposed merger with West One-Washington offers Valley Bank's shareholders the best possible method of realizing the value of their investment in Valley Bank and continuing to offer Valley Bank's customers and the community the deposit, lending, financing, and other banking services they will require in the future. The contemplated merger is expected to increase the resulting bank's lending limit, which will enable it to attract customers which can now be served only by larger institutions with greater lending limits. See "Plan of Reorganization-- Background of and Reasons for the Reorganization" for a description of the factors considered by Valley Bank's board of directors in determining to recommend the reorganization to shareholders for their approval. Valley Bank's Board of Directors believes that the merger with West One will realize substantial value for Valley Bank's shareholders and allow them the option of realizing a significant return on their original investment and continue to participate in the development of banking in Washington and Idaho and in the Pacific Northwest by holding the West One Common Stock they will receive in the Reorganization. Additionally, since Valley Bank Common Stock is not publicly traded and there is no established market for Valley Bank's stock, the Reorganization will also provide Valley Bank's shareholders liquidity for their investment.

     In addition, Gerald D. Wilson, Chairman of the Board and Chief Executive Officer of Valley Bank and owner of approximately 61% of the outstanding shares of Valley Bank Common Stock, suffered a major illness in 1992 and has been partially disabled since that time. Although Mr. Wilson has remained active in the affairs of Valley Bank, his disability has limited his ability to meet with bank customers and to oversee the day-to-day operations of Valley Bank. Estate planning considerations are a principal reason for the merging of Valley Bank into West One-Washington.

     WEST ONE. Over the past few years, the business of commercial banking has changed dramatically as many legal barriers restricting both the boundaries and activities of banks and bank holding companies have been curtailed or eliminated. The principal reasons behind West One's past acquisitions and the proposed acquisition of Valley Bank include the opportunities to further expand West One's operations in the Lewiston/Clarkston areas and surrounding areas, realize economies of scale, and expand its customer base. In consummating the Reorganization, West One would be continuing the expansion of its financial services in the northwest region of the United States. West One previously expanded financial operations into Washington with the acquisition of West One-Washington in September 1988 and additional acquisitions in 1989, 1990, 1992, and 1993, as well as the purchase of 38 branches in the Puget Sound area from Security Pacific Bank Washington, N.A. and Security Pacific Savings Bank in 1992; West One also expanded into Utah in 1982 with the acquisition of West One Bank, Utah, and into Oregon in 1983 with the acquisition of West One Bank, Oregon and additional acquisitions in 1991 (West One Bank, Oregon, S.B.) and 1992 (the purchase of three branches from Bank of America Oregon). In addition, West One Bank, Idaho initiated branch services in seven Idaho communities, not previously the site of West One branching, when it acquired Idaho State Bank in January 1994.

VOTE REQUIRED FOR APPROVAL

     Approval of the Plan of Reorganization requires the affirmative vote of the holders, voting in person or by proxy, of at least two-thirds of the issued and outstanding shares of Valley Bank Common Stock. A failure to vote, an absten-tion, or a failure by a broker to vote shares held in street name will have the same legal effect as a vote against the approval of the Plan of Reorganization. See "Plan of Reorganization--Required Vote; Management Recommendation."

     As of April 1, 1994, the directors and executive officers of Valley Bank beneficially owned an aggregate of 77% of the outstanding Valley Bank Common Stock. Gerald D. Wilson, the Chairman and Chief Executive Officer of Valley Bank and each of Valley Bank's directors as a part of the Plan of Reorganization with West One have agreed, in their individual capacities as shareholders, to vote their shares in favor of the Reorganization. That agreement covers an aggregate of 76.5% of the outstanding Valley Bank Common Stock. As a consequence, assuming that these shares are voted at the Special Meeting of Shareholders, approval of the Reorganization is assured. See "Plan of Reorganization--Voting Agreements."

BOARD OF DIRECTORS RECOMMENDATION

     The Board of Directors of Valley Bank unanimously agrees that the Reorganization is in the best interests of the shareholders of Valley Bank and recommends that the shareholders of Valley Bank vote "FOR" approval of the Plan of Reorganization. Valley Bank has not retained an independent financial advisor to render an opinion regarding the fairness to Valley Bank shareholders of the consideration provided in the Reorganization Agreement.

     SHAREHOLDERS OF VALLEY BANK ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

     By resolution dated November 8, 1993, the Board of Directors of Valley Bank authorized the payment by Valley Bank to the officers and directors of Valley Bank listed below of deferred compensation in the event of the sale or merger of Valley Bank as follows: Gerald D. Wilson - $142,500; William G. Edom - $105,000; William E. Simon - $20,000; Gale E. Wilson - $40,000. The resolution authorizing the deferred compensation agreements was made after the Board began investigating the possible sale of Valley Bank, but before any offer was received from West One or any other potential acquirer.

TAX CONSEQUENCES

     The Reorganization will qualify as a nontaxable reorganization under
Section 368(a) of the Internal Revenue Code of 1986. No gain or loss for federal income tax purposes will be recognized by shareholders of Valley Bank upon exchange of their shares for West One Common Stock in the Reorganization, except with respect to cash received in lieu of fractional shares and cash paid to shareholders who perfect their dissenters' rights under Washington law. For a more complete description of the federal income tax consequences of the Reorganization, see "Plan of Reorganization--Tax Consequences."

DISSENTERS' RIGHTS

     Record holders of Valley Bank Common Stock who object to the Reorganization and comply with the prescribed statutory procedures are entitled to have the fair value of their shares determined in accordance with Section 30.49.030-.090 of the Revised Code of Washington, as amended (the "Appraisal Laws") and paid to them in cash in lieu of the shares of West One Common Stock they would otherwise be entitled to receive in the Reorganization. A copy of the pertinent statutory provisions is attached to this Proxy Statement/Prospectus as Appendix A.
FAILURE TO FOLLOW SUCH PROVISIONS PRECISELY MAY RESULT IN A LOSS OF DISSENTERS' RIGHTS. Under the Plan of Reorganization, West One is not obligated to consummate the Plan of Reorganization if the holders of more than 8% of Valley Bank Common Stock exercise and perfect their dissenters' rights. See "Plan of Reorganization--Dissenters' Rights of Valley Bank Shareholders."

OTHER SHAREHOLDER PROVISIONS

     The Articles of Incorporation and Bylaws of West One contain provisions which may be considered to be protective of shareholder interests against hostile or coercive takeover tactics, including staggered terms of office for directors, absence of cumulative voting, and special shareholder vote requirements for certain types of extraordinary corporate transactions. Also, the board of directors of West One in October 1989 adopted a Shareholders' Rights Plan designed to encourage any potential acquiror of West One to negotiate the manner and terms of the transaction with the Board of Directors and to protect shareholders from unsolicited tender offers which do not treat all shareholders in a fair and equal manner, and from other coercive takeover tactics. See "Comparison of West One Common Stock and Valley Bank Common Stock."

REGULATORY APPROVALS

     A condition to consummation of the Reorganization is approval of the Reorganization by the FDIC and the Director. Applications for these approvals have been filed and are expected to be approved, although no assurances may be given as to whether or when such approvals may be received.

CONDITIONS; AMENDMENT; TERMINATION

     In addition to shareholder and regulatory approval, consummation of the Reorganization is contingent upon the receipt of a tax opinion and the satisfaction of a number of other conditions. See "Plan of Reorganization-- Conditions to the Reorganization." Notwithstanding prior shareholder approval, the Plan of Reorganization may be amended by the parties at any time prior to the Effective Date of the Reorganization in any respect that would not prejudice the economic interests of the Valley Bank shareholders.

     The Plan of Reorganization may be terminated and abandoned at any time prior to the Effective Date, notwithstanding approval of the shareholders, as follows: (i) by mutual consent of West One and Valley Bank; (ii) unilaterally, by either party if any of the representations and warranties of the other party was materially incorrect when made; (iii) by either party if the Reorganization has become inadvisable or impracticable by reason of federal or state litigation to restrain or invalidate the Reorganization; or (iv) by either party on or after December 31, 1994, if the Effective Date has not occurred on or before that date.

EFFECTIVE DATE OF THE REORGANIZATION

     It is presently anticipated that if the Plan of Reorganization is approved by the shareholders of Valley Bank, the Reorganization will become effective in the third quarter of 1994. However, there can be no assurance that all condi-tions necessary to the consummation of the Reorganization will be satisfied or, if satisfied, that they will be satisfied in time to permit the Reorganization to become effective at the anticipated time. See "Plan of Reorganization-- Effective Date of the Reorganization."

EXCHANGE OF CERTIFICATES

     Instructions on how to effect the exchange of Valley Bank Common Stock certificates for West One Common Stock certificates will be sent, as promptly as practicable after the Reorganization becomes effective, to each shareholder of record of Valley Bank immediately prior to such Merger. SHAREHOLDERS SHOULD NOT SEND IN STOCK CERTIFICATES UNTIL THEY RECEIVE WRITTEN INSTRUCTIONS TO DO SO.

PRE-ANNOUNCEMENT PRICES

     West One has agreed that holders of all of the outstanding shares of Valley Bank Common Stock will be entitled to receive the Purchase Price of $11,676,250.00 plus Certain Accretions as described herein through the delivery to Valley Bank shareholders shares of West One Common Stock with a value equal to the Purchase Price. The closing sales price for West One Common Stock on the NASDAQ National Market System on March 11, 1994, the last trading day prior to the first public announcement of the Reorganization, was $27.50.

     On July __, 1994, the closing sale price for West One Common Stock was $_____. An equivalent per share price for Valley Bank Common Stock computed by reference to the method described above under "Proposed Reorganization" would result in an exchange ratio of 195.81 shares of West One Common Stock for each share of Valley Bank Common Stock, assuming that the Average Closing Price was $30.48 (because the Plan of Reorganization provides that $30.48 is the highest price permitted in determining the rate of exchange in those cases where the market price of West One Common Stock exceeded $30.48), that the Reorganization had been consummated on July __, 1994, and that the Purchase Price was $12,198,984 inclusive of Certain Accretions. If the Average Closing Price were to equal $______, the market price per share of West One Common Stock on July __, 1994, the equivalent per share price (as calculated above) for Valley Bank Common Stock, assuming consummation of the Plan of Reorganization, would have been $________.

     Valley Bank's common stock is not widely or actively traded and is not listed with a national securities exchange or quoted on any automated quotation system. The common stock trades infrequently and is traded only through private negotiated transactions between individuals. As a result, no established public trading market for Valley Bank's Common Stock presently exists. Reliable information concerning the prices at which Valley Bank's common stock has traded in private negotiated transactions is not publicly available or generally known to Valley Bank or West One. On occasion, Valley Bank has become aware of the trading price of its common stock in private transactions. Information concerning those trading prices has been omitted based on Valley Bank's belief that such prices are not necessarily representative of the market price for its common stock during any particular period. There have been no trades in Valley Bank Common Stock since the Plan of Reorganization was publicly announced on March 14, 1994. See "Stock Prices and Dividends on Valley Bank Common Stock," below.

SELECTED FINANCIAL INFORMATION

     The following table sets forth certain historical financial information for West One and Valley Bank. With respect to pro forma combined financial information for West One giving effect to the Reorganization using the pooling-of-interests method of accounting, see "Information Concerning the Pro Forma Combined Financial Data." The following information is based on the historical financial statements of West One incorporated herein by reference and the Valley Bank financial statements appearing elsewhere herein, and should be read in conjunction with such statements and information and the related notes.


                                   Three Months
                                  Ended March 31                            Year Ended December 31
                              -----------------------   --------------------------------------------------------------
                                 1994         1993         1993         1992         1991         1990         1989
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                    (unaudited)                    (In Thousands, Except Per Share Amounts)
WEST ONE
Earnings
  Net interest income.......  $   80,502   $   69,885   $  303,890   $  238,698   $  197,572   $  175,689   $  155,831
  Provision for loan
    losses..................       3,989        3,092       13,383       14,308       29,680       11,668        7,514
  Net income................      22,915       18,165       83,187       63,372       41,199       44,267       34,988
Per Share
  Primary earnings..........  $      .65   $      .55   $     2.50   $     2.09   $     1.47   $     1.60   $     1.27
  Fully diluted earnings....         .62          .53         2.38         1.98         1.44         1.60         1.26
  Cash dividends declared...         .18           --          .49         .675          .48          .44          .41
  Cash dividends paid.......         .18          .13         .595          .51          .47          .44          .40

Statement of Condition at
  Period End
  Assets....................  $7,813,814   $7,071,202   $7,671,353   $7,133,637   $5,417,199   $4,946,989   $4,760,263
  Deposits..................   6,079,574    5,531,362    5,937,047    5,636,339    4,044,408    3,860,881    3,597,072
  Long-term debt............     115,112      117,208      116,460      117,649      111,881       72,614       71,863
  Shareholders' equity......     639,404      508,941      623,566      489,825      367,048      332,692      298,469

VALLEY BANK
Earnings
  Net interest income.......  $      551   $      620   $    2,326   $    2,299   $    2,036   $    2,008   $    1,784
  Provision for loan
    losses..................          --           30          120          120          120          110           52
  Net income ...............         180          221          763          872          656          678           534
Per Share
  Net income ...............  $    88.08   $   108.33   $   373.29   $   426.52   $   321.14   $   331.82   $   261.02
  Cash dividends declared...          --           --        83.00        56.00        50.00        42.00        40.00
  Cash dividends paid.......       83.00        56.00        56.00        50.00        42.00        40.00        31.50
Statement of Condition at
  Period End
  Assets....................  $   62,339   $   57,311   $   63,631   $   58,846   $   52,613   $   46,933   $   42,016
  Deposits..................      53,463       48,951       54,613       50,544       45,103       39,861       35,550
  Shareholders' equity......       8,523        8,027        8,343        7,750        6,993        6,439        5,847


COMPARATIVE PER SHARE DATA

     The following table sets forth for the periods indicated historical earnings, book values and dividends per share for West One and Valley Bank Common Stock. The following data are based on the historical financial statements of West One incorporated herein by reference and of Valley Bank appearing elsewhere herein and should be read in conjunction with such financial statements and such information and the related notes to each.


                                                 Three Months
                                                Ended March 31                           Year Ended December 31
                                                --------------
                                              1994         1993         1993         1992         1991         1990         1988
                                            --------     --------     --------     --------     --------     --------     --------
PRIMARY EARNINGS PER COMMON SHARE
  West One. . . . . . . . . . . . . . . .  $     .65    $     .55    $    2.50    $    2.09       $ 1.47     $   1.60     $   1.27
  Valley Bank . . . . . . . . . . . . . .      88.08       108.33       373.29       426.52       321.14       331.82       261.02
FULLY DILUTED EARNINGS PER COMMON
  SHARE

  West One. . . . . . . . . . . . . . . .  $     .62    $     .53    $    2.38    $    1.98       $ 1.44     $   1.60     $   1.26
  Valley Bank . . . . . . . . . . . . . .      88.08       108.33       373.29       426.52       321.14       331.82       261.02

BOOK VALUE PER COMMON SHARE
  West One. . . . . . . . . . . . . . . .  $   18.29    $   15.71    $   17.96    $   15.14      $ 13.08     $  12.07     $  10.88
  Valley Bank . . . . . . . . . . . . . .   4,169.89     3,927.42     4,081.82     3,791.76     3,410.47     3,150.09     2,860.69
CASH DIVIDENDS DECLARED PER COMMON SHARE
  West One. . . . . . . . . . . . . . . .  $     .18    $      --    $     .49    $    .675        $ .48     $    .44     $    .41
  Valley Bank . . . . . . . . . . . . . .         --           --        83.00        56.00        50.00        42.00        40.00
CASH DIVIDENDS PAID PER COMMON SHARE

  West One. . . . . . . . . . . . . . . .  $     .18    $     .13    $    .595    $     .51         $.47     $    .44     $    .40
  Valley Bank . . . . . . . . . . . . . .      83.00        56.00        56.00        50.00        42.00        40.00        31.50


(1) While West One is not obligated to pay cash dividends, the Board of Directors presently intends to continue the policy of paying quarterly cash dividends. Future dividends will depend, in part, upon the earnings and financial condition of West One.


UNAUDITED QUARTERLY FINANCIAL DATA

     The following table sets forth selected unaudited quarterly financial data for West One and Valley Bank. The data have been derived in part from, and should be read in conjunction with, the consolidated financial statements and notes thereto, and other financial information with respect to West One and Valley Bank incorporated by reference into or set forth elsewhere in this Prospectus/Proxy Statement, and such data are qualified in their entirety by reference thereto.


                                                                                              Fully Diluted    Cash Dividends
                                       Total Interest    Total Interest                       Earnings per      Declared per
(In thousands, except per share data)      Income            Expense           Net Income           Share             Share
                                       --------------    --------------    --------------    --------------    --------------
WEST ONE
 Quarter ended:
March 31, 1994                               $125,986           $45,484           $22,915              $.62              $.18

December 31, 1993                             127,442            46,713            22,433               .63               .18
September 30, 1993                            126,640            48,169            21,775               .62              .155
June 30, 1993                                 123,823            49,018            20,814               .60              .155
March 31, 1993                                119,420            49,535            18,165               .53                --

December 31, 1992                             121,175            52,116            17,392               .51              .285
September 30, 1992                            108,402            47,050            16,503               .50               .13
June 30, 1992                                 100,830            45,699            15,264               .50               .13
March 31, 1992                                103,381            50,225            14,213               .47               .13

VALLEY BANK
 Quarter ended:
March 31, 1994                                   $901              $350              $180           $ 88.08                --

December 31, 1993                                 914               354               109             53.18            $83.00
September 30, 1993                                906               334               184             89.99                --
June 30, 1993                                     925               351               249            121.79                --
March 31, 1993                                    981               361               221            108.33                --

December 31, 1992                                 983               389               263            130.26             56.00
September 30, 1992                                963               391               207             99.99                --
June 30, 1992                                     978               395               216            105.20                --
March 31, 1992                                    974               424               186             91.07                --


Equivalent Per Common Share Data

     The following table sets forth selected, unaudited per common share data for Valley Bank and West One as previously reported and pro forma per share data for the same periods prepared as if: (a) both entities had been combined on a pooling-of-interests accounting basis during the periods presented and (b) 2,044 shares of Valley Bank Common Stock had been exchanged for 400,229 shares of West One Stock on the basis of a closing price of West One Stock of $30.48 per share and assuming Certain Accretions (as defined herein) of $523,000 as of May 31, 1994.


                                                Valley Bank                    West One
                                          -----------------------       -----------------------
                                                       Pro Forma                      Pro Forma
                                          Reported     Equivalent       Reported      Combined
                                          --------     ----------       --------      ---------
Book value per share share at:
  March 31, 1994                         $4,169.89      $3,587.13         $18.29         $18.32
  December 31, 1993                       4,081.82       3,523.23          17.96          17.99
Cash dividends per share declared
  for the periods ended:
  March 31, 1994                         $      --      $   34.85         $  .18         $  .18
  December 31, 1993                          83.00          95.80            .49            .49
  December 31, 1992                          56.00         131.24           .675            .67
  December 31, 1991                          50.00          93.37            .48            .48
Cash dividends per share paid
  for the periods ended:
  March 31, 1994                         $   83.00      $   35.79         $  .18         $  .18
  December 31, 1993                          56.00         115.82           .595            .59
  December 31, 1992                          50.00          99.25            .51            .51
  December 31, 1991                          42.00          91.33            .47            .47
Primary earnings per share for
  the periods ended:
  March 31, 1994                         $   88.08      $  126.41         $  .65         $  .65
  December 31, 1993                         373.29         487.89           2.50           2.49
  December 31, 1992                         426.52         409.17           2.09           2.09
  December 31, 1991                         321.14         287.40           1.47           1.47
Fully diluted earnings per share
  for the periods ended:
  March 31, 1994                         $   88.08      $  120.48         $  .62         $  .62
  December 31, 1993                         373.29         464.10           2.38           2.37
  December 31, 1992                         426.52         388.95           1.98           1.99
  December 31, 1991                         321.14         281.95           1.44           1.44


                             VALLEY COMMERCIAL BANK
                                       and
                                WEST ONE BANCORP
                              ____________________

                           PROXY STATEMENT/PROSPECTUS
                                       for
                   Special Meeting of Valley Bank Shareholders
                                  to be held on
                                 ________, 1994


                                  INTRODUCTION

     This Proxy Statement/Prospectus is furnished in connection with the solicitation by the Board of Directors of Valley Commercial Bank ("Valley Bank") of proxies to be voted at the Special Meeting of Shareholders of Valley Bank to be held on ________, 1994 and at any adjournment or adjournments thereof. The Special Meeting will be held at __ a.m., local time, at 615 Sixth Street, Clarkston, Washington. The approximate date on which this Proxy Statement/Prospectus will first be mailed to the shareholders of Valley Bank is ___________, 1994.

RECORD DATE; VOTING RIGHTS

     The Board of Directors of Valley Bank has fixed the close of business on __________, 1994 as the record date for determining the shareholders of Valley Bank entitled to notice of and to vote at the Special Meeting. At that date, 2,044 shares of Common Stock, $100 par value, of Valley Bank ("Valley Bank Common Stock") were outstanding, held by approximately 53 shareholders of record. Each such share of Valley Bank Common Stock entitles its holder of record at the close of business on the record date to one vote on each matter properly submitted to the shareholders for action at the Special Meeting. Valley Bank has no other outstanding class of capital stock.

PURPOSE OF THE SPECIAL MEETING

     At the Special Meeting, the shareholders of Valley Bank will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Reorganization (the "Plan of Reorganization") dated as of March 7, 1994 among Valley Bank, West One Bancorp ("West One"), and West One Bank, Washington ("West One-Washington"). Upon consummation of the Reorganization, all outstanding shares of Valley Bank Common Stock will be cancelled and each outstanding share of Valley Bank Common Stock (other than shares subject to dissenters' rights) will be converted into the right to receive shares of West One Common Stock in accordance with the formula described below, with cash to be paid in lieu of any fractional shares. Upon the Effective Date, each holder of Valley Bank Common Stock will be entitled to receive, in exchange for each share of Valley Bank Common Stock held by him, that number of shares of West One Common Stock calculated by dividing the Purchase Price (which is equal to the sum of (a) $11,676,250; (b) the net undistributed income of Valley Bank between October 1, 1993 and the close of business on the last day of the calendar month preceding the Effective Date, less any undistributed income (but not net of any undistributed loss) derived from activities or transactions which are not normal and recurring bank operations; and (c) the amount by which the reserve for possible loan and lease losses on the books at Valley Bank at the close of business on the last day of the calendar month preceding the Effective Date, as determined in accordance with generally accepted accounting principles, exceeds
1.5 percent of the loan and lease portfolio of Valley Bank at that time on that date (the foregoing items (b) and (c) being hereafter referred to as "Certain Accretions")) by the Average Closing Price, and by further dividing the number so reached by the total number of shares of Valley Bank Common Stock issued and outstanding on the Effective Date of the Plan of Reorganization. At July __, 1994, the closing price of West One Common Stock quoted on NASDAQ was $_____ per share and 2,044 shares of Valley Bank Common Stock were issued and outstanding. If the Plan of Reorganization had been consummated on that date, holders of Valley Bank Common Stock would have received 195.81 shares of West One Common Stock for each share of Valley Bank Common Stock, assuming that the Average Closing Price was $30.48 (the highest price permitted by the Plan of Reorganization in those cases where the market price of West One Common Stock exceeded $30.48) and assuming that Certain Accretions equalled $522,734 as of June 30, 1994. This exchange on the basis of the foregoing assumptions and on the further basis of the market price of West One Common Stock being $_____ per share on July ___, 1994, would equate to a value of $5,968.19 for each share of Valley Bank Common Stock if the exchange were consummated as of such date.

     THE BOARD OF DIRECTORS OF VALLEY BANK IS UNANIMOUS IN ITS BELIEF THAT THE REORGANIZATION IS IN THE BEST INTERESTS OF THE SHAREHOLDERS OF VALLEY BANK AND RECOMMENDS THAT VALLEY BANK SHAREHOLDERS VOTE TO APPROVE THE PLAN OF REORGANIZATION.

VOTING AND REVOCATION OF PROXIES

     All properly executed proxies not theretofore revoked will be voted at the Special Meeting or any adjournments thereof in accordance with the instructions thereon. Valley Bank proxies containing no voting instructions will be voted in favor of approval of the Plan of Reorganization. As to any other matter brought before the Special Meeting and submitted to a shareholder vote, proxies will be voted in accordance with the judgment of the proxyholders named thereon.

     A shareholder who has executed and returned a proxy may revoke it at any time before it is voted by filing with the Secretary of Valley Bank written notice of such revocation or a later dated proxy or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not, of itself, constitute a revocation of a proxy.

SOLICITATION OF PROXIES

     In addition to solicitation by mail, directors, officers and employees of Valley Bank may solicit proxies from the shareholders of Valley Bank in person or by telephone or otherwise for no additional compensation. Custodians will be requested to forward proxy soliciting materials to beneficial owners of shares held of record by them and will be reimbursed for their reasonable expenses. Further, Valley Bank will bear its own expenses in connection with the printing and solicitation of proxies for the Special Meeting.

                             PLAN OF REORGANIZATION

     This section of the Proxy Statement/Prospectus describes certain of the more important aspects of the Plan of Reorganization. The following description does not purport to be complete and is qualified in its entirety by reference to the Plan of Reorganization. The Plan of Reorganization has been filed with the SEC as an exhibit to the Registration Statement. The Plan of Reorganization is incorporated in this Proxy Statement/Prospectus by reference to such filing and is available upon request. See "Available Information."

THE REORGANIZATION

     The Plan of Reorganization provides for the merger of Valley Bank with and into West One-Washington, with West One-Washington being the surviving corporation. Upon consummation of the merger, the franchise of Valley Bank as a banking corporation will automatically terminate, and West One-Washington will thereafter be considered the same corporate entity as Valley Bank and West One-Washington combined, and will continue to be known as West One-Washington. West One-Washington will continue as a direct wholly-owned subsidiary of West One. West One is a bank holding company incorporated in Idaho. The principal subsidiaries of West One are West One Bank, Idaho, with 87 branch locations in Idaho; West One Bank, Oregon with 45 branch locations in Oregon; West One Bank, Utah, with 24 branch locations in Utah; and West One-Washington, with 53 branch locations in Washington. Valley Bank conducts its commercial banking business through two branch locations.

     Upon consummation of the Reorganization, the shareholders of Valley Bank will automatically cease to own their shares of Valley Bank Common Stock and will become shareholders of West One upon surrender of their Valley Bank stock certificates after the Effective Date. The 2,044 outstanding shares of Valley Bank Common Stock (other than shares with respect to which dissenters' rights are perfected) will be converted into the right to receive that number of shares of West One Common Stock equal to the Purchase Price (that is, $11,676,250, plus Certain Accretions), as determined on the Effective Date of the Reorganization. See "Conversion of Valley Bank Shares."

BACKGROUND OF AND REASONS FOR THE REORGANIZATION

     VALLEY BANK. In September, 1993, the board of directors of Valley Bank discussed the question of whether or not the board should authorize its Chairman, Mr. Gerald Wilson, to investigate a possible sale of that bank in a tax-free transaction. Mr. Wilson had sustained a severe physical impairment which had made it difficult for him to continue with the management of Valley Bank on a full-time basis. Moreover, because of Mr. Wilson's age and the ages of certain of the other Valley Bank directors, and also as a means of achieving a greater degree of liquidity for Valley Bank's shareholders, it was concluded that Mr. Gerald Wilson and his son, Mr. Gale Wilson, should be authorized to investigate a possible sale of Valley Bank. These two individuals were also authorized by the board of directors of Valley Bank to retain whatever financial and legal assistance they might need in connection with such endeavor.

     In late September, 1993, Mr. Gerald Wilson and Mr. Gale Wilson contacted Mr. Robert L. Montgomery, a former banker and businessman then living in Boise, Idaho. The purpose of this call was to determine whether Mr. Montgomery would be willing to act as a financial consultant to Valley Bank in connection with a possible sale of that bank. Mr. Montgomery has had a long career as an Idaho banking executive and possessed the background and qualifications required to act as an advisor to Valley Bank.

     Mr. Gerald Wilson informed Mr. Montgomery that in 1991, West One Bancorp ("West One") had submitted a proposal to him for the possible purchase of Valley Bank and that negotiations had begun at that time, and that these negotiations included a draft letter of intent that had been submitted to the board of directors of Valley Bank for discussion purposes. At approximately that same time, Mr. Gerald Wilson suffered a stroke and the resulting physical impairment made it impossible for him to continue with further negotiations. Mr. Wilson indicated to Mr. Montgomery that he felt West One might still be interested in making a proposal to acquire Valley Bank. Mr. Wilson, therefore, asked Mr. Montgomery to contact West One for the purpose of discussing a possible sale of Valley Bank. He also authorized Mr. Montgomery to contact the principal officers of other large banks with a major presence in Washington to determine if those financial institutions would want to submit a proposal to purchase Valley Bank. Following preliminary discussions, two banks indicated that they would be interested in reviewing pertinent financial information relative to Valley Bank, and in possibly submitting a proposal for the purchase of that bank's stock.

     In October, 1993, Mr. Montgomery met with Mr. Gerald Wilson and Mr. Gale Wilson to establish the parameters to be followed by Mr. Montgomery in the discussions he would undertake with each of the three potential purchasers of Valley Bank. The principal concern of the members of the Valley Bank board was that the sale qualify for tax-free exchange treatment. Additionally, it was determined that Mr. Montgomery should indicate to each of the prospective purchasers of Valley Bank that the offer each bank might make should include a provision to the effect that the earnings of Valley Bank from the date of the agreement to the date of closing should be added to the agreed upon purchase price, and that Mr. Montgomery should also indicate that the purchase price was to be increased by the amount, if any, by which Valley Bank's loan loss reserve exceeded 1.5% of the loans outstanding at the time of closing.

     In November, 1993, Mr. Gale Wilson and Mr. Robert Montgomery met with the president of one of the other interested banks and with the President of West One for the purpose of defining the required terms and conditions of the sale of the common stock of Valley Bank. Each party was informed that their respective bids should be submitted to Valley Bank within thirty days. Another of the interested banks, after examining the financial information and after preparing a preliminary proposal, determined that it did not wish to submit an offer to purchase Valley Bank.

     Still later, in early December, 1993, Mr. Montgomery met with Mr. Gerald Wilson and Mr. Gale Wilson to review the proposals which had been submitted by West One Bancorp and the remaining interested bank. After examining and comparing the two bids, the three of them concluded that further discussion would be required before a final recommendation could be made to the board of Valley Bank. It was decided, however, that for the time being the negotiations should continue only with West One, as the proposal submitted by it appeared to be preferable. At this meeting it was also decided that Valley Bank should retain the services of Scott B. Lukins, Esq. of Spokane, Washington, to represent Valley

Bank in connection with the final contract negotiations and the preparation of an agreement of merger.

     Thereafter, in late January, 1994, Mr. Montgomery and Mr. Lukins met with Mr. Gale Wilson and Mr. Gerald Wilson at Valley Bank for the purpose of reviewing the proposal that had been received from West One and also to develop the strategy to be followed in further negotiations with West One.

     Still later, on February 10, 1994, Mr. Gale Wilson, Mr. Scott Lukins, and Mr. Montgomery met in Boise, Idaho, with Mr. D. Michael Jones, President of West One and with Mr. Dwight V. Board, Senior Vice President and General Counsel of West One. At the conclusion of this meeting, it was agreed that counsel for West One should prepare a second draft of the agreement and that this agreement would then be submitted to Mr. Lukins and to the board of directors of Valley Bank, for their approval.

     On March 7, 1994, Mr. Jones traveled to Clarkston to meet with the executive committee of Valley Bank and to consummate the signing of the agreement of merger. Prior thereto, on March 3, 1994, the board of directors of Valley Bank had adopted, by unanimous consent, resolutions authorizing
Mr. Gerald Wilson to execute the merger agreement on behalf of Valley Bank. The merger agreement was signed by each Mr. Wilson on March 8, 1994, with an original thereof mailed to Mr. Jones on that date.

     VALLEY BANK. The board of directors of Valley Bank believes that the merger of Valley Bank into West One-Washington in exchange for West One Common Stock is in the best interests of shareholders, employees, customers and the community served by Valley Bank. In management's opinion, the Reorganization will provide substantial additional financial support for the growth of Valley Bank's business. In order to meet competition from other larger banks, Valley Bank would be required to expand the services and credit facilities beyond those presently offered to its customers. Valley Bank's management foresees substantial new competition among financial institutions and their competitors in the Lewiston (Idaho)/Clarkston (Washington) area and surrounding areas, and believes that the proposed merger with West One-Washington offers Valley Bank's shareholders the best possible method of realizing the value of their investment in Valley Bank and continuing to offer Valley Bank's customers and the community the deposit, lending, financing, and other banking services they will require in the future. The contemplated merger is expected to increase Valley Bank's lending limit, which will enable it to attract customers which can now be served only by larger institutions with greater lending limits. See "Plan of Reorganization--Background of and Reasons for the Reorganization" for a description of the factors considered by Valley Bank's board of directors in determining to recommend the reorganization to shareholders for their approval. Valley Bank's Board of Directors believes that the merger with West One will realize substantial value for Valley Bank's shareholders and allow them the option of realizing a significant return on their original investment and continue to participate in the development of banking in Washington and Idaho and in the Pacific Northwest by holding the West One Common Stock they will receive in the Reorganization. Additionally, since Valley Bank Common Stock is not publicly traded and there is no established market for Valley Bank's stock, the Reorganization will also provide Valley Bank's shareholders liquidity for their investment.

     WEST ONE. The business of commercial banking has changed dramatically in recent years. Many legal barriers restricting the boundaries and activities of banks and bank holding companies have been curtailed or eliminated. Through its acquisition of Valley Bank, West One will expand its operations in the Lewiston/Clarkston area and surrounding areas, enlarge its customer base and realize economies of scale. This will result in an expansion of the banking services that West One will be able to provide its customers.

     In consummating this transaction, West One will continue the expansion of its financial operations in the Pacific Northwest. West One previously acquired West One-Washington in 1988, and made some smaller acquisitions in 1989 and 1990, a large acquisition of 38 branches in the Puget Sound area from Security Pacific Bank Washington, and from Security Pacific Savings Bank in 1992, the acquistion of Yakima Valley Bank, also in 1992, and of Ben Franklin National Bank in 1993. West One also expanded into Utah in 1982 through the acquisition of West One Bank, Utah, and into Oregon in 1983 with the acquisition of West One Bank, Oregon and additional acquisitions in 1991 (West One Bank, Oregon, S.B.), 1992 (three branches purchased from Bank of America Oregon) and 1994 (ten Far West Federal Savings Bank branches from the Resolution Trust Corporation). In addition, West One Bank, Idaho initiated branch services in seven Idaho communities, not previously the site of West One branching, when it acquired Idaho State Bank in January 1994.

VOTING AGREEMENTS

     In connection with the Plan of Reorganization, Gerald D. Wilson, the Chairman and Chief Executive Officer of Valley Bank, and each of Valley Bank's directors, whose common share holdings aggregate 76.5% of the outstanding Valley Bank Common Stock, have agreed with West One, in their capacities as shareholders, to vote their shares in favor of the Plan of Reorganization, and Mr. Wilson has agreed to use his best efforts to cause any other shares over which he has voting power to be voted in favor of the Plan of Reorganization. Mr. Wilson, who owns approximately 62% of the outstanding Valley Bank Common Stock, has also agreed until the earlier of the consummation of the Reorganization or the termination of the Plan of Reorganization, not to vote his shares in favor of any other acquisition transaction or to cause his shares to be sold pursuant to any tender offer, exchange offer or similar proposal by a person other than West One or to any person who is seeking to gain control over Valley Bank or to any person who does not agree to be bound by similar restrictions.

     The voting agreements are applicable to Mr. Wilson and Valley Bank's directors only in their capacity as shareholders and do not legally affect the exercise of their respective responsibilities as a Chairman and Chief Executive Officer, or Directors of Valley Bank. Mr. Wilson's agreement does not apply to any shares of Valley Bank Common Stock held by him as a trustee or fiduciary for another.

     The form of the voting agreements has been filed with the SEC as an exhibit to the Registration Statement and is incorporated herein by reference. The foregoing summary of the agreements is qualified in its entirety by reference to such filing.

QUORUM; REQUIRED VOTE; MANAGEMENT RECOMMENDATION

     Valley Bank's Bylaws provide that the presence at the meeting in person or by proxy of holders of a majority of the outstanding voting stock is necessary to constitute a quorum for the conduct of business. If a shareholder returns a proxy indicating abstention, or a broker indicates on a proxy either abstention or that it does not have discretionary authority to vote certain shares, those shares will not be considered as votes cast with respect to a particular matter, but will be counted in the number of shares present in person or represented by proxy for purposes of determining whether a quorum is present and for all other matters relating to shares in attendance. Under Washington law, approval of the Plan of Reorganization requires the affirmative votes of the holders, voting in person or by proxy, of at least two-thirds of the outstanding shares of Valley Bank Common Stock at the Special Meeting by the holders of Valley Bank Common Stock. A failure to vote, an abstention, or a broker's non-vote or failure to vote shares held in street name will have the same legal effect as a vote against approval of the Plan of Reorganization. Valley Bank has not retained an independent financial adviser to evaluate the Plan of Reorganization and the adequacy of the consideration to be paid to Valley Bank shareholders, nor has a financial adviser been retained to render an opinion regarding the fairness to Valley Bank shareholders of the consideration provided in the Plan of Reorganization. THE BOARD OF DIRECTORS OF VALLEY BANK UNANIMOUSLY RECOMMENDS THAT VALLEY BANK SHAREHOLDERS VOTE "FOR" APPROVAL OF THE PLAN OF REORGANIZATION. As stated in the previous section "Voting Agreements," Mr. Wilson, Valley Bank's chairman and chief executive officer, and each of Valley Bank's directors, whose common stock holdings aggregate 76.5% of Valley Bank's outstanding common stock, have agreed to vote their shares in favor of the Plan of Reorganization. As a consequence, assuming that these shares are voted at the Special Meeting of Shareholders, approval of the Reorganization is assured.

CONVERSION OF VALLEY BANK SHARES

     EXCHANGE FORMULA. According to the valuation formula set forth in the Plan of Reorganization, the total number of shares of West One Common Stock to be received by each Valley Bank shareholder will not be determined until the twentieth trading day preceding the Effective Date of the Reorganization. The number of shares of West One Common Stock to be received by each Valley Bank shareholder is based upon the actual average trading prices of West One Common Stock as reported on NASDAQ over the ten consecutive trading days ending on the twentieth trading day preceding the Effective Date, subject to an overriding upward and downward limit of $30.48 and $22.52, respectively, on the average trading price of West One Common Stock. Each holder of shares of Valley Bank Common Stock will be entitled to receive, in exchange for each share of Valley Bank Common Stock held of record by such shareholder as of the Effective Date, that number of shares of West One Common Stock calculated by dividing the Purchase Price ($11,676,250 plus Certain Accretions) by the Average Closing Price, and by further dividing the number so reached by the number of shares of Valley Bank Common Stock that shall be issued and outstanding at the Effective Date.

     On July __, 1994, the closing sale price for West One Common Stock reported on the NASDAQ National Market System was $_______. Assuming on that date that a total of 2,044 shares of Valley Bank Common Stock were outstanding, that Certain Accretions equaled $______ as of June 30, 1994, and that the Average

Closing Price was $30.48 (the highest price permitted by the Plan of Reorganization in those cases where the market price of West One Common Stock exceeded $30.48), then each share of Valley Bank Common Stock would be exchangeable for 195.81 shares of West One Common Stock, excluding any shares for which dissenters' rights were perfected. In view of the method of calculating the Average Closing Price, it is not possible at the date of this Proxy Statement/Prospectus to stipulate the rate of exchange at the Effective Date.

     SURRENDER OF CERTIFICATES. As promptly as practicable after the Effective Date of the Reorganization, West One Bank, Idaho ("West One-Idaho"), the exchange agent designated by Valley Bank and West One in the Plan of Reorganization, will send to each shareholder of record of Valley Bank Common Stock immediately prior to the Reorganization a letter of transmittal and instructions as to how to effect the exchange of their certificate or certificates of Valley Bank Common Stock for certificates representing the shares of West One Common Stock into which their shares have been converted. VALLEY BANK SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE SUCH WRITTEN INSTRUCTIONS. However, certificates should be surrendered promptly after instructions to do so are received.

     Any dividends declared on West One Common Stock with a record date after the Effective Date of the Reorganization will apply to all whole shares of West One Common Stock into which shares of Valley Bank Common Stock have been converted in the Reorganization. However, no former Valley Bank shareholder will be entitled to receive any such dividend until such shareholder's Valley Bank Common Stock certificates have been surrendered for exchange as provided in the letter of transmittal (and will receive no interest thereon). Upon such surrender, the shareholder will be entitled to receive all such dividends payable on the whole shares of West One Common Stock represented by the surrendered certificate or certificates (without interest thereon and less the amount of taxes, if any, which may have in fact been imposed or paid thereon).

     PAYMENT FOR FRACTIONAL SHARES. No fractional shares of West One Common Stock will be issued in connection with the Reorganization. Instead, each Valley Bank shareholder who surrenders for exchange Valley Bank Common Stock certificates representing a fraction of a share of West One Common Stock will be entitled to receive, in addition to a certificate for the whole shares of West One Common Stock represented by the surrendered certificates, cash in an amount equal to such fractional part of a share multiplied by the Average Closing Price of West One Common Stock.

     UNEXCHANGED CERTIFICATES. On the Effective Date of the Reorganization, the stock transfer books of Valley Bank will be closed, and no further transfers of Valley Bank Common Stock will be permitted or recognized. Certificates for Valley Bank Common Stock not surrendered for exchange will entitle the holder to receive, upon surrender as provided in the letter of transmittal, only a certificate for the whole shares of West One Common Stock represented by such certificates, plus payment of any amount for a fractional share or dividends to which such holder is entitled as outlined above, and without any interest thereon.

     ADJUSTMENT OF EXCHANGE FORMULA. The Plan of Reorganization contains provisions for the proportionate adjustment of the exchange ratio in the event of a stock dividend, stock split, reclassification or similar event involving the

West One Common Stock or the Valley Bank Common Stock which occurs prior to the Reorganization. Nevertheless, the Purchase Price is fixed at $11,676,250 plus Certain Accretions and will not be adjusted. Neither West One nor Valley Bank anticipates declaring any stock dividend, stock split, or reclassification prior to the Effective Date.

TAX CONSEQUENCES

     The Plan of Reorganization requires as a condition to the Reorganization that it shall have been determined to the reasonable satisfaction of West One and Valley Bank that the Reorganization will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). The following summarizes the tax opinion rendered by Coopers & Lybrand regarding the federal tax consequences of the Reorganization.

     No gain or loss for federal income tax purposes will be recognized by shareholders of Valley Bank on the exchange of their shares for whole shares of West One Common Stock. However, gain or loss will be recognized by Valley Bank shareholders upon the receipt of cash in payment for a fractional share. To compute the amount, if any, of such gain or loss, the cost or other basis of the Valley Bank Common Stock exchanged must be allocated proportionately to the total number of shares of West One Common Stock received, including any fractional share interest. Gain or loss will be recognized measured by the difference between the cash received and the basis of the fractional share interest as so allocated. Under the Code, any such gain or loss will be entitled to capital gain or loss treatment if the Valley Bank Common Stock was a capital asset in the hands of the shareholder.

     If a Valley Bank shareholder exercises dissenters' rights and receives cash in exchange for his Valley Bank Common Stock, the cash will generally be treated as received by the shareholder as a distribution in redemption of the Valley Bank Common Stock subject to the provisions and limitations of the Code. Cash received by a dissenting Valley Bank shareholder will be taxed as if the dissenter's shares had been sold to Valley Bank for the cash received and will generally be entitled to capital gain or loss treatment under the Code, provided the shares are a capital asset in the hands of the shareholder. Valley Bank shareholders should consult with their own tax advisors as to the federal, state and local tax consequences of exercising dissenters' rights.

     If any shares of West One Common Stock received in the Reorganization are subsequently sold, gain or loss on the sale should be computed by allocating the cost or other basis of the Valley Bank Common Stock exchanged in the Reorganization to the shares sold. The holding period for the shares of West One Common Stock received in the Reorganization will include the holding period for the shares of Valley Bank Common Stock exchanged in determining, for example, whether any such gain or loss is a long-term or short-term capital gain or loss.

     The foregoing is intended only as a summary of certain federal income tax consequences of the Reorganization under existing law and regulations, as presently interpreted by judicial decisions and administrative rulings, all of which are subject to change without notice and any such change might be retroactively applied to the Reorganization. Among other things, neither the summary nor the tax opinion addresses state income tax consequences, local taxes, or the federal or state income tax considerations that may affect the treatment of a shareholder who acquired his Valley Bank Common Stock pursuant to an employee stock option or other special circumstances. Accordingly, Valley Bank shareholders must consult their own tax advisors for specific advice concerning their own tax situations, potential changes in the applicable tax law and all federal, state and local tax matters in connection with the Reorganization.

     A copy of the tax opinion rendered by Coopers & Lybrand as to the material federal income tax consequences relating to the Reorganization is attached as Appendix B hereto.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

     By resolution dated November 8, 1993, the Board of Directors of Valley Bank authorized the payment by Valley Bank to the officers and directors of Valley Bank listed below of deferred compensation in the event of the sale or merger of Valley Bank as follows: Gerald D. Wilson - $142,500; William G. Edom - $105,000; William E. Simon - $20,000; Gale E. Wilson - $40,000. The resolution authorizing the deferred compensation agreements was made after the Board began investigating the possible sale of Valley Bank, but before any offer was received from West One or any other potential acquiror.

CONDUCT OF BUSINESS PENDING THE REORGANIZATION

     The Plan of Reorganization contains covenants, representations and warranties by Valley Bank as to matters which are typical in transactions similar to the Reorganization.

     Valley Bank has agreed that it will not, prior to the Effective Date, without West One's prior written consent: (i) declare or pay cash dividends or property dividends, with the exception of customary cash dividends to holders of the common stock of Valley Bank, in a manner at all times consistent with the past practice of Valley Bank, and not to exceed $37.50 per calendar quarter per share from the date of the Plan of Reorganization through the Effective Date, such dividends to be declared and paid, if at all, at three-month intervals beginning in April, 1994; (ii) declare or distribute any stock dividend, authorize a stock split, or authorize, issue or make any distribution of its capital stock or any other securities, or grant any options to acquire such additional securities; (iii) merge into, consolidate with, or sell its assets to any other corporation or person, or enter into any other transaction or agree to effect any other transaction not in the ordinary course of its business except as explicitly contemplated in the Plan of Reorganization, or engage in any discussions concerning such a possible transaction except as explicitly contemplated in the Plan of Reorganization; (iv) convert the charter or form of entity of Valley Bank from that of a banking corporation chartered by the State of Washington to any other charter or form of entity; (v) make any direct or indirect redemption, purchase, or other acquisition of any of its capital stock;
(vi) incur any liability or obligation, make any commitment or disbursement, acquire or dispose of any property or asset, make any contract or agreement, or engage in any transaction, except in the ordinary course of its business; (vii) other than in the ordinary course of business, subject any of its properties or assets to any lien, claim, charge, option, or encumbrance; (viii) except for increases in the ordinary course of business in accordance with past practices, not to exceed 6 percent per annum of the aggregate payroll as of October 1, 1993, increase the rate of compensation of any employee or enter into any agreement to increase the rate of compensation of any employee; (ix) create or modify any pension or profit sharing plan, bonus, deferred compensation, death benefit, or retirement plan, or the level of benefits under any such plan, nor increase or decrease any severance or termination pay benefit or any other fringe benefit; nor (x) enter into any employment or personal services contract with any person or firm, including without limitation any contract, agreement, or arrangement, except contracts, agreements, or arrangements for legal services entered into directly to facilitate the transactions contemplated by the Plan of Reorganization.

     Valley Bank has also agreed to carry on its business and manage its assets and property diligently in the same manner as it has previously done and to use its best efforts to preserve its business organization. Pending completion of the Reorganization or termination of the Plan of Reorganization, Valley Bank has agreed to provide West One with certain information and reports and access to other information.

CONDITIONS TO THE REORGANIZATION

     The obligations of Valley Bank and West One to consummate the Reorganization are subject to, among other things, the satisfaction of the following conditions: (i) the shareholders of Valley Bank shall have approved the Plan of Reorganization; (ii) Valley Bank and West One shall have received all relevant orders, consents and approvals from all requisite governmental authorities for the completion of the Reorganization; (iii) there shall be an absence of certain litigation, as specified in the Plan of Reorganization; (iv) it shall have been determined to the satisfaction of West One that the Reorganization will be treated for accounting purposes as a "pooling of interests" in accordance with APB Opinion No. 16, and West One shall have received a letter to this effect from Coopers & Lybrand; (v) the registration statement filed by West One pursuant to the Securities Act in connection with the registration of the shares of West One Common Stock to be used as consideration in connection with the Reorganization shall have become effective under the Securities Act, and West One shall have received all required state securities laws ("Blue Sky") permits and other required authorizations or confirmations of the availability of exemption from registration requirements necessary to issue West One Common Stock in the Reorganization, and neither the registration statement nor any such required permit, authorization or confirmation shall be subject to a stop-order or threatened stop-order by the SEC or any state securities authority; (vi) Valley Bank and West One shall have determined that the Reorganization shall qualify as a tax free reorganization under the Code and the regulations and rulings promulgated thereunder; and (vii) there shall be no adverse legislation or government regulation which would make the transaction impossible or which would materially and adversely affect the economic assumptions of the transactions contemplated by the Plan of Reorganization or the business of West One and Valley Bank or which would otherwise materially impair the value of Valley Bank to West One.

     The obligations of West One to consummate the Reorganization are subject to satisfaction or waiver of certain additional conditions, including: (i) the shareholders of Valley Bank shall have authorized the Plan of Reorganization, and dissenters' rights shall have been exercised and perfected by owners of not more than 8% of the outstanding shares of Valley Bank Common Stock; (ii) all representations and warranties made by Valley Bank in the Plan of Reorganization shall be true in all material respects on the Effective Date and Valley Bank shall have performed in all material respects all its obligations under the Plan of Reorganization; (iii) Lukins & Annis, P.S., special counsel to Valley Bank, shall have rendered a legal opinion to West One in form and substance satisfactory to West One; (iv) litigation counsel to Valley Bank shall have delivered an opinion to the effect that any litigation to which Valley Bank is a party would not in the aggregate have a material adverse effect on the financial condition or results of operations of Valley Bank; (v) Valley Bank shall have delivered to West One all regulatory authorizations entitling Valley Bank to operate its branch offices as branch offices; (vi) during the period from December 31, 1993 to the Effective Date, there shall be no material adverse change in the financial position or results of operations, properties, liabilities or businesses of Valley Bank; (vii) on the Effective Date the net worth of Valley Bank shall not be less than $8,400,000; (viii) on the Effective Date the aggregate book value of loans on the financial statements of Valley Bank which are subject to adverse classification as "substandard," "doubtful," or "loss" under regulatory policies promulgated by the Federal Financial Institutions Examination Council ("FFIEC") or its member agencies shall not exceed $3,000,000, those subject to being listed as "doubtful" or "loss" under such policies shall not exceed $500,000, and those classified as "nonperforming" shall not exceed $1,000,000; and (ix) West One shall have received from each interested person (as set forth in "Interests of Certain Persons in the Transaction," above) an unrestricted and unconditional release of all claims such person has or may have against Valley Bank.

     The obligations of Valley Bank to consummate the Reorganization are subject to the satisfaction or waiver of certain additional conditions, including: (i) all representations and warranties made by West One in the Plan of Reorganization shall be true in all material respects on the Effective Date and West One shall have performed in all material respects all its obligations under the Plan of Reorganization; (ii) receipt of a legal opinion of Metzger, Hollis, Gordon & Mortimer, special counsel to West One, satisfactory to Valley Bank; and
(iii) during the period from December 31, 1993 to the Effective Date, there shall be no material adverse change in the financial position or results of operations, properties, liabilities or business of West One.

REPRESENTATIONS AND WARRANTIES

     The representations and warranties of West One, West One-Washington and Valley Bank contained in the Plan of Reorganization relate, among other things, to the organization and good standing of West One, West One-Washington and Valley Bank; the capitalization of West One, West One-Washington and Valley Bank; the authorization by West One, West One-Washington and Valley Bank of the Plan of Reorganization and the absence of conflict with laws or other agreements; the accuracy and completeness of the financial statements and other information furnished to the other party; the absence of material adverse changes since December 31, 1993; the absence of undisclosed liabilities; and compliance with laws and their respective charter documents and bylaws. Valley Bank has additionally warranted that its reserve for possible loan and lease losses is not less than 1.5% of the loan and lease portfolio of Valley Bank; that its reserve for possible loan and lease losses as of December 31, 1993, was adequate to absorb reasonably anticipated losses in the consolidated loan and lease portfolios in view of the size and character of such portfolios, current economic conditions, and other pertinent factors; and that no facts have come to Valley

Bank's attention which would cause Valley Bank to restate by more than $50,000 the level of its reserve for possible loan and lease losses.

     West One has additionally warranted that there are no facts known to it which might materially adversely affect its business, assets, liabilities, financial condition, results of operations or prospects which have not been disclosed to Valley Bank.

     The representations, warranties and covenants of each party contained in the Plan of Reorganization will survive the consummation of the Reorganization.

AMENDMENT AND WAIVER

     Notwithstanding prior approval by the shareholders of Valley Bank, the Plan of Reorganization may be amended in any respect by written agreement between the parties, except that after such shareholder approval no amendment may prejudice the economic interests of the shareholders of Valley Bank. West One or Valley Bank may also (i) extend the time for performance of any of the obligations of the other; (ii) waive any inaccuracies in the representations and warranties of the other; (iii) waive compliance by the other with any of its obligations under the Plan of Reorganization; and (iv) waive any condition precedent to its obligations under the Plan of Reorganization other than approval of the Plan of Reorganization by the shareholders of Valley Bank, governmental regulatory approvals required to consummate the Reorganization, and securities registration requirements incident to the issuance of West One Common Stock in the Reorganization.

AUTHORIZED TERMINATION AND DAMAGES FOR BREACH

     The Plan of Reorganization may be terminated and abandoned at any time prior to the Effective Date, notwithstanding approval of the shareholders of Valley Bank and without payment of damages by either party except as provided below, as follows: (i) by either party on or after December 31, 1994, if the Effective Date has not occurred on or before that date; (ii) by mutual consent of West One and Valley Bank; (iii) unilaterally, by either party if any of the representations and warranties of the other party was materially incorrect when made; or (iv) by either West One or Valley Bank upon written notice given to the other if the board of directors of either West One or Valley Bank shall have determined in its sole judgment made in good faith, after due consideration and consultation with counsel, that the Merger has become inadvisable or impracticable by reason of the institution of litigation by the federal government or the government of either the State of Washington or the State of Idaho to restrain or invalidate the transactions contemplated by this Agreement.

     If either party terminates the Plan of Reorganization because any of the representations and warranties of a party was materially incorrect when made, or because of a material breach by a party of a covenant made under the Plan of Reorganization, then such party whose representations and warranties were materially incorrect or who materially breached its covenant shall be liable to the other party or parties to the Plan of Reorganization solely to the extent of the actual, reasonable out-of-pocket expenses, not to exceed $100,000, incurred by the other party in connection with the negotiation and preparation of the Plan of Reorganization and the carrying out of the transactions contemplated thereby.

DISSENTERS' RIGHTS OF VALLEY BANK SHAREHOLDERS

     A holder of shares of Valley Bank Common Stock is entitled to exercise the rights of a dissenting shareholder under Sections 30.49.030-.090 of the Revised Code of Washington, as amended, to object to the Plan of Reorganization and make written demand that West One-Washington, as the surviving corporation in the merger of Valley Bank into West One-Washington, pay in cash the fair value of the shares held as determined in accordance with such statutory provisions. The following summary does not purport to be a complete statement of the provisions of Washington law and is qualified in its entirety by reference to such statutory provisions, which are set forth in full as Appendix A to this Proxy Statement/Prospectus.

     Washington law requires that Valley Bank shareholders must follow certain prescribed procedures in their exercise of the statutory right to dissent in connection with the Reorganization. THE FAILURE TO FOLLOW SUCH PROCEDURES ON A TIMELY BASIS, IN THE PRECISE MANNER REQUIRED BY THE APPRAISAL LAWS, MAY RESULT IN A LOSS OF A SHAREHOLDER'S DISSENTERS' RIGHTS.

     To be entitled to compensation as a dissenting shareholder to the Reorganization, a shareholder must: (i) file written notice of objection to the proposed Reorganization at or prior to the meeting; or (ii) vote against the proposed Reorganization at the meeting; and (iii) make a written demand for compensation, as provided below.

     Unless the above procedure is followed, the shareholder will be presumed to have acquiesced in the approval of the Reorganization and waived his or her dissenters' rights. If an executed proxy is received but no direction is indicated as to how such proxy should be voted, the Valley Bank Common Stock represented by such proxy will be voted in favor of the Reorganization. Accordingly, the submission of an unmarked proxy, unless revoked prior to its being voted, will serve to waive the shareholder's dissenters' rights. As noted above, failure to vote against the Reorganization will not waive a shareholder's dissenters' rights if the shareholder has filed a written notice of objection prior to or at the meeting and has not voted in favor of the Reorganization. If a shareholder abstains from voting on the Reorganization, this will not waive dissenters' rights so long as the appropriate written notice is properly and timely filed. Notice of objection filed after the meeting will not be effective to preserve a shareholder's dissenters' rights. In the event a shareholder abstains from voting and does not timely file the required notice in order to perfect dissenters' rights, such shareholder will nonetheless be entitled to the same consideration as if he or she had voted in favor of the Reorganization.

     Dissenting shareholders who have properly perfected their dissenter's rights must make written demand for payment of the value of their respective shares to Valley Bank, at any time within thirty days after the date of shareholder approval, accompanied by the surrender of the appropriate stock certificates. Mere failure to vote or merely voting against the Reorganization will not satisfy the requirement for a written demand.

     The value of the shares of a dissenting shareholder will be ascertained as of the day prior to approval of the Plan of Reorganization and not as of the effective date of the Reorganization. The appraisal will be done by three appraisers, one selected by the owners of two-thirds of all of the dissenting shares, one selected by West One-Washington's Board of Directors, and one chosen by the two appraisers so chosen. If an appraisal is not completed within ninety days after the effective date of the Reorganization, the Director will cause an appraisal to be made which will be final and binding on all parties.

     Washington law makes no provision for allocation of the costs of the appraisal proceedings. Absent any direction it is assumed that the dissenting shareholders would pay any expenses of the appraiser selected by them, West One would pay any expenses of the appraiser selected by it, and the dissenting shareholders and West One would equally share the expenses of the third appraiser appointed by the other two.

     Shareholders considering seeking appraisal by exercising their dissenters' rights should be aware that the fair value of their Valley Bank Common Stock determined pursuant to Washington law could be more than, the same as or less than their pro rata share of the effective Purchase Price that they are entitled to receive pursuant to the Reorganization Agreement if they do not seek appraisal of their Valley Bank Common Stock.

     VALLEY BANK SHAREHOLDERS WISHING TO EXERCISE DISSENTERS' RIGHTS ARE ADVISED TO CONSULT THEIR OWN COUNSEL TO ENSURE THAT THEY FULLY AND PROPERLY COMPLY WITH THE REQUIREMENTS OF WASHINGTON LAW.

RESTRICTIONS ON RESALES BY VALLEY BANK AFFILIATES

     The shares of West One Common Stock issuable in the Reorganization have been registered under the Securities Act, and such shares will generally be freely tradable by the Valley Bank shareholders who receive West One shares as a result of the Reorganization. However, this registration does not cover resales by Valley Bank shareholders who may be deemed to control or be under common control with Valley Bank or West One and who therefore may be deemed "affiliates" of Valley Bank or West One as that term is defined in Rule 145 under the Securities Act. Such affiliates are not permitted to sell their shares of West One Common Stock acquired in the Reorganization except pursuant to (i) an effective registration statement under the Securities Act covering the shares to be sold; (ii) the conditions contemplated by Rules 144 and 145 under the Securities Act; or (iii) another applicable exemption from the registration requirements of the Securities Act. Management of Valley Bank will notify those persons who it believes may be such affiliates. Further, management of Valley Bank will use its best efforts to cause each such "affiliate" of Valley Bank to deliver to West One not later than thirty days prior to the Effective Date a written agreement providing that such person will not sell, pledge, transfer or otherwise dispose of (a) the shares of West One Stock to be received by such person in the Merger (the "Merger Shares") or any other shares of West One Stock held by such person during the period commencing thirty days prior to the Effective Date and ending at such time as financial results covering at least thirty days of post-Merger combined operations have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies or (b) the Merger Shares except in compliance with the applicable provisions of the 1933 Act and the rules and regulations thereunder.

EXPENSES

     Each party to the Plan of Reorganization will pay its own expenses, including those of its own counsel, accountants, and tax advisors, incurred in connection with the Plan of Reorganization. Valley Bank will pay the cost of printing and delivering this Proxy Statement/Prospectus to its shareholders and for soliciting proxies for the Special Meeting. West One will pay all costs attributable to registering its stock issuable pursuant to this Proxy Statement/Prospectus under federal and state securities laws. The fees of West One Bank, Idaho, which will act as the exchange agent to effect the exchange of West One Common Stock certificates and cash in lieu of fractional shares for Valley Bank Common Stock certificates, will be divided equally between West One and Valley Bank.

GOVERNMENT APPROVALS

     Applications for approval of the Reorganization must be made to, and approvals and consents must be obtained from, appropriate federal and Washington regulators, including the FDIC and the Director. Submissions have been made to each of these regulatory authorities. Federal law prohibits consummation of the Reorganization until thirty days after the approval of the FDIC has been obtained. There can be no assurance that the Washington or FDIC approvals will be granted, and if they are granted, there can be no assurance as to the dates of such approvals. Management of West One and Valley Bank are not presently aware of any reasonable basis for regulatory disapproval of the Reorganization.

EFFECTIVE DATE OF THE REORGANIZATION

     It is presently anticipated that if the Plan of Reorganization is approved by the shareholders of Valley Bank, the Reorganization will become effective during the third quarter of 1994. However, as noted above, consummation of the Reorganization is subject to the satisfaction of a number of conditions, some of which cannot be waived. There can be no assurance that all conditions to the Reorganization will be satisfied or, if satisfied, that they will be satisfied in time to permit the Reorganization to become effective during the third quarter of 1994. In addition, as also noted above, West One and Valley Bank retain the power to abandon the Reorganization or to extend the time for performance of conditions or obligations necessary to its consummation, notwithstanding prior shareholder approval.

                    PRO FORMA COMBINED FINANCIAL INFORMATION

                           INFORMATION CONCERNING THE
                        PRO FORMA COMBINED FINANCIAL DATA

     The Reorganization will be accounted for under the pooling of interests method of accounting, which views the Reorganization as a uniting of the separate ownership interests through an exchange of shares. As such, the pro forma financial information represents the combined historical financial data of West One and Valley Bank, subject only to certain adjustments described in the notes to the data presented.

     The pro forma financial information is unaudited and is not necessarily indicative of the financial condition or the results of operations of West One as they would have been had the Reorganization been effective during the periods presented, or as they may be in the future. The pro forma financial information should be read in conjunction with the historical financial statements of West One and Valley Bank, including the notes thereto, incorporated by reference or presented herein. See "Information Concerning West One--West One Documents Incorporated by Reference" and "Information Concerning Valley Bank--Financial Information."

                             SELECTED FINANCIAL DATA

     The following table sets forth in summary form certain financial data for West One and Valley Bank on a pro forma combined basis for the five years ended December 31, 1993 and the three months ended March 31, 1994 and 1993, and is qualified in its entirety by the detailed information and financial statements provided in this Proxy Statement/Prospectus and incorporated herein by reference.

                             SELECTED FINANCIAL DATA
         WEST ONE BANCORP AND VALLEY COMMERCIAL BANK PRO FORMA COMBINED

                                 For the three months
                                    ended March 31,                          Year ended December 31,
                               ------------------------        ------------------------------------------------------------------
                                  1994           1993           1993           1992           1991           1990           1989
                                --------       --------       --------       --------       --------       --------       --------
SUMMARY OF INCOME
 (DOLLARS IN THOUSANDS)
 Interest income               $ 126,887      $ 120,401      $ 501,051      $ 437,686      $ 451,665      $ 447,857      $ 425,564
 Interest expense                 45,834         49,896        194,835        196,689        252,057        270,160        267,949
                               ---------      ---------      ---------      ---------      ---------      ---------      ---------
 Net interest income              81,053         70,505        306,216        240,997        199,608        177,697        157,615
 Provision for credit losses       3,989          3,122         13,503         14,428         29,800         11,778          7,566

                               ---------      ---------      ---------      ---------      ---------      ---------      ---------
 Net interest income after
   provision for credit
   losses                         77,064         67,383        292,713        226,569        169,808        165,919        150,049
                               ---------      ---------      ---------      ---------      ---------      ---------      ---------
 Other income                     26,523         23,244        102,428         82,221         70,929         62,267         52,399
 Securities gains (losses)          (158)            (8)           495          1,691          2,156             24            858
                               ---------      ---------      ---------      ---------      ---------      ---------      ---------
 Total noninterest income         26,365         23,236        102,923         83,912         73,085         62,291         53,257
                               ---------      ---------      ---------      ---------      ---------      ---------      ---------
 Salaries and employee
   benefits                       34,222         31,559        129,621        104,755         91,200         82,875         79,374
 Other expense                    36,624         32,888        144,286        113,177         93,341         81,465         74,833
                               ---------      ---------      ---------      ---------      ---------      ---------      ---------
 Total noninterest expense        70,846         64,447        273,907        217,932        184,541        164,340        154,207
                               ---------      ---------      ---------      ---------      ---------      ---------      ---------
 Income before taxes              32,583         26,172        121,729         92,549         58,352         63,870         49,099
 Provision for income taxes        9,488          7,786         37,779         28,305         16,497         18,925         13,577
                               ---------      ---------      ---------      ---------      ---------      ---------      ---------
 Net income                    $  23,095      $  18,386      $  83,950      $  64,244      $  41,855      $  44,945      $  35,522
                               ---------      ---------      ---------      ---------      ---------      ---------      ---------
                               ---------      ---------      ---------      ---------      ---------      ---------      ---------

PER SHARE DATA (A)
 Primary earnings per share    $     .65      $     .55      $    2.49      $    2.09      $    1.47      $    1.60      $    1.27
 Fully diluted earnings per
   share                             .62            .53           2.37           1.99           1.44           1.60           1.26
 Book value at end of period       18.32          15.77          17.99          15.19          13.14          12.13          10.94
 Cash dividends declared             .18             --            .49            .67            .48            .44            .41
 Cash dividends paid                 .18            .13            .59            .51            .47            .44            .40

BALANCE SHEET DATA AT PERIOD END
 (DOLLARS IN THOUSANDS)
 Assets                       $7,876,153     $7,128,513     $7,734,984     $7,192,483     $5,469,812     $4,993,922     $4,802,279
 Deposits                      6,133,037      5,580,313      5,991,660      5,686,883      4,089,511      3,900,742      3,632,622
 Loans                         5,453,738      4,614,016      5,377,877      4,554,603      3,518,210      3,312,515      2,953,548
 Allowance for credit losses      77,922         71,380         75,640         68,874         53,494         48,244         49,941
 Long-term debt                  115,112        117,208        116,460        117,649        111,881         72,614         71,863
 Shareholders' equity            647,927        516,968        631,909        497,575        374,041        339,131        304,316
 Shares outstanding (a)       35,367,729     32,789,337     35,118,960     32,751,389     28,462,633     27,967,901     27,825,817

SELECTED FINANCIAL RATIOS
 Return on average assets          1.22%          1.07%          1.14%          1.09%           .80%           .94%           .79%
 Return on average
  shareholders' equity             14.82          14.73          15.51          14.87          11.77          14.10          12.29
 Average shareholders equity
  to average total assets           8.21           7.23           7.34           7.32           6.82           6.67           6.46
 Dividend payout (b)               27.25             --          19.76          32.84          32.11          26.10          31.38

(a) Amounts have been restated for the two-for-one stock split paid August 13, 1993.
(b)  Common dividends declared divided by net income.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 MARCH 31, 1994
                                   (UNAUDITED)

     The following unaudited pro forma combined condensed balance sheet combines the historical unaudited consolidated condensed balance sheets of West One and Valley Bank as of March 31, 1994, with certain pro forma adjustments resulting from the anticipated accounting for this transaction as a pooling of interests. These balance sheets should be read in conjunction with the historical financial statements of West One and Valley Bank, including the notes thereto; the notes to this pro forma combined condensed balance sheet; and the pro forma combined condensed statements of income, including the notes thereto.

               AS REPORTED AND PRO FORMA CONDENSED BALANCE SHEETS

                              AS OF MARCH 31, 1994



                                                AS REPORTED
                                        ---------------------------
(DOLLARS IN THOUSANDS)                                     VALLEY       PRO FORMA
                                         WEST ONE           BANK       COMBINED(1)
                                        ----------        --------     -----------
ASSETS
Cash and due from banks                 $  452,096        $ 3,377     $  455,473
Due from banks - interest bearing            3,000             99          3,099
Other short-term investments               133,152          7,750        140,902
Securities                               1,569,582         26,486      1,596,068
                                        ----------        -------     ----------

Loans                                    5,430,656         23,082      5,453,738
Allowance for credit losses                (77,204)          (718)       (77,922)
                                        ----------        -------     ----------
   Net loans                             5,353,452         22,364      5,375,816
                                        ----------        -------     ----------

Premises and equipment                     122,692            855        123,547
Interest receivable                         53,352            598         53,950
Other assets                               126,488            810        127,298
                                        ----------        -------     ----------
   Total assets                         $7,813,814        $62,339     $7,876,153
                                        ----------        -------     ----------
                                        ----------        -------     ----------

LIABILITIES AND SHAREHOLDERS'
   EQUITY
Deposits                                $6,079,574        $53,463     $6,133,037
Short-term borrowings                      869,066             --        869,066
Long-term debt                             115,112             --        115,112
Other liabilities                          110,658            353        111,011
                                        ----------        -------     ----------
   Total liabilities                     7,174,410         53,816      7,228,226
                                        ----------        -------     ----------

Shareholders' equity                       639,404          8,523        647,927
                                        ----------        -------     ----------
   Total liabilities and
   shareholders' equity                 $7,813,814        $62,339     $7,876,153
                                        ----------        -------     ----------
                                        ----------        -------     ----------



See Notes to Pro Forma Condensed Financial Statements on page 38.

                PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                                   (UNAUDITED)

     The Reorganization will be accounted for as a pooling of interests. Accordingly, the following unaudited pro forma combined condensed statements of income result from the combination of the historical consolidated condensed statements of income of West One and Valley Bank for each period presented. These statements should be read in conjunction with the historical financial statements of West One and Valley Bank, including the notes thereto; the notes to these pro forma combined condensed statements of income; and the pro forma combined condensed balance sheet, including the notes thereto. The pro forma combined results are not necessarily indicative of the results that would have been obtained had the Reorganization been effective during the periods presented or of the combined results of future operations.

                 AS REPORTED AND PRO FORMA STATEMENTS OF INCOME

                    FOR THE THREE MONTHS ENDED MARCH 31, 1994


                                                                AS REPORTED
                                                       ---------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA                                VALLEY           PRO FORMA
   AND SHARES OUTSTANDING)                             WEST ONE              BANK           COMBINED(1)
                                                       --------             ------          -----------
Interest income
  Loans                                                $105,543               $524             $106,067
  Investments                                            20,443                377               20,820
                                                       --------               ----             --------
   Total interest income                                125,986                901              126,887
                                                       --------               ----             --------

Interest expense
  Deposits                                               37,862                350               38,212
  Short-term borrowings                                   5,861                 --                5,861
  Long-term debt                                          1,761                 --                1,761
                                                       --------               ----             --------
   Total interest expense                                45,484                350               45,834
                                                       --------               ----             --------
   Net interest income                                   80,502                551               81,053
Provision for credit losses                               3,989                 --                3,989
                                                       --------               ----             --------
   Net interest income after
   provision for credit losses                           76,513                551               77,064

Noninterest income                                       26,280                 85               26,365

Noninterest expense                                      70,473                373               70,846
                                                       --------               ----             --------

   Income before taxes                                   32,320                263               32,583
Provision for income taxes                                9,405                 83                9,488
                                                       --------               ----             --------
   Net income                                          $ 22,915               $180             $ 23,095
                                                       --------               ----             --------
                                                       --------               ----             --------

Primary earnings per share                                 $.65             $88.08                 $.65
Fully diluted earnings per share                            .62              88.08                  .62
Average shares and common stock
  equivalents:
   Primary                                           35,373,014              2,044           35,773,243
   Fully diluted                                     38,061,869              2,044           38,462,098
Dividends declared per share                               $.18                 --                 $.18


See Notes to Pro Forma Condensed Financial Statements on page 38.

            AS REPORTED AND PRO FORMA CONDENSED STATEMENTS OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1993


                                                                AS REPORTED
                                                       ---------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA                                VALLEY           PRO FORMA
   AND SHARES OUTSTANDING)                             WEST ONE              BANK           COMBINED(1)
                                                       --------             ------          -----------
Interest income
  Loans                                                $402,550             $2,203             $404,753
  Investments                                            94,775              1,523               96,298
                                                       --------             ------             --------
      Total interest income                             497,325              3,726              501,051
                                                       --------             ------             --------

Interest expense
  Deposits                                              160,076              1,400              161,476
  Short-term borrowings                                  25,135                 --               25,135
  Long-term debt                                          8,224                 --                8,224
                                                       --------             ------             --------
      Total interest expense                            193,435              1,400              194,835
                                                       --------             ------             --------
      Net interest income                               303,890              2,326              306,216
Provision for credit losses                              13,383                120               13,503
                                                       --------             ------             --------
      Net interest income after
       provision for credit losses                      290,507              2,206              292,713

Noninterest income                                      102,509                414              102,923

Noninterest expense                                     272,438              1,469              273,907
                                                       --------             ------             --------

      Income before taxes                               120,578              1,151              121,729
Provision for income taxes                               37,391                388               37,779
                                                       --------             ------             --------
      Net income                                       $ 83,187             $  763             $ 83,950
                                                       --------             ------             --------
                                                       --------             ------             --------

Primary earnings per share                                $2.50            $373.29                $2.49
Fully diluted earnings per share                           2.38             373.29                 2.37
Average shares and common stock
  equivalents:
    Primary                                          33,291,982              2,044           33,692,211
    Fully diluted                                    35,996,282              2,044           36,396,511
Dividends declared per share                               $.49             $83.00                 $.49


See Notes to Pro Forma Condensed Financial Statements on page 38.

            AS REPORTED AND PRO FORMA CONDENSED STATEMENTS OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1992


                                                                AS REPORTED
                                                       ---------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA                                VALLEY           PRO FORMA
   AND SHARES OUTSTANDING)                             WEST ONE              BANK           COMBINED(1)
                                                       --------             ------          -----------
Interest income
  Loans                                                $338,290             $2,254             $340,544
  Investments                                            95,498              1,644               97,142
                                                       --------             ------             --------
   Total interest income                                433,788              3,898              437,686
                                                       --------             ------             --------

Interest expense
  Deposits                                              160,138              1,599              161,737
  Short-term borrowings                                  24,906                 --               24,906
  Long-term debt                                         10,046                 --               10,046
                                                       --------             ------             --------
   Total interest expense                               195,090              1,599              196,689
                                                       --------             ------             --------
   Net interest income                                  238,698              2,299              240,997
Provision for credit losses                              14,308                120               14,428
                                                       --------             ------             --------
   Net interest income after
   provision for credit losses                          224,390              2,179              226,569

Noninterest income                                       83,461                451               83,912

Noninterest expense                                     216,524              1,408              217,932
                                                       --------             ------             --------

   Income before taxes                                   91,327              1,222               92,549
Provision for income taxes                               27,955                350               28,305
                                                       --------             ------             --------
   Net income                                          $ 63,372             $  872             $ 64,244
                                                       --------             ------             --------
                                                       --------             ------             --------

Primary earnings per share                                $2.09            $426.52                $2.09
Fully diluted earnings per share                           1.98             426.52                 1.99
Average shares and common stock
  equivalents:
   Primary                                           30,343,396              2,044           30,743,625
   Fully diluted                                     33,126,274              2,044           33,526,503
Dividends declared per share                              $.675             $56.00                 $.67


See Notes to Pro Forma Condensed Financial Statements on page 38.

            AS REPORTED AND PRO FORMA CONDENSED STATEMENTS OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1991


                                                                AS REPORTED
                                                       ---------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA                                VALLEY           PRO FORMA
   AND SHARES OUTSTANDING)                             WEST ONE              BANK           COMBINED(1)
                                                       --------             ------          -----------
Interest income
  Loans                                                $347,563             $2,385             $349,948
  Investments                                            99,989              1,728              101,717
                                                       --------             ------             --------
      Total interest income                             447,552              4,113              451,665
                                                       --------             ------             --------

Interest expense
  Deposits                                              200,530              2,077              202,607
  Short-term borrowings                                  41,474                 --               41,474
  Long-term debt                                          7,976                 --                7,976
                                                       --------             ------             --------
      Total interest expense                            249,980              2,077              252,057
                                                       --------             ------             --------
      Net interest income                               197,572              2,036              199,608
Provision for credit losses                              29,680                120               29,800
                                                       --------             ------             --------
      Net interest income after
       provision for credit losses                      167,892              1,916              169,808

Noninterest income                                       72,704                381               73,085

Noninterest expense                                     183,136              1,405              184,541
                                                       --------             ------             --------

      Income before taxes                                57,460                892               58,352
Provision for income taxes                               16,261                236               16,497
                                                       --------             ------             --------
      Net income                                       $ 41,199             $  656             $ 41,855
                                                       --------             ------             --------

Primary earnings per share                                $1.47            $321.14                $1.47
Fully diluted earnings per share                           1.44             321.14                 1.44
Average shares and common stock
  equivalents:
    Primary                                          28,116,098              2,044           28,516,327
    Fully diluted                                    29,479,062              2,044           29,879,291
Dividends declared per share                               $.48             $50.00                 $.48


See Notes to Pro Forma Condensed Financial Statement on page 38.

NOTES TO PRO FORMA CONDENSED FIANCIAL STATEMENTS

     (1) Pro forma per share data and average number of common shares are based on the assumption that 2,044 shares of Valley Bank Common Stock are exchanged for 400,229 shares of West One Common Stock, based upon a purchase price of $12,199 and a closing price of West One Common Stock of $30.48 per share.

                           SUPERVISION AND REGULATION


     The information contained in this section summarizes portions of the applicable laws and regulations relating to the supervision and regulation of West One and its subsidiaries. These summaries do not purport to be complete, and they are qualified in their entirety by reference to the particular statutes and regulations described.

WEST ONE

     GENERAL REGULATORY AND SUPERVISORY SCHEME FOR BANK HOLDING COMPANIES. West One is a bank holding company within the meaning of the Bank Holding Company Act and is registered as such with the Federal Reserve Board. Under the current terms of that Act, West One's activities, and those of companies which it controls or in which it holds more than 5% of the voting stock, are limited to banking or managing or controlling banks or furnishing services to or performing services for its subsidiaries, or any other activity which the Federal Reserve Board determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Among the permitted activities is the ownership of shares of any company the activities of which the Federal Reserve Board determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making such determinations, the Federal Reserve Board is required to consider whether the performance of such activities by a bank holding company or its subsidiaries can reasonably be expected to produce benefits to the public such as greater convenience, increased competition or gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. The Federal Reserve Board has adopted regulations (Regulation Y, as amended) that specify various activities as being so closely related to banking or managing or controlling banks as to be a proper incident thereto. The exact nature and scope of such activities has been the subject of intense national debate, and thus, they may change and become more broad as they evolve over time.

     Bank holding companies, such as West One, are required to obtain prior approval of the Federal Reserve Board to engage in any new activity or to acquire more than 5% of any class of voting stock of any company. Generally, no application to acquire shares of a bank located outside the state in which the operations of the applicant's banking subsidiaries were principally conducted on the date it became subject to the Act may be approved by the Federal Reserve Board unless such acquisition is specifically authorized by the laws of the state in which the bank whose shares are to be acquired is located. Various proposals are currently pending in the U.S. Congress to ease or eliminate these limitations. It is not possible to predict at the present time whether any of these proposals will become law. In the meantime, most states have specifically authorized the acquisition of banks located in those states by out-of-state companies, in many cases subject to various restrictions. (See "SUPERVISION AND REGULATION - Interestate Banking.")

     A significant expansion of the scope of such activities occurred in 1989 when Congress enacted the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"). FIRREA expanded the authority of bank holding companies to acquire savings associations, subject to approval by the

Federal Reserve Board. In accordance with FIRREA, bank holding companies may acquire healthy as well as failed or failing savings associations in any state, without regard to whether the bank holding company can operate a bank in that state. In connection with this authorization, the Federal Reserve Board has been instructed not to impose so-called "tandem operating restrictions" which might otherwise limit the joint marketing or joint operations of affiliated banks and thrifts beyond those restrictions otherwise embodied in law. FIRREA also relieves bank holding companies that own savings associations of certain duplicative or intrusive savings and loan holding company regulations and, in some instances, allows savings associations that have been acquired by bank holding companies to merge into affiliated banks or become banks themselves.

      The Federal Reserve Board is authorized to adopt regulations affecting various aspects of bank holding companies. Pursuant to the general supervisory authority of the Bank Holding Company Act and directives set forth in the International Lending Supervision Act of 1983, the Federal Reserve Board has adopted capital adequacy guidelines prescribing both risk-based capital and leverage ratios.

REGULATORY CAPITAL REQUIREMENTS

     RISK-BASED CAPITAL GUIDELINES. The Federal Reserve Board established risk-based capital guidelines for bank holding companies effective March 15, 1989. The guidelines define Tier 1 Capital and Total Capital. Tier 1 Capital consists of common and qualifying preferred shareholders' equity and minority interests in equity accounts of consolidated subsidiaries, less goodwill and 50% (and in some cases up to 100%) of investment in unconsolidated subsidiaries. Total Capital consists of Tier 1 Capital plus qualifying mandatory convertible debt, perpetual debt, certain hybrid capital instruments, certain preferred stock not qualifying as Tier 1 Capital, subordinated and other qualifying term debt up to specified limits, and a portion of the allowance for credit losses, less investments in unconsolidated subsidiaries and in other designated subsidiaries or other associated companies at the discretion of the Federal Reserve Board, certain intangible assets, a portion of limited-life capital instruments approaching maturity and reciprocal holdings of banking organizations' capital instruments. The Tier 1 component must constitute at least 50% of qualifying Total Capital. Risk-based capital ratios are calculated with reference to risk-weighted assets, which include both on-balance sheet and off-balance sheet exposures. The risk-based capital framework contains four risk weight categories for bank holding company assets -- 0%, 20%, 50% and 100%. Zero percent risk-weighted assets include, INTER ALIA, cash and balances due from Federal Reserve Banks and obligations unconditionally guaranteed by the U.S. government or its agencies. Twenty percent risk-weighted assets include, INTER ALIA, claims on U.S. Banks and obligations guaranteed by U.S. government sponsored agencies as well as general obligations of states or other political subdivisions of the United States. Fifty percent risk-weighted assets include, INTER ALIA, loans fully secured by first liens on one-to-four family residential properties, subject to certain conditions. All assets not included in the foregoing categories are assigned to the 100% risk-weighted category, including loans to commercial and other borrowers. As of year-end 1992, the minimum required ratio for qualifying Total Capital became 8%, of which at least 4% must consist of Tier 1 Capital. At March 31, 1994, West One's Tier 1 and Total Capital ratios were 9.85% and 12.13%, respectively.

     The current risk-based capital ratio analysis establishes minimum supervisory guidelines and standards. It does not evaluate all factors affecting an organization's financial condition. Factors which are not evaluated include (i) overall interest rate exposure; (ii) liquidity, funding and market risks; (iii) quality and level of earnings; (iv) investment or loan portfolio concentrations; (v) quality of loans and investments; (vi) the effectiveness of loan and investment policies; and (vii) management's overall ability to monitor and control other financial and operating risks. The capital adequacy assessment of federal bank regulators will, however, continue to include analyses of the foregoing considerations and in particular, the level and severity of problem and classified assets.

     The following table presents West One's regulatory capital position at March 31, 1994 under the risk-based capital guidelines and as adjusted to give effect to the offering of its stock in the Reorganization.


                                        RISK-BASED CAPITAL

                                                 West One                   Pro Forma Combined
                                        -------------------------         ------------------------
                                                       (Dollars in thousands)

                                                       Percent                            Percent
                                                      of Risk-                           of Risk-
                                                      Adjusted                           Adjusted
                                          Amount       Assets                Amount       Assets
                                        ----------    --------             ----------    --------
Tier 1 Capital . . . . . . . . . .      $  598,187       9.85%             $  606,667       9.91%
Minimum Requirement. . . . . . . .         242,938       4.00                 244,901       4.00
                                        ----------     ------              ----------     ------
  Excess . . . . . . . . . . . . .      $  355,249       5.85%             $  361,766       5.91%
                                        ----------     ------              ----------     ------
                                        ----------     ------              ----------     ------

Total Capital. . . . . . . . . . .      $  736,736      12.13%             $  745,831      12.18%
Minimum Requirement. . . . . . . .         485,876       8.00                 489,801       8.00
                                        ----------     ------              ----------     ------
  Excess . . . . . . . . . . . . .      $  250,860       4.13%             $  256,030       4.18%
                                        ----------     ------              ----------     ------
                                        ----------     ------              ----------     ------

Risk-Adjusted Assets,
  Net of Goodwill and
  Excess Allowance . . . . . . . .      $6,073,450     100.00%             $6,122,518     100.00%
                                        ----------     ------              ----------     ------
                                        ----------     ------              ----------     ------

     MINIMUM LEVERAGE RATIO. The Federal Reserve Board has adopted capital standards and leverage capital guidelines that include a minimum leverage ratio of 3% Tier 1 Capital to total assets (the "leverage ratio"). The leverage ratio is used in tandem with the final risk-based ratio of 8% that took effect at the end of 1992.

     The Federal Reserve Board has emphasized that the leverage ratio constitutes a minimum requirement for well-run banking organizations having well-diversified risk, including no undue interest rate exposure, excellent asset quality, high liquidity, good earnings, and a composite rating of 1 under the Interagency Bank Rating System. Banking organizations experiencing or anticipating significant growth, as well as those organizations which do not exhibit the characteristics of a strong, well-run banking organization described above, will be required to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve Board has indicated that it will consider a

"tangible Tier I Capital Leverage Ratio" (deducting all intangibles) and other indices of capital strength in evaluating proposals for expansion or new activities.

     The following table presents West One's leverage ratio at March 31, 1994, as adjusted to give effect to the offering of its common stock made hereby. A leverage ratio of 3% will be the minimum required for the most highly rated banking organizations, and according to the Federal Reserve Board, other banking organizations would be expected to maintain capital at higher levels.


                                            West One                 Pro Forma Combined
                                   -------------------------    ---------------------------
                                                   (Dollars in thousands)

                                                   Percent                       Percent
                                                 of Average                    of Average
                                                 Assets, Net                   Assets, Net
                                     Amount     of Good Will       Amount     of Good Will
                                   ----------   ------------     ----------   ------------
Tier 1 Capital                     $  598,187       7.87%        $  606,667       7.92%
Minimum Requirement                   228,067       3.00            229,940       3.00
                                   ----------     ------         ----------     ------
Excess                             $  370,120       4.87%        $  376,727       4.92%
                                   ----------     ------         ----------     ------
                                   ----------     ------         ----------     ------
Average Assets, Net of Goodwill    $7,602,241     100.00%        $7,664,661     100.00%
                                   ----------     ------         ----------     ------
                                   ----------     ------         ----------     ------

     OTHER ISSUES AND DEVELOPMENTS RELATING TO REGULATORY CAPITAL. Pursuant to such authority and directives set forth in the International Lending Supervision Act of 1983, the Comptroller, the FDIC and the Federal Reserve Board have issued regulations establishing the capital requirements for banks under federal law. The regulations, which apply to West One's banking subsidiaries, establish minimum risk-based and leverage ratios which are substantially similar to those applicable to West One. As of March 31, 1994, the risk-based and leverage ratios of each of West One's banking subsidiaries exceeded the minimum requirements.

     On December 19, 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was signed into law. FDICIA subjects banks to significantly increased regulation and supervision. Among other things, FDICIA requires federal bank regulatory authorities to revise their risk-based capital guidelines to ensure that those standards take account of interest rate risk, concentrations of credit and the risk of non-traditional activities, as well as reflect the actual performance and risk of multifamily mortgages. On September 14, 1993, the federal banking agencies published in the FEDERAL REGISTER a proposed measure of interest rate risk exposure which measures such exposure as the effect that a specified change in market interest rates would have on the net economic value of banks. Under this proposal, banks (excluding certain "low risk" institutions as defined therein) would calculate and report estimated changes in their net economic value resulting from the effect of specified changes in market interest rates on their assets, liabilities and off-balance sheet positions, utilizing either a supervisory model or approved internal models. The proposal sets forth two alternative methods for utilizing such results in assessing institutions' capital adequacy for interest rate risk exposure. One method would require institutions to hold capital equal to the dollar decline in their net economic value exceeding a supervisory threshold of one percent of total assets; the other method provides for an agency assessment of institutions' capital needs for interest rate risk in light of both the level of measured interest rate risk exposure and qualitative factors. However, the proposal is still under consideration. The federal banking agencies have also proposed revisions to their risk-based capital rules to ensure that risks arising from concentrations of credit and nontraditional activities are taken into account when assessing an institution's capital adequacy. The proposal explicitly authorizes the federal banking agencies to take account of such risks in assessing the capital adequacy of an institution rather than imposing explicit capital requirements with respect to such risks. Because the final terms of the regulators' implementation of these requirements of FDICIA are not yet known, West One cannot predict the effect the inclusion of these risk factors in the risk-based capital rules of the federal banking agencies will have upon its capital requirements or those of its subsidiaries.

     In 1993, the Federal Financial Institutions Examination Council (the "FFIEC") required bank holding companies and their depository institution subsidiaries to adopt as of January 1, 1994, or the beginning of their fiscal year if thereafter, Financial Accounting Standards Number 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, ("FAS 115") which requires, INTER ALIA, the reporting of unrealized gains and losses on "available-for-sale" securities (i.e., debt securities, and equity securities having readily determined fair values, which the holder neither has the positive intent or ability to hold to maturity nor buys or holds principally for the purpose of selling in the near term) as a separate component of shareholders' equity until realized. West One is currently assessing the consequences of the adoption of FAS 115 to its operations, earnings and capital position and to the operations, earnings and capital portions of its subsidiaries. On December 28, 1993, the Federal Reserve Board, with respect to bank holding companies and state banks which are members of the Federal Reserve System, and on December 29, 1993, the FDIC, with respect to state-chartered banks which are not members of the Federal Reserve System, published in the FEDERAL REGISTER, proposed amendments to their respective capital regulations to include net unrealized holding gains and losses on securities available-for-sale in Tier 1 capital for the purposes of calculating risk-based capital and leverage ratios. Because the Federal Reserve Board and FDIC have not yet adopted final rules incorporating the proposed amendment, West One cannot predict the effect of their adoption upon its operations, earnings or capital position or upon the operations, earnings or capital positions of its depository institution subsidiaries.

     The FFIEC has announced that bank holding companies and their depository institution subsidiaries will be required, for fiscal years beginning after December 15, 1994, to adopt Financial Accounting Standards Number 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN ("FAS 114"), which addresses accounting by creditors for certain impaired loans, both collateralized and uncollateralized, and for all loans restructured in a troubled debt restructuring involving a modification of terms of such debt. The rule does not apply to large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment, loans that are measured at fair value or the lower of cost or fair value, leases and debt securities defined in FAS 115. FAS 114 requires that loans to which it applies be measured based on the present value of expected future cash flows discounted at the loans' effective interest rate (defined as the original contractual rate of interest adjusted for any deferred loan fees or costs, premium or discount existing at the inception or acquisition of the loan), or at the loans' observable market price or the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the creditor's recorded investment in the loan (including accrued interest, net deferred loan fees or costs, and unamortized premium or discount) a creditor is required to recognize the impairment by creating a valuation allowance with a corresponding charge to bad-debt expense by adjusting an existing valuation allowance for the impaired loan with a corresponding charge or credit to bad debt expense. FAS 114 establishes ongoing disclosure requirements as to investments in impaired loans, allowances for credit losses related thereto and income recognition policy by creditors. The FFIEC and federal banking agencies are currently considering the consistency of certain requirements of FAS 114 with current regulatory accounting standards and the extent to which the manner of adoption of FAS 114 by banking companies may be affected by continued adherence to existing requirements. West One is presently assessing the consequences of the adoption of FAS 114 to its operations, earnings and capital position and the operations, earnings and capital position of its subsidiaries. The Financial Accounting Standards Board has recently proposed amendments to FAS 114 to eliminate certain income recognition requirements and to require certain disclosures regarding income recognition on impaired loans. West One cannot, at this time, predict the outcome of proceedings to amend FAS 114 and therefore cannot predict the effect of such amendments upon its operations, income or capital position or upon the operations, income or capital position of its subsidiaries.

     On May 25, 1994, the federal banking agencies published in the FEDERAL REGISTER proposed amendments to their respective risk-based capital regulations, to address the regulatory capital treatment of recourse arrangements (by which any risk of loss associated with an asset a banking organization has transferred exceeds the institution's PRO RATA share of the asset) and direct credit substitutes (by which a banking organization assumes any risk of loss associated with an asset or other claim exceeding the organization's PRO RATA share of the asset or other claim) that expose depository institutions and their holding companies to credit risk. The proposal would require banking organizations to maintain higher amounts of capital against recourse arrangements and certain direct credit substitutes (e.g., purchased servicing rights that provide loss protection to the owner of loans serviced, purchased subordinated interests that absorb the first dollars of loss from the underlying assets and financial standby letters of credit which absorb the fist dollars of loss from such assets). However, the proposal would also permit banking organizations to maintain lower amounts of capital against "low-level recourse" transactions (E.G., recourse transactions in which a banking organization contractually limits its exposure to less than the full risk-based capital requirement for the assets transferred). In conjunction with the publication of this proposed rule, the federal banking regulators also published an advance notice of proposed rule-making with respect to a preliminary proposal under which risk-based capital requirements would be assessed for asset securitizations involving recourse or direct credit substitutes, based upon relative exposure to risk of loss from the underlying assets. In the case of rated securitization transactions, such risk of loss would be evaluated on the basis of credit ratings from nationally recognized statistical rating organizations. Because the federal banking regulators have not yet adopted final rules incorporating the proposed amendments, West One cannot predict the effect of their adoption upon its operations, earnings or capital position or upon its operations, earnings or capital position of its bank subsidiaries.

     FDICIA amended Section 38 of the Federal Deposit Insurance Act ("FDIA") to require the federal banking regulators to take "prompt corrective action" in respect of banks that do not meet minimum capital requirements and imposes certain restrictions upon banks which meet minimum capital requirements but are not "well capitalized" for purposes of FDICIA. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Implementing regulations adopted by the federal banking agencies in September 1992 and effective on December 19, 1992 define the capital categories for banks which will determine the necessity for prompt corrective action by the federal banking agencies. A bank may be placed in a capitalization category that is lower than is indicated by its capital position if it receives an unsatisfactory examination rating with respect to certain matters.

     Failure to meet capital guidelines could subject a bank to a variety of restrictions and enforcement remedies. Under FDICIA, all insured banks are generally prohibited from making any capital distributions and from paying management fees to persons having control of the bank where such payments would cause the bank to be undercapitalized. Holding companies of significantly undercapitalized, critically undercapitalized and certain undercapitalized banks may be required to obtain the approval of the Federal Reserve Board before paying capital distributions to their shareholders. Moreover, a bank that is not well capitalized is generally subject to various restrictions on "pass through" insurance coverage for certain of its accounts and is generally prohibited from accepting brokered deposits and offering interest rates on any deposits significantly higher than the prevailing rate in its normal market area or nationally (depending upon where the deposits are solicited). Such banks and their holding companies are also required to obtain regulatory approval prior to their retention of senior executive officers. Banks which are classified undercapitalized, significantly undercapitalized or critically undercapitalized are required to submit capital restoration plans satisfactory to their federal banking regulator and guaranteed within stated limits by companies having control of such banks (I.E., to the extent of the lesser of five percent of the institution's total assets at the time it became undercapitalized or the amount necessary to bring the institution into compliance with all applicable capital standards as of the time the institution fails to comply with its capital restoration plan, until the institution is adequately capitalized on average during each of four consecutive calendar quarters), and are subject to regulatory monitoring and various restrictions on their operations and activities, including those upon asset growth, acquisitions, branching and entry into new lines of business and may be required to divest themselves of or liquidate subsidiaries under certain circumstances. Holding companies of such institutions may be required to divest themselves of such institutions or divest themselves of or liquidate nondepository affiliates under certain circumstances. Critically undercapitalized institutions are also prohibited from making payments of principal and interest on debt subordinated to the claims of general creditors and are generally subject to the mandatory appointment of a conservator or receiver. In connection with an institutional failure or FDIC rescue of a financial institution, FIRREA grants to the FDIC the right, in many situations, to charge its actual or anticipated losses against commonly controlled depository institution affiliates of the failed or rescued institution (although not against a bank holding company itself).

OTHER REGULATIONS

     Federal law and regulation affect the operations of bank holding companies and their subsidiaries in many ways, including regulating the conduct of transactions between bank holding companies (along with their nonbank subsidiaries) and their subsidiary banks. By virtue of Section 23A of the Federal Reserve Act ("Section 23A") and Section 18(j) of the Federal Deposit Insurance Act ("Section 18(j)"), West One and its subsidiaries are "affiliates" of West One-Washington and other depository institution subsidiaries of West One and are subject to the provisions Section 23A, which limit the amount of and require substantial security for loans and extensions of credit by West One - Washington and other depository institution subsidiaries of West One to, and investments in West One or certain of its subsidiaries and the amount of advances to third parties collateralized by the securities of West One or certain of its subsidiaries. The general purpose of Sections 23A and 18(j) is to assure that the capital of depository institutions (such as West One - Washington and the other depository institution subsidiaries of West One) is not put at risk to support their nonbank affiliates.

     FDICIA requires the federal banking agencies to adopt regulations prescribing standards for safety and soundness of insured banks and their holding companies, including standards relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, asset quality, earnings and stock valuation, as well as other operational and managerial standards deemed appropriate by the agencies. Upon a determination by a federal banking agency that an insured bank has failed to satisfy any such standard, the bank will be required to file an acceptable plan to correct the deficiency. If the bank fails to submit or implement an acceptable plan, the federal banking agency may, and in some instances must, issue an order requiring the institution to correct the deficiency, restrict its asset growth, increase its ratio of tangible equity to assets, or impose other operating restrictions. On November 18, 1993, the federal banking agencies issued a notice of proposed rulemaking setting forth general safety and soundness in areas prescribed in FDICIA and solicited comments regarding the proposed safety and soundness standards. In the view of the federal banking agencies, the proposed standards do not represent a change in existing policies but, instead, formalize fundamental standards already applied by the agencies. In general, the proposed standards establish objectives of proper operations and management while leaving the specific methods for achieving those objectives to each institution. However, the proposal establishes a maximum permissible ratio of classified assets to capital for institutions. The proposal also implements the requirements of FDICIA regarding the submission and review of safety and soundness plans by institutions failing to meet the prescribed standards and the issuance of orders where institutions have failed to submit acceptable compliance plans or implement an accepted plan in any material respect. Because the final terms of the regulators' implementation of this requirement of FDICIA are not yet known, West One cannot predict the effect of its application to its operations or the operations of its subsidiaries.

     FDICIA also contains provisions which, among other things, restrict investments and activities as principal by state nonmember banks to those eligible for national banks, impose limitations on deposit account balance determinations for the purpose of the calculation of interest, and require the federal banking regulators to prescribe, implement or modify standards, respectively, for extensions of credit secured by liens on interests in real estate or made for the purpose of financing construction of a building or other improvements to real estate, loans to bank insiders, regulatory accounting and reports, internal control reports, independent audits, exposure on interbank liabilities, contractual arrangements under which institutions receive goods, products or services, deposit-account-related disclosures and advertising as well as to impose restrictions on federal reserve discount window advances for certain institutions and to require that insured depository institutions generally be examined on-site by federal or state personnel at least once every twelve months.

     On October 28, 1992, the Housing and Community Development Act of 1992 was enacted which, INTER ALIA, modified prior law regarding the establishment of compensation standards by the federal banking agencies, deposit account disclosures, loans to bank insiders and real estate appraisal requirements; made certain technical corrections to FDICIA; imposed new sanctions upon banks convicted of money laundering or cash transaction reporting offenses; and restricted the methods banks may employ to calculate and refund prepaid interest on mortgage refinancings and consumer loans. In addition, on October 23, 1992, the Depository Institutions Disaster Relief Act of 1992 was enacted, affording the federal banking agencies limited discretion to provide relief from certain regulatory requirements to depository institutions doing business or seeking to do business in an emergency or major disaster area. West One does not currently expect that the implementation of these laws will have a material adverse effect upon its operations and business or upon the operations and business of its subsidiaries.

     On August 10, 1993 the President signed into law the Omnibus Budget Reconciliation Act of 1993 which contains provisions that, INTER ALIA, affect the amortization of intangible assets by banks, require securities dealers (including banks) to adopt mark-to-market accounting to calculate income taxes, transfer surplus funds from the Federal Reserve System to the Department of the Treasury, authorize the United States Government to originate student loans and establish a preference for depositors in liquidations of FDIC-insured banks. West One is currently assessing the consequences of the enactment of this legislation to its operations, earnings and capital position and the operations, earnings and capital position of its subsidiaries.

     Bills are now pending or expected to be introduced in the United States Congress that contain proposals for altering the structure, regulation, and competitive relationships of the nation's financial institutions. If enacted into law, these pending bills could have the effect of increasing or decreasing the cost of doing business, limiting or expanding permissible activities (including activities in the insurance and securities fields), or affecting the competitive balance among banks, savings associations, and other financial institutions. Some of these bills would reduce the extent of federal deposit insurance, broaden the powers or the geographical range of operations of bank holding companies, modify interestate branching restrictions applicable to national banks, regulate bank involvement in derivations activities, and realign the structure and jurisdiction of various financial institution regulatory agencies. Whether or in what form any such legislation may be adopted or the extent to which the business of West One might be affected thereby cannot be predicted.

DEPOSIT INSURANCE ASSESSMENTS

     The insured bank subsidiaries of West One are required to pay semi-annual deposit insurance assessments to the Bank Insurance Fund of the FDIC ("BIF"). FDICIA requires the FDIC to establish a schedule to increase the reserve ratio of the BIF to 1.25% of insured deposits (or such higher ratio as the FDIC determines to be justified for any year by circumstances raising a significant risk of substantial future losses) over a 15 year period, and to increase the assessment rate on banks, if necessary, to achieve that ratio. FDICIA also requires the FDIC to establish by regulation a risk-based assessment system for deposit insurance which will take into account the probability that the deposit insurance fund will incur a loss with respect to an institution, the likely amount of such loss and the revenue needs of the deposit insurance fund.

     On October 1, 1992, the FDIC published revisions to its deposit insurance regulation to establish a transitional risk-based assessment system pending establishment of a permanent risk-based assessment system by January 1, 1994. Effective January 1, 1993, each insured bank's insurance assessment rate is determined by the risk assessment classification into which it has been placed by the FDIC. The FDIC places each insured bank in one of nine risk assessment classifications based upon its level of capital and supervisory evaluations by its regulators: "well capitalized" banks, "adequately capitalized" banks or "less than adequately capitalized" banks, with each category of banks divided into subcategories of banks which are either "healthy," of "supervisory concern" or of "substantial supervisory concern." An eight basis point spread exists between the assessment rate established for the highest and lowest risk classification, so that banks classified as strongest by the FDIC are subject to a rate of .23% (the same rate as under the previous flat-rate assessment system) while those classified as weakest by the FDIC are subject to a rate of .31% (with intermediate rates of .26%, .29% and .30%). The FDIC staff has stated that insured banks will pay an average rate of approximately .254%. At a meeting on June 17, 1993, the FDIC Board of Directors approved revisions to its regulation establishing the transitional risk-based assessment system with respect to the making of supervisory subgroup assignments and review of such assignments by the FDIC, the making of capital group assignments for new institutions by the FDIC, the payment of disputed assessments by institutions and other matters. In addition, on May 25, 1993, the FDIC Board of Directors voted to amend the current recapitalization schedule for the BIF to reflect the projected achievement by the BIF of a reserve ratio of 1.25% of insured deposits by 2002 (rather than 2006 under the current schedule) and retain the current deposit insurance assessment rates for BIF-member institutions for semi-annual periods beginning July 1, 1993. West One does not presently expect that implementation of the transitional risk-based deposit insurance assessment system, as so revised, will have a material adverse impact on its overall financial condition or results of operations or those of its bank subsidiaries.

     It is possible that the FDIC insurance assessments will be increased further in the future. In addition, the FDIC has authority to impose special assessments from time to time.

INTERSTATE BANKING

     Existing laws and various regulatory developments have allowed financial institutions to conduct significant activities on an interestate basis for a number of years. During recent years, a number of financial institutions have expanded their out-of-state activities and various states have enacted legislation intended to allow certain interestate banking combinations which otherwise would be prohibited by federal law.

     The Bank Holding Company Act generally does not permit the Federal Reserve Board to approve an acquisition by a bank holding company of voting shares or assets of a bank located outside the state in which the operations of its banking subsidiaries are principally conducted unless the acquisition is specifically authorized by the statutes of the state in which such bank is located. Under the laws of Idaho and Utah, respectively, any out-of-state bank or bank holding company may acquire an Idaho or Utah bank or bank holding company. There is no requirement that the laws of the state in which the out-of-state bank or bank holding company's operations are principally conducted afford reciprocal privileges to Idaho or Utah-based acquirers. The Idaho law contains a proviso that the Idaho institution to be acquired must have been in business for at least four years. Washington banks that have been conducting business for at least three years may be acquired by out-of-state bank holding companies whose operations are principally conducted in states granting reciprocal privileges to Washington bank holding companies. Oregon's law relating to interestate banking allows an out-of-state institution or its holding company to acquire all or portions of the capital stock of an Oregon bank which has been engaged in the business of banking for at least three years prior to the acquisition. There is no reciprocity requirement.

WEST ONE-WASHINGTON

     West One-Washington is a state chartered commercial bank. It is not a member of the Federal Reserve System. West One-Washington was once the principal subsidiary of West One Bancorp, Washington, the latter of which was merged into West One Bancorp in 1993, causing West One-Washington to be a direct, wholly-owned subsidiary of West One Bancorp. West One-Washington operates bank locations in twenty-six cities and towns throughout Washington State. West One-Washington has grown significantly in the past few years. On September 3, 1992, it acquired thirty-eight bank branches from Security Pacific Bank Washington and Security Pacific Savings Bank, all located primarily in the Puget Sound region. Also during 1992, West One-Washington acquired Yakima Valley Bank, which was a state-chartered commercial bank based in Yakima, Washington with four branches, $119.5 million in total assets and $102.4 million in total deposits. During 1993, West One-Washington further expanded its franchise through the acquisition of Ben Franklin National Bank, a commercial bank with its main office located in Pasco, Washington, which had assets of $36.5 million, total deposits of $33.1 million, and shareholder's equity of $3.1 million.

     As of March 31, 1994, West One-Washington had total assets of $2.0 billion, total deposits of $1.7 billion, and loans of $1.4 billion. West One-Washington's strength is directly influenced by the economic conditions in Washington State. Although cutbacks in the aerospace industry have weakened Washington's overall economic conditions, certain areas served by West One-Washington, including

Yakima, Spokane, Vancouver and the Tri-Cities area, are experiencing expanding economies.

     As a consequence of the extensive regulation of the commercial banking business in the United States, the business of West One-Washington is particularly susceptible of being affected by federal and state legislation and regulations, which may increase the cost of doing business.

VALLEY BANK

     Valley Bank is a state banking corporation. It has been in operation for over thirty years. In 1984, Valley Bank acquired the Asotin branch of Rainier National Bank. As of March 31, 1994, Valley Bank had assets of $62.3 million, deposits of $53.5 million, loans of $23.1 million, and shareholders' equity of $8.5 million.

     The trade area of Valley Bank which includes the Lewiston-Clarkston area and the surrounding area are remarkably diversified as to business activity.
The largest single employer in the area is a major paper and lumber supplier with extensive private timber holdings, a non-natural-resource-based manufacturer being the second largest employer with the medical community and a state college also providing stable employment. The agriculture segment of the area's economy is significant. The agri-business sector is primarily composed of family-operated farms growing dryland crops consisting of mostly wheat and barley with some acreage planted to canola, peas, lentils and buckwheat. Extensive grain storages and shipping facilities provide a steady base of agriculture-related jobs. Job growth has been at a sustained pace for several years with the unemployment rate generally below state levels. In recent years tourism has become a significant industry and an increased number of individuals have retired to the area. The mix discussed above has led to steady growth in a fairly mature economy.

     Valley Bank is a Washington State Banking Corporation and is not a member of the Federal Reserve System. Valley Bank's primary regulator is the State of Washington Department of Banking and as a non-member bank is further regulated and examined by the FDIC.

     Valley Bank is subject to a large body of both state and federal regulations that not only address safety and soundness matters but via various regulations generally under the FDIC's supervision enforce governmental mandates that promote various social and consumer issues. Increasing resources both human and financial are being committed to coping with the attendant regulatory
burden imposed by government actions.   FIRREA which was the congressional
response to the savings and loan crisis and FDICIA which Valley Bank views as a congressional mandate for regulator micro-management of the banking industry added significant regulatory burden to all banks. FDICIA has led to an increased number of regulatory changes and aggressive interpretation by examiners. Banks with assets of less than $200,000,000 have had to allocate a disproportionate amount of resources to monitoring and implementing regulatory changes. It is not anticipated that regulatory burden will decrease in the foreseeable future.

     Premiums paid to the FDIC have been an increasing burden on bank earnings. As deposits grow the dollar burden on the bank increases. When the Bank Insurance Fund reaches 1.25% of insured deposits, the FDIC is authorized to reduce insurance premiums. There is no assurance as to when and if this will transpire.

                                 MONETARY POLICY

     The earnings of West One, West One-Washington and Valley Bank are directly affected by the monetary and fiscal policies of the federal government and governmental agencies. The Federal Reserve Board has broad powers to expand and constrict the supply of money and credit and to regulate the reserves which its member banks must maintain based on deposits. These broad powers are used to influence the growth of bank loans, investments and deposits, and may affect the interest rates which will prevail in the market for loans investments and deposits. Governmental and Federal Reserve Board monetary policies have had a significant effect on the operating results of commercial banks in the past and are expected to do so in the future. The future impact of such policies and practices on the growth or profitability of West One, West One-Washington, and Valley Bank cannot be predicted.

                         INFORMATION CONCERNING WEST ONE

                                WEST ONE BANCORP
                             SELECTED FINANCIAL DATA

     The following unaudited table of selected financial data should be read in conjunction with West One's consolidated financial statements and the related notes and with West One's management's discussion and analysis of financial condition and results of operations, incorporated herein by reference. See "West One Documents Incorporated by Reference." In the opinion of management of West One, all adjustments (consisting only of normal recurring accruals) necessary to a fair statement of the results for the interim periods have been included. The results for the interim period ended March 31, 1994 are not necessarily indicative of the results for the entire year.

                             SELECTED FINANCIAL DATA
                                WEST ONE BANCORP


                                  For the three months
                                     ended March 31,                                 Year ended December 31,
                               -------------------------     ----------------------------------------------------------------------
SUMMARY OF INCOME
(DOLLARS IN THOUSANDS)            1994           1993           1993           1992           1991           1990           1989
                                --------       --------       --------       --------       --------       --------       --------
 Interest income               $ 125,986      $ 119,420      $ 497,325      $ 433,788      $ 447,552      $ 443,703      $ 421,853
 Interest expense                 45,484         49,535        193,435        195,090        249,980        268,014        266,022
                               ---------      ---------      ---------      ---------      ---------      ---------      ---------
 Net interest income              80,502         69,885        303,890        238,698        197,572        175,689        155,831
 Provision for credit losses       3,989          3,092         13,383         14,308         29,680         11,668          7,514
                               ---------      ---------      ---------      ---------      ---------      ---------      ---------
 Net interest income after
   provision for credit losses    76,513         66,793        290,507        224,390        167,892        164,021        148,317
                               ---------      ---------      ---------      ---------      ---------      ---------      ---------
 Other income                     26,438         23,163        102,014         81,771         70,548         61,931         52,072
 Securities gains (losses)          (158)            (8)           495          1,690          2,156             24            862
                               ---------      ---------      ---------      ---------      ---------      ---------      ---------
 Total noninterest income         26,280         23,155        102,509         83,461         72,704         61,955         52,934
                               ---------      ---------      ---------      ---------      ---------      ---------      ---------
 Salaries and employee
   benefits                       34,038         31,378        128,886        104,024         90,485         82,211         78,719
 Other expense                    36,435         32,723        143,552        112,500         92,651         80,825         74,169
                               ---------      ---------      ---------      ---------      ---------      ---------      ---------
 Total noninterest expense        70,473         64,101        272,438        216,524        183,136        163,036        152,888
                               ---------      ---------      ---------      ---------      ---------      ---------      ---------
 Income before taxes              32,320         25,847        120,578         91,327         57,460         62,940         48,363
 Provision for income taxes        9,405          7,682         37,391         27,955         16,261         18,673         13,375
                               ---------      ---------      ---------      ---------      ---------      ---------      ---------
 Net income                    $  22,915      $  18,165      $  83,187      $  63,372      $  41,199      $  44,267      $  34,988
                               ---------      ---------      ---------      ---------      ---------      ---------      ---------
                               ---------      ---------      ---------      ---------      ---------      ---------      ---------

PER SHARE DATA (a)
 Primary earnings per share    $     .65      $     .55      $    2.50      $    2.09      $    1.47      $    1.60      $    1.27
 Fully diluted earnings
   per share                         .62            .53           2.38           1.98           1.44           1.60           1.26
 Book value at end of period       18.29          15.71          17.96          15.14          13.08          12.07          10.88
 Cash dividends declared             .18             --            .49           .675            .48            .44            .41
 Cash dividends paid                 .18            .13           .595            .51            .47            .44            .40

BALANCE SHEET DATA AT PERIOD
  END (DOLLARS IN THOUSANDS)
 Assets                       $7,813,814     $7,071,202     $7,671,353     $7,133,637     $5,417,199     $4,946,989     $4,760,263
 Deposits                      6,079,574      5,531,362      5,937,047      5,636,339      4,044,408      3,860,881      3,597,072
 Loans                         5,430,656      4,591,087      5,354,497      4,531,913      3,497,451      3,292,217      2,934,970
 Allowance for credit losses      77,204         70,718         74,923         68,243         53,048         47,823         49,755
 Long-term debt                  115,112        117,208        116,460        117,649        111,881         72,614         71,863
 Shareholders' equity            639,404        508,941        623,566        489,825        367,048        332,692        298,469
 Shares outstanding (a)       34,967,500     32,389,108     34,718,731     32,351,160     28,062,404     27,567,672     27,425,588

SELECTED FINANCIAL RATIOS
 Return on average assets          1.22 %         1.06 %         1.14 %         1.08 %          .80 %          .94 %          .79 %
 Return on average
  shareholders' equity            14.91          14.79          15.61          14.93          11.82          14.16          12.36
 Average shareholders equity
  to average total assets          8.16           7.18           7.29           7.26           6.75           6.61           6.39
 Dividend payout (b)              27.47             --          19.74          33.11          32.38          26.30          31.63

(a) Amounts have been restated for the two-for-one stock split paid August 13, 1993.
(b)  Common dividends declared divided by net income.


               STOCK PRICES AND DIVIDENDS ON WEST ONE COMMON STOCK

     West One Common Stock is traded in the over-the-counter market under the symbol "WEST" and is listed in the NASDAQ National Market System. The following table sets forth the high and low bid quotations for West One Common Stock for the periods indicated, in each case as reported by NASDAQ, and the cash dividends per share declared on West One Common Stock for such periods, all adjusted for stock dividends. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.


                                                 Quarterly Bid           Cash
                                                  Price Range          Dividends
                                             --------------------
                                              High           Low       Declared
                                             -------      -------      --------
1992
First Quarter...........................     $19 7/8      $15 1/2        $.13
Second Quarter..........................      21 3/8       17 5/8         .13
Third Quarter...........................      20 7/8       19 3/8         .13
Fourth Quarter..........................      25 1/4       20 3/8         .285
                                                                         -----
                                                                         $.675
                                                                         -----
                                                                         -----

1993
First Quarter...........................     $27 1/8      $24 1/2        $ --
Second Quarter..........................      26 1/8       22 7/8         .155
Third Quarter...........................      29 1/2       24 3/8         .155
Fourth Quarter..........................      31 3/4       23 5/8         .18
                                                                         -----
                                                                         $.49
                                                                         -----
                                                                         -----
1994
First Quarter...........................     $28 1/4      $25 1/8        $.18
Second Quarter..........................      xx.xx        xx.xx          .18
Third Quarter (through July __, 1994)...      xx.xx        xx.xx           --
                                                                         ----
                                                                         $.36
                                                                         ----
                                                                         ----


     On March 11, 1994, the last NASDAQ trading day prior to the public announcement of the Reorganization, the closing sale price for the West One Common Stock was $27.50. On July __,1994, the closing sale price for the West One Common Stock was $_____. On June 30, 1994, there were approximately __________ shares of West One Common Stock outstanding, held by approximately
_____ shareholders of record.

     While West One is not obligated to pay cash dividends, West One's Board of Directors presently intends to continue the policy of paying quarterly cash dividends. Future dividends will depend, in part, upon the earnings and financial condition of West One.

                   PRINCIPAL HOLDERS OF WEST ONE COMMON STOCK

     As of May 31, 1994, beneficial ownership by each person who was known by West One to own beneficially more than 5% of the outstanding shares of West One Common Stock and by all officers and directors as a group was as follows:


                              Amount and Nature of Beneficial Ownership
                              -----------------------------------------
                                   Number of Shares        Percent of         Percent of
Name and Address of                  Beneficially         Outstanding         Stock After
 Beneficial Owner                        Owned            Common Stock     Reorganization(2)
- -------------------                ----------------       ------------     -----------------
Harry Bettis (1)                      2,106,849              5.96%               5.87%
Star Route
Payette, Idaho


All directors and                     2,638,976              7.47%               7.35%
officers as a group

_______________
(1) Of the indicated shares, Mr. Bettis has sole voting and dispositive power over 2,049,814 shares and shared voting and dispositive power over 57,035 shares. Mr. Bettis is a director of West One.


(2) Assumes 550,000 shares issued to Valley Bank shareholders in connection with the Reorganization.


                  WEST ONE DOCUMENTS INCORPORATED BY REFERENCE

     The following documents previously filed by West One with the SEC pursuant to the Exchange Act are hereby incorporated by reference into this Proxy Statement/Prospectus:

     1. West One's Annual Report on Form 10-K for the year ended December 31, 1993 ("West One Form 10-K"); and

     2. West One's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994.

     For the convenience of Valley Bank shareholders, a copy of West One's 1993 Annual Report to Shareholders ("West One Annual Report") is being mailed to Valley Bank shareholders along with this Proxy Statement/Prospectus. The following portions of the West One Annual Report have been incorporated by reference into the West One Form 10-K and by reference to the West One Form 10-K are also incorporated by reference herein:

     1.   "Selected Financial Data" on page 12;

     2.   "Management's Discussion and Analysis" on pages 13 through 26;

     3. "Independent Auditors Report" and the consolidated financial statements and notes to consolidated financial statements on pages 28 through 53;

     4.   "Quarterly Financial Information" on page 27; and

     5.   "Market Prices and Dividends" on page 16.

     Portions of the West One Annual Report other than those listed above as incorporated herein by reference are not part of this Proxy Statement/Prospectus. The West One Annual Report does not contain all of the information contained in the West One Form 10-K. Valley Bank shareholders who wish to obtain copies of the documents incorporated by reference herein may do so by following the instructions under "Available Information" above.

     All documents filed by West One with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                       INFORMATION CONCERNING VALLEY BANK

     Valley Bank was organized on August 8, 1963 under Washington law as Valley Commercial Bank. The only transaction that has consummated since that date was the acquisition of the Asotin branch of Rainier National Bank on September 7, 1984. Valley Bank engages in the commercial banking business through its Clarkston and Asotin offices. As of March 31, 1994, Valley Bank had assets of $62.3 million, deposits of $53.5 million, loans of $23.1 million, and shareholders' equity of $8.5 million.

     See "Valley Bank Financial Information", "Management's Discussion and Analysis," and "Statistical Information" for additional information concerning the business of Valley Bank.

                                   VALLEY BANK

                             SELECTED FINANCIAL DATA

     The following unaudited selected financial data should be read in conjunction with Valley Bank's financial statements and the related notes and with Valley Bank's management's discussion and analysis of financial condition and results of operations, provided elsewhere herein. See "Valley Bank Financial Statements," below. In the opinion of management of Valley Bank, all adjustments (consisting only of normal recurring accruals, except for cumulative effect of accounting change) necessary to a fair statement of the results for the interim periods have been included. The results for the three months ended March 31, 1994 are not necessarily indicative of the results of the entire year.

                             SELECTED FINANCIAL DATA
                             VALLEY COMMERCIAL BANK


                                  For the three months
                                     ended March 31,                                Year ended December 31,
                               ------------------------      --------------------------------------------------------------------
                                 1994           1993           1993           1992           1991           1990           1989
                               --------       --------       --------       --------       --------       --------       --------
SUMMARY OF INCOME
(DOLLARS IN THOUSANDS)
 Interest income               $     901      $     981      $   3,726      $   3,898      $   4,113      $   4,154      $   3,711
 Interest expense                    350            361          1,400          1,599          2,077          2,146          1,927
                               ---------      ---------      ---------      ---------      ---------      ---------      ---------
 Net interest income                 551            620          2,326          2,299          2,036          2,008          1,784
 Provision for credit losses          --             30            120            120            120            110             52
                               ---------      ---------      ---------      ---------      ---------      ---------      ---------
 Net interest income after
   provision for credit losses       551            590          2,206          2,179          1,916          1,898          1,732
                               ---------      ---------      ---------      ---------      ---------      ---------      ---------
 Other income                         85             81            414            450            381            336            327
 Securities gains (losses)            --             --             --              1             --             --             (4)
                               ---------      ---------      ---------      ---------      ---------      ---------      ---------
 Total noninterest income             85             81            414            451            381            336            323
                               ---------      ---------      ---------      ---------      ---------      ---------      ---------
 Salaries and employee benefits      184            181            735            731            715            664            655
 Other expense                       189            165            734            677            690            640            664
                               ---------      ---------      ---------      ---------      ---------      ---------      ---------
 Total noninterest expense           373            346          1,469          1,408          1,405          1,304          1,319
                               ---------      ---------      ---------      ---------      ---------      ---------      ---------
 Income before taxes                 263            325          1,151          1,222            892            930            736
 Provision for income taxes           83            104            388            350            236            252            202
                               ---------      ---------      ---------      ---------      ---------      ---------      ---------
 Net income                    $     180      $     221      $     763      $     872      $     656      $     678      $     534
                               ---------      ---------      ---------      ---------      ---------      ---------      ---------
                               ---------      ---------      ---------      ---------      ---------      ---------      ---------

PER SHARE DATA
 Earnings per share            $   88.08      $  108.33      $  373.29      $  426.52      $  321.14      $  331.82      $  261.02
 Book value at end of period    4,169.89       3,927.42       4,081.82       3,791.76       3,410.47       3,150.09       2,860.69
 Cash dividends declared              --             --          83.00          56.00          50.00          42.00          40.00
 Cash dividends paid               83.00          56.00          56.00          50.00          42.00          40.00          31.50

BALANCE SHEET DATA AT PERIOD
 END (Dollars in thousands)
 Assets                          $62,339        $57,311        $63,631        $58,846        $52,613         46,933        $42,016
 Deposits                         53,463         48,951         54,613         50,544         45,103         39,861         35,550
 Loans                            23,082         22,929         23,380         22,690         20,759         20,298         18,578
 Allowance for credit losses         718            662            717            631            446            421            186
 Shareholders' equity              8,523          8,027          8,343          7,750          6,993          6,439          5,847
 Shares outstanding                2,044          2,044          2,044          2,044          2,044          2,044          2,044

SELECTED FINANCIAL RATIOS
 Return on average assets          1.18%          1.55%          1.30%          1.58%          1.32%          1.50%          1.31%
 Return on average
  shareholders' equity              8.53          11.27           9.26          11.63           9.54          10.84           9.17
 Average shareholders equity
  to average total assets          13.86          13.78          14.00          13.56          13.86          13.87          14.33
 Dividend payout (a)                  --             --          22.28           3.19          15.55          12.68          15.36

(a)  Common dividends declared divided by net income.


             STOCK PRICES AND DIVIDENDS ON VALLEY BANK COMMON STOCK

     Valley Bank's common stock is not widely or actively traded and is not listed with a national securities exchange or quoted on any automated quotation system. The common stock occasionally trades through private negotiated transactions between individuals. As a result, no established public trading
market for Valley Bank's common stock presently exists.   Reliable information
concerning the prices at which Valley Bank's common stock has traded in private negotiated transactions is not publicly available or generally known to Valley Bank or West One. On occasion, Valley Bank has become aware of the trading price of its common stock in private transactions. Information concerning those trading prices has been omitted based on Valley Bank's belief that such prices are not necessarily representative of the market price for its common stock during any particular period. Since March 14, 1994, the date the Plan of Reorganization was publicly announced, there have been no trades in Valley Bank Common Stock.

     The following table sets forth the cash dividends per share declared on Valley Bank Common Stock for such periods.

                                              Cash Dividends
                                                Declared
                                              --------------
               1992 First Quarter.....          $    --
                    Second Quarter....               --
                    Third Quarter.....               --
                    Fourth Quarter....            56.00
                                                -------
                                                $ 56.00
                                                -------
                                                -------

               1993 First Quarter....                --
                    Second Quarter...                --
                    Third Quarter....                --
                    Fourth Quarter...             83.00
                                                -------
                                                $ 83.00
                                                -------
                                                -------

               1994 First Quarter...                 --
                    Second Quarter..                 --
                    Third Quarter...                 --
                     (through July __, 1994)         --
                                                -------
                                                $    --
                                                -------
                                                -------


     The holders of Valley Bank Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. Valley Bank's ability to pay dividends is governed by Washington law. Under RCW 30.04.180, dividends may not be declared or paid in an amount greater than its retained earnings, without approval from the Director. The Board of Directors can declare dividends out of undivided profits as they deem expedient, but before any dividend is declared, not less than one-tenth of the net profits must be carried to a surplus fund until the amount in such surplus fund is equal to twenty-five percent of the paid-in common stock of the bank.

     Valley Bank is subject to certain limitations on the amount of cash dividends that it can pay. The prior approval of the FDIC is required if the total of all cash dividends declared by a state-chartered member bank, such as Valley Bank, in any calendar year will exceed the total of such bank's net profits (as defined by statute) for that year combined with its retained net profits for the preceding two calendar years less any required transfers to surplus. In addition, the FDIC is authorized to determine under certain circumstances relating to the financial condition of a state-chartered member bank that the payment of dividends would be an unsafe and unsound practice and to prohibit payment thereof. Under FDICIA, all insured banks are generally prohibited from making any capital distributions and from paying management fees to persons having control of the bank where such payments would cause the bank to be undercapitalized. See "Supervision and Regulation -- Regulatory Capital Requirements -- Other Issues and Developments Relating to Regulatory Capital."

     On __________, 1994, the record date for the Special Meeting, Valley Bank had approximately 53 stockholders, based upon the number of stockholders of record. At such date, 2,044 shares of Valley Bank Common Stock were outstanding.

                STOCKHOLDINGS OF DIRECTORS AND EXECUTIVE OFFICERS

     Persons who were beneficial owners of 5% or more of the issued and outstanding Valley Bank Common Stock and the stock ownership of all Valley Bank directors and officers as a group at the record date are shown in the following table.

    Name of                           Amount of                Percent of
Beneficial Owner             Beneficial Ownership(1)          Common Stock
- ----------------             -----------------------          ------------

Gerald D. Wilson                        1,261                    61.7%
615 Sixth Street
Clarkston, WA 99403

Joseph P. McKiernan                       215                    10.5%
615 Sixth Street
Clarkston, WA 99403

Directors and
 officers as a                          1,573                    77.0%
 group

(1) The table includes some shares owned jointly with a spouse, although the person named may not have sole or shared voting and investment power over those shares; otherwise, each person named has the sole voting and investment power of the shares shown. Figures also include shares owned by trusts of which the beneficial owner is trustee, with sole voting and investment power.

                      VALLEY BANK FINANCIAL INFORMATION

                            VALLEY COMMERCIAL BANK

                                BALANCE SHEETS
                                 (UNAUDITED)



                                                    December 31,     March 31,
                                                  ----------------   --------
Dollars in thousands                               1993        1992    1994
                                                  -------    ------   -------
ASSETS
Cash and due from banks                           $ 3,635   $ 2,697   $ 3,377
Due from banks - interest bearing                      99        99        99
Federal funds sold                                 11,650     8,850     7,750
                                                  -------   -------   -------

Securities:
  Available for sale                                   --        --     5,530
  Held to maturity                                 23,216    22,801    20,956
                                                  -------   -------   -------
Total securities                                   23,216    22,801    26,486
                                                  -------   -------   -------

Loans                                              23,380    22,690    23,082
Allowance for credit losses                          (717)     (631)     (718)
                                                  -------   -------   -------
Net loans                                          22,663    22,059    22,364
                                                  -------   -------   -------
Premises and equipment                                863       928       855
Other real estate owned                               559       694       323
Interest receivable                                   508       622       598
Other assets                                          438        96       487
                                                  -------   -------   -------
Total assets                                      $63,631   $58,846   $62,339
                                                  -------   -------   -------
                                                  -------   -------   -------


LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits
  Non-interest bearing                            $ 9,911   $ 7,680   $ 8,261
  Interest bearing                                 44,702    42,864    45,202
Other borrowings                                      123        --        --
Other liabilities                                     552       552       353
                                                  -------   -------   -------
Total liabilities                                  55,288    51,096    53,816
                                                  -------   -------   -------

Commitments and contingent liabilities (Note 10)

SHAREHOLDERS' EQUITY
Common stock - $100 par value; 2,200 shares
  authorized; 2,044 shares outstanding                204       204       204
Capital surplus                                     2,781     2,781     2,781
Retained earnings                                   5,358     4,765     5,538
                                                  -------   -------   -------
Total shareholders' equity                          8,343     7,750     8,523
                                                  -------   -------   -------
Total liabilities and shareholders' equity        $63,631   $58,846   $62,339
                                                  -------   -------   -------
                                                  -------   -------   -------


The accompanying notes are an integral part of the financial statements.

                                        VALLEY COMMERCIAL BANK

                                         STATEMENTS OF INCOME
                                              (UNAUDITED)


                                                 For the year ended          For the quarter ended
                                                     December 31,                  March 31,
                                           --------------------------------  ---------------------
                                              1993       1992      1991        1994         1993
                                           --------     -------   ---------  ---------   ---------
       INTEREST INCOME
       Loans                                  $2,203      $2,254     $2,385        $524       $568
       Short-term investments                    180         216        370          78         34
       Interest and dividends on securities:
         Taxable                               1,177       1,229      1,148         257        337
         Non-taxable                             166         199        210          42         42
                                            --------     -------   --------   ---------     ------

       Total interest income                   3,726       3,898      4,113         901        981
                                            --------     -------   --------   ---------     ------

       INTEREST EXPENSE
       Deposits                                1,400       1,599      2,077         350        361
                                            --------     -------   --------   ---------     ------

       Total interest expense                  1,400       1,599      2,077         350        361
                                            --------     -------   --------   ---------     ------
       Net interest income                     2,326       2,299      2,036         551        620
       Provision                                 120         120        120          --         30
                                            --------     -------   --------   ---------     ------
       Net interest income after
         provision for credit losses           2,206       2,179      1,916         551        590
                                            --------     -------   --------   ---------     ------

       NONINTEREST INCOME
       Service charges on deposit accounts       290         300        262          69         73
       Other                                     124         150        119          16          8
       Securities gains (losses)                  --           1         --          --         --
                                            --------     -------   --------   ---------     ------
       Total noninterest income                  414         451        381          85         81
                                            --------     -------   --------   ---------     ------

       NONINTEREST EXPENSE
       Employee compensations and benefits       735         731        715         184        181
       Net occupancy                              88          84         70          21         25
       Equipment                                  76          95         95          21         21
       Supplies                                   54          53         46          13         12
       Postage                                    52          57         52          14         12
       Insurance and taxes                        78          79         94          38         19
       Outside services                           30          47         24          12         --
       Other                                     356         262        309          70         76
                                            --------     -------   --------   ---------     ------
       Total noninterest expense               1,469       1,408      1,405         373        346
                                            --------     -------   --------   ---------     ------

       Income before taxes                     1,151       1,222        892         263        325
       Provision for income taxes                388         350        236          83        104
                                            --------     -------   --------   ---------     ------

       Net income                             $  763      $  872     $  656        $180       $221
                                            --------     -------   --------   ---------     ------
                                            --------     -------   --------   ---------     ------

       Earnings per share                    $373.29     $426.52    $321.14      $88.08    $108.33
       Dividends declared per share            83.00       56.00      50.00          --         --


The accompanying notes are an integral part of the financial statements.

                          VALLEY COMMERCIAL BANK

                      STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (UNAUDITED)


                                   Common     Capital   Retained
Dollars in thousands               Stock      Surplus   Earnings        Total
                                   -------    -------   --------       ------
Balance December 31, 1990             $204      $2,781    $3,454       $6,439
Net income                              --          --       656          656
Cash dividends declared -
  $50.00 per share                      --          --      (102)        (102)
                                   -------     -------   -------       ------
Balance at December 31, 1991           204       2,781     4,008        6,993
Net income                              --          --       872          872
Cash dividends declared -
  $56.00 per share                      --          --      (115)        (115)
                                   -------     -------   -------       ------
Balance at December 31, 1992           204       2,781     4,765        7,750

Net income                              --          --       763          763
Cash dividends declared -
  $83.00 per share                      --          --      (170)        (170)
                                   -------     -------   -------       ------
Balance at December 31, 1993           204       2,781     5,358        8,343
Net income                              --          --       180          180
                                   -------     -------   -------       ------
Balance at March 31, 1994             $204      $2,781    $5,538       $8,523
                                   -------     -------   -------       ------
                                   -------     -------   -------       ------


The accompanying notes are an integral part of the financial statements.

                                     VALLEY COMMERCIAL BANK

                             CONSOLIDATED STATEMENTS OF CASH FLOWS

                                          (UNAUDITED)



                                                                                                    For the three
                                                                 For the year ended                 months ended
                                                                     December 31,                      March 31,
                                                              -----------------------------    ---------------------
 Dollars in thousands                                          1993       1992        1991      1994           1993
                                                              -------   -------     -------    --------      -------
 CASH FLOWS FROM OPERATING ACTIVITES:
   Net income                                                 $   763   $   872     $   656    $    180      $   221
   Adjustments to reconcile net income to net
    cash provided by operating activities:

   Provision for credit losses                                    120       120         120          --           30
   Depreciation of premises and equipment                          71        36          66           8           16
   Amortization and accretion of premiums and discounts           176       149          23          35           41
   Amortization of intangible and other assets                      7         7           7           2            2
   Change in other assets                                        (235)      425        (469)       (141)        (426)
   Change in other liabilities                                    (55)       22        (132)        (29)         (48)
                                                             --------    ------      ------     -------     --------
    Net cash provided (used) by operating activities              847     1,631         271          55         (164)
                                                             --------    ------      ------     -------     --------

 CASH FLOWS FROM INVESTING ACTIVITIES:
   Change in interst bearing deposits with banks                   --       999        (798)         --           --
   Change in Federal funds sold                                (2,800)   (2,700)     (1,400)      3,900        5,700
   Purchase of securities held to maturity                    (12,231)  (12,201)    (10,674)     (6,028)      (5,383)
   Maturity of securities held to maturity                     11,640     8,170       7,218       2,723        1,953
   Sale of securities held to maturity                             --       500          --          --           --
   Change in net loans and leases                                (625)   (1,816)       (683)        176         (238)
   Purchase of preises and equipment                               (6)      (97)        (13)         --           (1)
   Sale of other real estate owned                                159       417         410         236          119
                                                             --------    ------      ------     -------     --------
   Net cash provided (used) by investing activities            (3,863)   (6,728)     (5,940)      1,007        2,150
                                                             --------    ------      ------     -------     --------
 CASH FLOWS FROM FINANCING ACTIVITIES:
   Change in deposits                                           4,069     5,441       5,242      (1,150)      (1,593)
   Cash dividends paid                                           (115)     (102)        (86)       (170)        (115)
                                                             --------    ------      ------     -------     --------
   Net cash provided (used) by financing activities             3,954     5,339       5,156      (1,320)      (1,708)
                                                             --------    ------    --------     -------     --------
   Net increase (decrease) in cash and due from bank              938       242        (513)       (258)         278
   Cash and due from banks - beginning of period                2,697     2,455       2,968       3,635        2,697
                                                             --------    ------    --------     -------     --------
   Cash and due from banks - end of period                    $ 3,635   $ 2,697     $ 2,455     $ 3,377      $ 2,975
                                                             --------    ------    --------     -------     --------
                                                             --------    ------    --------     -------     --------
  SUPPLEMENTAL INFORMATION:
   Interest paid                                              $ 1,418   $ 1,669     $ 2,139       $ 361        $ 384
   Income taxes paid                                              420       242         350          55           80

  NONCASH ACTIVITIES:
   Dividends declared not paid                                    170       115         102          --           --
   Loans made on other real estate sold                           212       100          --          --           --
   Other real estate acquired in settlement of loans              236        50         127          --           --


The accompanying notes are an integral part of the financial statements.

NOTES TO FINANCIAL STATEMENTS - (UNAUDITED)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Dollars in thousands

The accounting and reporting policies of Valley Commercial Bank (Valley Bank) conform to generally accepted accounting principals and prevailing practices within the banking industry.

INVESTMENT SECURITIES

In 1994, Valley Bank adopted Statements of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under this pronouncement, securities held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts. Securities available for sale are stated at market value. Gains and losses on sale of securities. Net unrealized gain or loss on securities available for sale are included, net of tax, as a component of shareholders' equity.

LOANS

Loans are stated at the principal amount outstanding, net of unearned income. Interest on loans is recognized as income based on the outstanding principal and the stated interest rates as adjusted for net deferred loan fees, premiums and discounts. Loan origination fees and costs are deferred and recognized as income on the interest method over the life of the loans. Recognition of interest income is discontinued and all accrued, unpaid interest is reversed when a loan is placed on nonaccrual status. A loan is placed on nonaccrual status when timely collection of interest becomes doubtful or reflected as interest income on a cash basis. Loans are removed from nonaccrual status when they are current and collectibility of principal and interest is no longer doubtful.

ALLOWANCE FOR CREDIT LOSSES

The allowance for credit losses is maintained at a level considered adequate by management to provide for losses inherent in the portfolio of loans and commitments to extend credit. The estimate of additions to the allowance for credit losses, and the resulting charge to expense, requires judgment in evaluating the borrower's management, financial position, cash flow, collateral values and guarantees, as well as projection of the outcome of future events. The continuing adequacy of the allowance for credit losses is determined based upon the results of a credit classification system, internal and external credit examinations, historic experience, economic conditions, industry concentrations, elements of risk and other loss factors affecting the quality of the loan portfolio.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets.

OTHER REAL ESTATE OWNED

Other real estate owned consists principally of properties acquired through foreclosure and is stated at the lower of cost or market value.

INCOME TAXES

Income taxes are provided on earnings as reported for financial statement purposes adjusted principally for nontaxable interest income. Deferred income taxes reflect the tax effect of timing differences between financial statement income and taxable income.

In 1993, Valley Bank adopted SFAS No. 109 "Accounting for Income Taxes," which prescribes the liability method of accounting for income taxes. Under this method, the change between periods in the deferred tax assets and liabilities together with income taxes currently payable are reflected as income tax expense in the financial statements.

EARNINGS PER COMMON SHARE

Earnings per common share are based upon the weighted average number of common shares outstanding.

STATEMENTS OF CASH FLOWS
Cash and cash equivalents consist of cash and due from banks.

NOTE 2 - RESTRICTIONS ON CASH AND DUE FROM BANKS
Dollars in thousands

Based on the types and amounts of deposits received, Valley Bank must maintain an appropriate amount of currency and non-interest bearing cash deposits in accordance with reserve requirements of the Federal Reserve Bank. Such reserve requirements totaled $448, $340 and $365 at December 31, 1993 and 1992 and March 31, 1994, respectively.

NOTE 3 - SECURITIES
Dollars in thousands

The amortized cost, gross unrealized gains and losses, and estimated market value of securities follow:


                                                               Gross               Gross             Estimated
                                         Amortized          Unrealized          Unrealized            Market
                                           Cost                Gains              Losses               Value
                                         ---------          ----------          ----------          ----------
MARCH 31, 1994

Held to maturity:
  U.S. Treasury securities                $  6,530                $  9                $105            $  6,434
  U.S. Agency securities                     7,977                  18                 122               7,873
  Municipal bonds                            2,903                 136                   5               3,034
  Other                                      3,546                   2                  37               3,511
                                          --------                ----                ----            --------
Total held to maturity                      20,956                 165                 269              20,852
                                          --------                ----                ----            --------

Available for sale:
  U.S. Treasury securities                   5,530                  --                  --               5,530
                                          --------                ----                ----            --------
Total securities                          $ 26,486                $165                $269            $ 26,382
                                          --------                ----                ----            --------
                                          --------                ----                ----            --------

DECEMBER 31, 1993

  U.S. Treasury securities                $ 10,553                $ 41                $  3            $ 10,591
  U.S. Agency securities                     6,301                  47                  35               6,313
  Municipal bonds                            2,934                 189                   2               3,121
  Other                                      5,427                  29                  --               3,457
                                          --------                ----                ----            --------
Total securities                          $ 23,216                $306                $ 40            $ 23,482
                                          --------                ----                ----            --------
                                          --------                ----                ----            --------

DECEMBER 31, 1992

  U.S. Treasury securities                $  8,616                $154                $ 13            $  8,757
  U.S. Agency securities                     5,996                  46                  61               5,981
  Municipal bonds                            2,762                 157                  --               2,919
  Other                                      5,427                  35                  15               5,447
                                          --------                ----                ----            --------
Total securities                          $ 22,801                $392                $ 89            $ 23,104
                                          --------                ----                ----            --------
                                          --------                ----                ----            --------


Gross gains of $1 were realized on 1992 sales. There were no sales of securities in 1993 or 1991.

Securities having book values of $1,749 and $1,258 at December 31, 1993 and 1992 respectively, were pledged as collateral to secure public deposits and for other purposes as required by law. At March 31, 1994, securities with book values of $1,749 were similarly pledged as security.

The amortized cost and estimated market value of investment securities by contractual maturity are shown below. Expected maturities differ from contractual maturities because debt issuers may have the right to call or prepay obligations, with or without call or prepayment penalties.


                                            December 31, 1993             December 31, 1992               March 31, 1994
                                         ------------------------      ------------------------      ------------------------
                                                        Estimated                     Estimated                     Estimated
                                         Amortized       Market        Amortized       Market        Amortized       Market
                                           Cost           Value          Cost           Value          Cost           Value
                                         ---------      ---------      ---------      ---------      ---------      ---------
Due in one year or less                    $ 7,337        $ 7,382        $ 7,591        $ 7,693        $ 6,979        $ 6,978
Due after one year through five years       11,440         11,540         12,018         12,093         15,815         15,766
Due after five years                         4,439          4,560          3,192          3,318          3,692          3,638
                                           -------        -------        -------        -------        -------        -------
                                           $23,216        $23,482        $22,801        $23,104        $26,486        $26,382
                                           -------        -------        -------        -------        -------        -------
                                           -------        -------        -------        -------        -------        -------


NOTE 4 - LOANS
Dollars in thousands


                                                     December 31,           March 31,
                                               -----------------------      ---------
                                                 1993           1992           1994
                                               --------       --------       --------
Commercial                                      $ 7,870        $ 8,158        $ 8,321
Agricultural                                      4,371          4,133          3,730
Real estate                                       8,993          8,179          8,941
Consumer                                          2,146          2,220          2,090
                                                -------        -------        -------
Total loans                                     $23,380        $22,690        $23,082
                                                -------        -------        -------
                                                -------        -------        -------


Loans on which the accrual of interest had been discontinued totaled $158 at December 31, 1992. At December 31, 1993 and 1992, there were no commitments to lend additional funds to borrowers whose loans are classified as non-accrual. Loans past due 90 days or more totaled $3 at December 31, 1993; related accrued interest was insignificant.

Maturity and repricing of Valley Bank's portfolio is as follows:


                                                     December 31,           March 31,
                                               -----------------------      ---------
                                                 1993           1992           1994
                                               --------       --------       --------
Fixed rate maturing in:
 Three months or less                           $   224        $   653        $   299
 Over three months through twelve months            961          1,130            861
 Over one year through five years                 4,035          3,403          3,364
 Over five years                                    718            503            731
                                                -------        -------        -------

Total fixed rate loans                            5,938          5,689          5,255
                                                -------        -------        -------
Floating rate maturing in:
 Three months or less                            17,442         16,843         17,827
                                                -------        -------        -------


Total floating rate loans                        17,442         16,843         17,827
                                                -------        -------        -------

Nonaccrual loans                                    --            158             --
                                                -------        -------        -------
Total loans                                     $23,380        $22,690        $23,082
                                                -------        -------        -------
                                                -------        -------        -------


Credit risk assets were as follows:


                                                     December 31,           March 31,
                                               -----------------------      ---------
                                                 1993           1992           1994
                                               --------       --------       --------
NONPERFORMING ASSETS
Nonaccrual loans                                $    --           $158        $    --
Other real estate owned                             559            694            323
                                                -------        -------        -------
Total nonperforming assets                         $559           $852           $323
                                                -------        -------        -------
                                                -------        -------        -------
Accruing loans past 90 days or more             $     3             --             --


NOTE 5 - ALLOWANCE FOR CREDIT LOSSES
Dollars in thousands

Transactions in the allowance for credit losses follow:


                                                     December 31,           March 31,
                                               -----------------------      ---------
                                                 1993           1992           1994
                                               --------       --------       --------
Beginning balance                               $   631        $   446        $   717
                                                -------        -------        -------
Loan charge-offs                                     36             46             --
Loan recoveries                                       2            111              1
                                                -------        -------        -------
 Net charge-offs                                     34            (65)            (1)
Provision for loan losses                           120            120             --
                                                -------        -------        -------
Ending balance                                  $   717        $   631        $   718
                                                -------        -------        -------
                                                -------        -------        -------


NOTE 6 - PREMISES AND EQUIPMENT
Dollars in thousands

Premises and equipment follow:


                                                     December 31,           March 31,
                                               -----------------------      ---------
                                                 1993           1992           1994
                                               --------       --------       --------
Land                                            $   148        $   151        $   148
Buildings                                           855            856            855
Furniture and equipment                             502            516            505
Leasehold improvements                                3             --              3
                                                -------        -------        -------
                                                  1,508          1,523          1,511
Accumulated depreciation and amortization          (645)          (595)          (656)
                                                -------        -------        -------
Net premises and equipment                      $   863        $   928        $   855
                                                -------        -------        -------
                                                -------        -------        -------


NOTE 7 - OTHER REAL ESTATE OWNED
Dollars in thousands

Real estate owned consists of properties obtained through foreclosure and property that while not foreclosed have a judgment obtained through a court of law. At December 31, 1993 and 1992, $212 was included as a performing loan resulting from the sale of real property owned. As of March 31, 1994 that loan was carried as a loan asset. Subsequent to March 31, 1994, $18 has been paid in satisfaction of a judgment, reducing the other real estate owned account to one farm property. Valley Bank believes the valuation to be realistic and the valuation supported by appraisal. Income and expense related to other real estate owned and with related gains and losses on their disposition are included in noninterest income and expense.

NOTE 8 - INTEREST BEARING DEPOSITS
Dollars in thousands

Interest bearing deposits and interest paid on those deposits follow:


                                                                   December 31,
                                               -----------------------------------------------------
                                                        1993                          1992                      March 31,1994
                                               -----------------------       -----------------------       -----------------------
                                               Deposits       Interest       Deposits       Interest       Deposits       Interest
                                               --------       --------       --------       --------       --------       --------
NOW and money market accounts                   $17,949         $  503        $16,098         $  511        $17,947           $128
Savings accounts                                 11,265            322         10,276            300         11,623             86
Certificates of deposit over $100,000             2,885            104          3,233            143          3,093             26
Other certificates of deposit                    12,603            471         13,257            645         12,539            110
                                                -------         ------        -------         ------        -------           ----
Total                                           $44,702         $1,400        $42,864         $1,599        $45,202           $350
                                                -------         ------        -------         ------        -------           ----
                                                -------         ------        -------         ------        -------           ----


Certificates of deposit are scheduled to mature as follows:


                                                  December 31, 1993            December 31, 1992               March 31, 1994
                                               -----------------------       -----------------------       -----------------------
                                                Under         $100,000        Under         $100,000         Under        $100,000
                                               $100,000       and over       $100,000       and over       $100,000       and over
                                               --------       --------       --------       --------       --------       --------
Three months or less                            $ 6,228         $1,030        $ 6,477         $1,728        $ 4,562         $1,356

Over three months through
  twelve months                                   5,007          1,855          5,563          1,264          6,617          1,737

Over one year through five years                  1,368             --          1,217            241          1,360             --
                                                -------         ------        -------         ------        -------         ------
                                                $12,603         $2,885        $13,257         $3,233        $12,539         $3,093
                                                -------         ------        -------         ------        -------         ------
                                                -------         ------        -------         ------        -------         ------


NOTE 9 - PROVISION FOR FEDERAL INCOME TAXES
Dollars in thousands

The provision for federal income taxes consisted of the following:


                                                                                               Three months ended
                                                      Year ended December 31,                      March 31,
                                                 ------------------------------------         ---------------------
                                                  1993           1992           1991           1994           1993
                                                 ------         ------         ------         ------         ------
Currently payable                                   $14            $46            $--            $62           $ 75
Deferred                                             --             30             30             30             30
                                                    ---            ---            ---            ---           ----
                                                    $14            $76            $30            $92           $105
                                                    ---            ---            ---            ---           ----
                                                    ---            ---            ---            ---           ----


NOTE 10 - COMMITMENTS AND CONTINGENT LIABILITIES
Dollars in thousands

In the normal course of business Valley Bank has outstanding various commitments such as letters of credit and commitments to extend credit which are not reflected in the accompanying financial statements. Outstanding loan commitments at December 31, 1993 totaled $3,508, consisting primarily of the undisbursed portion of agricultural related production loans and letters of credit totaling $35. In the opinion of management, there are no commitments to extend credit which represent unusual risks.


NOTE 11 - RELATED PARTY TRANSACTIONS
Dollars in thousands

Loans to directors, executive officers and their associates are subject to regulatory limitations. Such loans, which are within the regulatory limitations, totaled $533 and $807 at December 31, 1993 and 1992, respectively. During 1993, $1,010 of new loans were made and repayments totaled $1,284. During 1992, $391 of new loans were made, and repayments totaled $87.


NOTE 12 - EMPLOYEE BENEFITS, PROFIT SHARING, OTHER RELATED
Dollars in thousands

Valley Bank has a non-contributory money purchase retirement plan. All employees over age 21 are eligible to enter on the first July 1 or January 1 after completing one year of employment. Valley Bank has contributed 5% of total salaries of eligible employees. The plan is administered by the trust department of U.S. National Bank of Washington with administrative fees paid by Valley Bank. Employees are vested depending upon seniority up to 100% of their interest in the plan and all employees are 100% vested in case of termination or cancellation of the plan. There is no unfunded liability of Valley Bank to the plan.


NOTE 13 - REGULATORY MATTERS
Dollars in thousands

Banking regulations require Valley Bank to maintain certain minimum capital
levels in relation to its assets.   At March 31, 1994, the required minimum
ratio of Tier 1 and total capital to risk-weighted assets was 4.00% and 8.00%, respectively. Valley Bank's Tier 1 and total capital ratios, as defined by regulations, were 17.28% and 18.54%, respectively. Banking regulations also require that banks maintain a minimum ratio of core capital to total assets (the "leverage" ratio) of 3%. Valley Bank's leverage ratio at March 31, 1994 was 14.57%.

State banking regulations limit the payment of dividends in excess of Valley Bank's retained earnings without prior approval of the Director of Banking. The Director of Banking has the discretionary authority to restrict or suspend any dividend payment. Valley Bank is not under any such restrictions.


NOTE 14 -  CONCENTRATION OF CREDIT RISK
Dollars in thousands

Valley Bank has no concentration of credit that in the opinion of management and the Board of Directors represents any undue risk to Valley Bank. Lending by its nature carries an element of risk which is considered to be managed for minimal loss potential.

       MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE FINANCIAL CONDITION AND THE RESULTS OF OPERATIONS FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 1994

     The following analysis of Valley Bank's financial condition and results of operations, as of and for the three month period ending March 31, 1994, should be read in conjunction with the Financial Statements of Valley Bank and statistical data presented elsewhere herein.

RESULTS OF OPERATIONS

     NET INCOME. Valley Bank's net income of $180,000 for the first quarter of 1994 was $41,000 less than the Bank's net income of $221,000 for the first quarter of 1993 due primarily to a decrease in net interest income. 1993 was favorably affected by a recovery on a non-performing credit totalling $63,000 before tax. Annualized return on average assets for the quarter was 1.18% compared to 1.55% for the same quarter of 1993. Annualized return on average equity was 8.53% compared to 11.27% for the same quarter of 1993.

     NET INTEREST INCOME. Net interest income was $551,000 for the quarter ended March 31, 1994 versus $620,000 for the same quarter of 1993. The decline is attributed to reduction in investments earnings in a declining interest market.

     NON-INTEREST INCOME AND EXPENSE. Non-interest income increased 5% to $85,000 for the quarter ended March 31, 1994 while non-interest expense increased 8% to $373,000 for the quarter ended March 31, 1994 from $346,000 for the same quarter of 1993 due primarily to a reduction in expenses taken in the first quarter of 1993 due to recovery of previously incurred legal expenses.


FINANCIAL CONDITION

     ASSETS. Total assets increased to $62,339,000 at March 31, 1994, a 9% increase over $57,311,000 of the first quarter of 1993. Asset quality remained good at March 31, 1994 with total non-performing assets including other real estate owned of $323,000 compared to $944,000 at March 31, 1993. The Board of Directors determined that no additional contribution was needed for the loan loss reserve.

     LOANS AND DEPOSITS. Loans increased from $22,929,000 at March 31, 1993 to $23,082,000 at March 31, 1994 and deposits increased 9% to $53,463,000 at March 31, 1994 from $48,951,000 at March 31, 1993.

     LIQUIDITY. Capital adequacy continues to be strong. Stockholders' equity increased 6% to $8,523,000 at March 31, 1994 from $8,027,000 at March 31, 1993 and represented 14% of total assets at March 31, 1994 and 1993.

       MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE FINANCIAL CONDITION AND
   THE RESULTS OF OPERATIONS FOR THE THREE-YEAR PERIOD ENDED DECEMBER 31, 1993

     The following analysis of Valley Bank's financial condition and results of operations as of and for the three year period ended December 31, 1993, should be read in conjunction with the Financial Statements of Valley Bank and statistical data presented elsewhere herein.

OVERVIEW
     The 1993 year-end deposits grew by 8% from the previous year end while loan growth remained relatively flat. This should be interpreted as a trend indicator, not a ceiling on performance. Total assets grew by over $4.5 million, exceeding the $60 million mark for the first time in Valley Bank's history. Valley Bank's 13.1% capital-to-assets ratio at December 31,1993 remains well above industry standards.

     Valley Bank voted an $83.00 per share cash dividend to shareholders of record on December 31, 1993. The 1993 undistributed earnings ($290.29 per share) has been added to retained earnings, now totaling $5,358,000.

RESULTS OF OPERATIONS

     NET INCOME. Net income for the year ended December 31, 1993 was $763,000 which was 13% lower than 1992's $872,000. 1992 earnings were enhanced by a recovery of $47,000 after tax from Washington Public Power Supply Bonds ("WPPS") which had been charged off in 1985. 1992 earnings, excluding the 1992 WPPS recovery, were up 26% from 1991 earnings of $656,000. Return on average assets was 1.30% in 1993, 1.58% in 1992 and 1.32% in 1991. Return on average equity was 9.26% in 1993, 11.63% in 1992 and 9.54% in 1991.

     NET INTEREST INCOME. Net interest income continued to increase in 1993 continuing a five-year trend. Net interest income for the year ended December 31, 1993 was $2,326,000 compared to $2,299,000 for a year earlier, an increase
of 1%.    This increase was in the face of modest loan growth and sharply reduced income generated by the Bank's investment portfolio due to a record low interest rate environment. Net interest income increased for the year ended December 31, 1992 to $2,299,000 from $2,036,000, or 13%, for the year ended
December 31, 1991 as a result of an increase in earning assets supported primarily by noninterest-bearing funds.

     NON-INTEREST INCOME. Non-interest income is on an increasing trend line although it decreased by 8% to $414,000 for the year ended December 31, 1993 from December 31, 1992 when it was $451,000. Had the above-referenced WPPS recovery of $71,000 before tax not taken place in 1992, non-interest income would have risen from $380,000 to $414,000 or 9%. Non-interest income increased 13% in 1991 over 1990.

     NON-INTEREST EXPENSE. Non-interest expense increased to $1,469,000 in 1993, a modest 4% increase over the previous year. The efficiency ratio, calculated as noninterest expense divided by the sum of net interest income and noninterest income was 53.6% in 1993, 51.2% in 1992, and 58.1% in 1991. The efficiency ratio deteriorated slightly from 1992 primarily as a function of decreased noninterest income and increased noninterest expense.

FINANCIAL CONDITION

     INVESTMENTS. A substantial portion of the Bank's earning assets are held in investment quality securities. The portfolio is managed to provide secondary liquidity and to generate income within the confines of maintaining a high quality investment portfolio.

     Total investments increased 10% at December 31, 1993 to $34,965,000 from $31,750,000 at December 31, 1992 reflecting deposit growth that exceeded loan demand. The investment portfolio consists primarily of U.S. Government and agency obligations, municipal obligations, investment grade corporate obligations and federal funds sold. The average maturity of the portfolio, excluding federal funds, is slightly over 3.5 years. Valley Bank has historically had the intent and the ability to hold investments to maturity. At year end 1993, the unrealized gain in the portfolio was $266,000.

     LOANS. Loans grew a modest 3% at December 31, 1993 to $23,380,000 from $22,690,000 at December 31, 1992 after growing 9% in 1992 from $20,759,000 at
December 31, 1991 and 2% in 1991 from $20,298,000 at December 31, 1990.  Loan quality remains high with the Bank experiencing a net cumulative loan loss of $64,000 over the three-year period. Cumulative loan losses is defined as the net between those amounts charged to loan loss reserve and recoveries on loans previously charged off. At year end 1993 the reserve for loan losses stood at $717,000 or 3.23% of loans outstanding compared to $631,000 or 2.78% of loans outstanding at December 31, 1992. The Bank feels its allowance for credit losses is adequate to cover potential loan losses.

     DEPOSITS. Deposit growth was 8% to $54,613,000 at December 31, 1993, from $50,544,000 at December 31, 1992, 12% at year end 1992, from $45,103,000 at year end 1991 and 13% at year end 1991 from $39,861,000 at year end 1990. Deposit growth has been strongest in Demand Deposits and Money Market deposit accounts with negative growth in Time Deposits. Lower interest rates in 1993 caused some time deposit holders to seek alternative investments. The deposit growth in Demand and Money Market deposits add to the important core deposits of the Bank and typically carry a lower interest cost than Time Deposits.

     LIQUIDITY. The Bank maintains a high level of liquidity in cash and current maturities in the investment account. Federal funds lines are provided by several correspondent banks which provide an additional source for unforeseen liquidity needs. There have been no usage of the federal funds line during the last three years. The Bank feels that adequate liquidity is maintained for day to day and seasonal fluctuations and contingency plans are adequate for any dramatic changes in market condition.

     INFLATION. Assets and liabilities of a financial institution are principally monetary in nature. Accordingly, interest rates, which generally move with the rate of inflation, have potentially the most significant effect on Valley Bank's net interest income. Valley Bank tries to limit the impact of inflation on rates and net interest margins by attempting to match maturities of interest-bearing liabilities and interest-bearing assets within determined guidelines.

                      STATISTICAL INFORMATION AND ANALYSIS

     The following tables present certain statistical information regarding Valley Bank and should be read in connection with Valley Bank's Financial Statements and Notes set forth elsewhere in this Proxy Statement/Prospectus. Statistical information for Valley Bank concerning average balances and analyses of net interest earnings and change in interest cannot be compiled without undue burden and expense.

                                   VALLEY BANK
                              INVESTMENT PORTFOLIO
                         AS OF DECEMBER 31, 1991 - 1993


(Dollars in thousands)                ------------------------------------------
                                       1993 Book      1992 Book     1991 Book
                                         Value          Value         Value
                                      ------------------------------------------
U.S. Treasury obligations                  $10,553        $ 8,616       $ 7,564
U.S. Government sponsored agencies           6,301          5,996         3,179
Municipal obligations                        2,934          2,762         3,987
Other investments                            3,428          5,427         4,689
                                           ------------------------------------
     Total                                 $23,216        $22,801       $19,419
                                           ------------------------------------
                                           ------------------------------------



                     INVESTMENT PORTFOLIO MATURITY SCHEDULE
                             AS OF DECEMBER 31, 1993


                                      ------------------------------------------------------------------------
(Dollars in thousands)                   Within          1 - 5         6 - 10       After 10
                                         1 Year          Years          Years          Years        Total
                                      ------------------------------------------------------------------------
U.S. Treasury obligations
     Carrying amount                       $5,536        $ 5,017         $   --        $    --        $10,553
     Weighted average yield                  5.61%          4.25%            --             --           4.96%

U.S. Government agency obligations
     Carrying amount                       $  505        $ 2,974         $  580        $ 2,242       $  6,301
     Weighted average yield                  5.17%          4.45%          6.85%          5.72%          5.18%

Municipal obligations
     Carrying amount                       $  230        $ 1,223         $1,481             --         $ 2,934
     Weighted yield                          4.22%          5.81%          5.94%            --           5.75%

Other
     Carrying amount                       $1,066        $ 2,226             --        $   136        $ 3,428
     Weighted yield                          5.36%          5.53%            --           5.10%          5.46%

                                           -------------------------------------------------------------------
     Total Carrying Amount                 $7,337        $11,440         $2,061         $2,378        $23,216
                                           -------------------------------------------------------------------
                                           -------------------------------------------------------------------

     Total Market Value                    $7,382        $11,540         $2,320         $2,240        $23,482
                                           -------------------------------------------------------------------
                                           -------------------------------------------------------------------

Yields on tax exempt obligations have not been computed on a tax equivalent basis.

                                   VALLEY BANK
                                 LOAN PORTFOLIO
                         AS OF DECEMBER 31, 1989 - 1993

                        ------------------------------------------------------
(Dollars in thousands)    1993         1992     1991        1990          1989
                        ------------------------------------------------------
Commercial              $ 7,870     $ 8,158   $ 7,979     $ 8,267      $ 7,951

Agricultural              4,371       4,133     3,296       3,539        3,093

Real estate               8,993       8,179     6,662       5,726        5,005

Consumer                  2,146       2,220     2,822       2,766        2,529

                        ------------------------------------------------------
     Total              $23,380     $22,690   $20,759     $20,298    $18,578
                        ------------------------------------------------------
                        ------------------------------------------------------




                        LOAN PORTFOLIO MATURITY SCHEDULE
                             AS OF DECEMBER 31, 1993


(Dollars in thousands)
Fixed rate loans with a remaining maturity of:
  Three months or less                                   $   224
  Over three months through twelve months                    961
  Over one year through five years                         4,035
  Over five years                                            718
                                                         -------
                                                           5,938

Variable rate loans with a repricing
  frequency of quarterly or more frequently               17,442

Total loans                                              $23,380
                                                         -------
                                                         -------

                                   VALLEY BANK
                          PAST DUE AND NONACCRUAL LOANS
                         AS OF DECEMBER 31, 1989 - 1993


                            ------------------------------------------------------------------------
                                  1993          1992           1991           1990           1989
                            ------------------------------------------------------------------------
(Dollars in thousands)

Past due 90 days or more
  and still accruing          $    3           $ --            $--            $194          $  1

Nonaccrual loans                  --            158             37              14            55

                            ------------------------------------------------------------------------
     Total                    $    3           $158            $37            $208          $ 56
                            ------------------------------------------------------------------------
                            ------------------------------------------------------------------------



The policy of Valley Bank is to discontinue the accrual of interest on loans when principal or interest is considered to be doubtful of collection, including loans on which payments are 90 days or more in arrears. Interest income on nonaccrual loans is recognized only to the extent payments are received.



                             NONACCRUAL LOAN DETAIL
                              AT DECEMBER 31, 1993
                             (DOLLARS IN THOUSANDS)


                    1993 Interest                 1993 Interest
                    Income Earned                    Income
                     If Accruing                    Recorded
                    -------------------------------------------
                          $11                          $7
                    -------------------------------------------
                    -------------------------------------------

                                   VALLEY BANK
                    ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES
                      YEARS ENDED DECEMBER 31, 1989 - 1993



                                             ----------------------------------------------------------------------
                                                1993           1992           1991           1990            1989
                                             ----------------------------------------------------------------------
(Dollars in thousands)

Balance at beginning of period                  $631           $446           $421           $186            $181

Charge-offs:
   Commercial                                     35             45             18             --              82
   Real estate                                    --             --             81             --              --
   Consumer                                        1              1              2             --              --
                                             ----------------------------------------------------------------------
        Total                                     36             46            101             --              82


Recoveries:
   Commercial                                      1              7              2             --              35
   Real estate                                    --            101              4            125              --
   Consumer                                        1              3             --             --              --
                                             ----------------------------------------------------------------------
        Total                                      2            111              6            125              35


Net charge-offs/(recoveries)                      34            (65)            95           (125)             47
Additions charged to operations                  120            120            120            110              52
                                             ----------------------------------------------------------------------
Balance at end of period                        $717           $631           $446           $421            $186
                                             ----------------------------------------------------------------------
                                             ----------------------------------------------------------------------


Ratio of net charge-offs/(recoveries) during
the period to average loans
outstanding during the period                    .15%          (.30)%          .46%          (.64)%           .27%
                                             ----------------------------------------------------------------------

                                   VALLEY BANK

                   ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                         AS OF DECEMBER 31, 1989 - 1993




                                  1993                                  1992                                     1991
                    --------------------------------       ------------------------------           -------------------------------

                                       % of Loans                             % of Loans                              % of Loans
                                      Per Category                           Per Category                            Per Category
                      Amount          To Total Lns            Amount         To Total Lns             Amount             Amount
                    ----------        -------------         ----------       ------------           ----------       -------------

Commercial             $241              33.66%                $227             35.95%                 $171             38.44%
Agricultural            134              18.70%                 115             18.22%                   71             15.88%
Real estate             276              38.46%                 227             36.05%                  143             32.09%
Consumer                 66               9.18%                  62              9.78%                   61             13.59%
                    ----------        -------------         ----------       ------------           ----------       -------------
  Total                $717             100.00%                $631            100.00%                 $446            100.00%
                    ----------        -------------         ----------       ------------           ----------       -------------
                    ----------        -------------         ----------       ------------           ----------       -------------


                                1990                                   1989
                   -------------------------------        -------------------------------
                                       % of Loans                             % of Loans
                                      Per Category                           Per Category
                       Amount         To Total Lns            Amount         To Total Lns
                    ----------        -------------         ----------       ------------


Commercial             $172              40.73%                $ 80             42.80%
Agricultural             73              17.43%                  31             16.65%
Real estate             119              28.21%                  50             26.94%
Consumer                 57              13.63%                  25             13.61%
                    ----------        -------------         ----------       ------------

  Total                $421             100.00%                $186            100.00%
                    ----------        -------------         ----------       ------------
                    ----------        -------------         ----------       ------------

                                   VALLEY BANK
                                DEPOSIT ANALYSIS
                                BASED ON AVERAGES
                      YEARS ENDED DECEMBER 31, 1991 - 1993




                                                          1993                         1992                          1991
                                            --------------------------   ---------------------------    ---------------------------
                                              Average         Average      Average         Average        Average        Average
                                              Amount        Rate Paid      Amount         Rate Paid       Amount        Rate Paid
                                            ----------      ---------    ----------       ---------     ----------      ---------
(DOLLARS IN THOUSANDS)
Noninterest bearing demand deposits              $8,158             na         $7,212             na         $5,769             na
Interest bearing demand deposits                  9,331          3.46%          9,553          3.46%          7,030          5.32%
Savings deposits                                 15,816          3.17%         13,243          3.62%         10,612          5.06%
Certificates of deposit                          15,506          3.71%         17,059          4.62%         18,052          6.46%
  Total                                         $48,811          2.87%        $47,067          3.40%        $41,463          5.01%
                                             ----------                   -----------                    ----------
                                             ----------                   -----------                    ----------

                                                   TIME DEPOSIT MATURITY SCHEDULE





                             AS OF DECEMBER 31, 1993


                                      -----------------------------------------
                                          3 Months       3 - 12          Over
(Dollars in thousands)                    Or Less        Months        One Year
                                      -----------------------------------------
$100,000 or more                        $    1,030     $    1,855      $     --
                                        ----------     ----------      --------
                                        ----------     ----------      --------

                                   VALLEY BANK
                           RETURN ON EQUITY AND ASSETS
                      YEARS ENDED DECEMBER 31, 1991 - 1993


                                            1993            1992         1991
                                           ------          ------       ------
Return on average assets                     1.30%          1.58%        1.32%

Return on average equity                     9.26%         11.63%        9.54%

Dividend payout ratio                       22.28%         13.19%       15.55%

Average equity to average assets            14.00%         13.56%       13.86%


        COMPARISON OF WEST ONE COMMON STOCK AND VALLEY BANK COMMON STOCK

GENERAL

     Upon consummation of the Reorganization, shareholders of Valley Bank will become shareholders of West One, an Idaho corporation. Thus the Idaho Business Corporation Act and West One's Articles of Incorporation ("Articles") and Bylaws will govern the rights of the Valley Bank shareholders who become shareholders of West One. Since the Articles and Bylaws of West One and Valley Bank are not the same, the Reorganization will result in certain differences in the rights of the holders of Valley Bank's Common Stock. The following is a summary of certain of the more significant differences.

AUTHORIZED CAPITAL

     West One is authorized to issue 75,000,000 shares of Common Stock, having a par value of $1.00 per share (the "West One Common Stock"), of which 35,053,977 shares were outstanding on May 31, 1994, held by approximately 7,016 shareholders of record, and 5,000,000 shares of Cumulative Preferred Stock, par value $1.00 per share, issuable in series, of which 150,000 are reserved for issuance under West One's Shareholder Rights Plan (the "Preferred Stock"). As of May 31, 1994, a total of 2,492,547 shares of West One Common Stock was reserved for issuance pursuant to West One's stock incentive program. On
July 2, 1991, West One issued $50 million of 7-3/4% convertible subordinated debentures due 2006. These debentures are convertible to West One Common Stock at the rate of $18.605 per share. If all debentures were converted, 2,687,450 shares of West One Common Stock would be issued. As of May 31, 1994, none of these debentures had been converted into West One Common Stock. Therefore, the number of authorized shares of West One Common Stock which were available for other corporate purposes as of May 31, 1994, was 34,766,026.

     Valley Bank is authorized to issue 2,200 shares of common stock, having a par value of $100.00 per share, of which 2,044 shares are outstanding, held by 53 shareholders of record.

VOTING RIGHTS

     GENERAL. The holders of West One Common Stock and the holders of Valley Bank Common Stock are entitled to one vote per share. In elections for directors, the holders of West One Common Stock may cumulate their votes. Therefore, in the election of directors, each holder is entitled to the number of votes equal to the number of shares held multiplied by the number of directors to be elected. Each West One shareholder may cast all such votes for a single nominee for director or may distribute such votes among one or more nominees to be voted for as the shareholder may see fit. The holders of Valley Bank Common Stock do not have cumulative voting rights. The absence of cumulative voting means that a nominee for director must receive the votes of a plurality of the shares voted in order to be elected.

     SPECIAL VOTES FOR CERTAIN TRANSACTIONS. West One's Articles of Incorporation contain provisions requiring special shareholder votes to approve certain types of transactions. In the absence of those provisions, either the transactions would require approval by a majority of the shares voted at a special meeting or no shareholder vote would be required. As permitted by Idaho law, certain "Business Combinations" involving West One require the affirmative vote of at least 80% of the outstanding shares of shareholders entitled to vote in the election of director and held by shareholders who are not Interested Persons (generally, "Interested Persons" are defined as shareholders owning 20% or more of the voting stock of West One). In the absence of these provisions, Idaho law would require only a majority vote of the outstanding shares to approve mergers, consolidations and most other business combinations. The "Business Combinations" subject to these requirements include: (1) any merger, consolidation, or other business reorganization or combination of West One or any of its subsidiaries with or into an Interested Person (or affiliate); (2) any sale, lease or exchange by West One or subsidiary of more than 10% of West One's assets to an Interested Person (or affiliate); (3) any issue of any stock or securities of West One or any of its subsidiaries to an Interested Person (or affiliate); (4) any reclassification, exchange of shares or other recapitalization that would have the effect of increasing the proportion of shares of West One Common Stock or other capital stock of West One (or a subsidiary of West One) beneficially owned by an Interested Person; or (5) any agreement, contract or other arrangement providing for any of the foregoing transactions.

     West One's special shareholder vote requirements for certain "Business Combinations" do not apply in cases when the transaction is approved by two-thirds of those members of the Board of Directors of West One who (1) were directors (herein "Continuing Directors") immediately prior to the time that the Interested Person became an Interested Person and (2) who are not the Interested Person or an affiliate of the Interested Person; provided that these Continuing Directors who consider the transaction constitute a majority of the entire board of directors.

     The above approval requirements are in addition to the requirement under Idaho law that certain business combinations, including mergers and consolidations, be approved by a majority vote of the shares of West One Common Stock.

     These provisions may be amended, altered or repealed only by 80% of the outstanding shares of voting stock of West One which are not beneficially owned by an Interested Person.

     These provisions are intended to encourage potential takeover bidders to engage in negotiation with the Board before attempting a takeover so that the Board can properly assess the impact of an affiliation with the bidder or obtain appropriate terms for all shareholders in any proposed Business Combination. If the potential takeover bidder is unwilling to obtain prior Board approval, or the Board refuses to grant approval, these provisions are designed to give West One's shareholders protection not otherwise presently available under Idaho law. If Board approval is not obtained, the proposed transaction must be on terms sufficiently attractive to obtain approval by an 80% vote of the outstanding shares not held by Interested Persons or affiliates.

     These requirements substantially increase the overall vote required to approve the transaction and, depending on how many votes are held by the Interested Person, may require a percentage approaching 100%. As a result, the Board and management may be able to obtain veto power over any proposed takeover by refusing to approve the proposed Business Combination and obtaining sufficient votes to defeat the additional approval requirement. In addition, if Board approval is not obtained by the potential takeover bidder, a minority of West One's shareholders could effectively block a proposed Business Combination. These provisions also tend to assist the Board and, therefore, management in retaining their present positions. If the Board does not grant its prior approval, a takeover bidder may still proceed with a tender offer or other purchases of West One Common Stock although the resulting acquisition may be more difficult and consequently more expensive. Because of increased expenses and the tendency of these provisions to discourage competitive bids, a potential takeover bid may never be made, and if made the price offered to shareholders may be lower.

     Neither Valley Bank's Articles of Incorporation nor its Bylaws contain any similar provisions. Washington law requires a vote of two-thirds of the outstanding shares entitled to vote to approve a merger.

BOARD OF DIRECTORS

     DIRECTOR LIABILITY. Idaho law provides that a corporation's articles of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages resulting from certain breaches of fiduciary duties. The West One Articles of Incorporation contain such a provision. This provision was adopted by the West One shareholders at the West One annual meeting on April 21, 1988. The Valley Bank Articles of Incorporation, as amended, contain no comparable provision.

     Under Idaho law, directors may be indemnified for liabilities incurred in connection with specified actions (other than any action brought by or in the right of the corporation) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. The same standard of conduct is applicable for indemnification in the case of derivative actions brought by or in the right of the corporation, except that in such cases Idaho law authorizes indemnification only for expenses (including attorneys' fees) incurred in connection with the defense or settlement of such cases. Moreover, Idaho law requires court approval before there can be any such indemnification where the person seeking indemnification has been found liable to the corporation in a derivative action. Idaho law states expressly that the indemnification provided by or granted pursuant to the statute is not deemed exclusive of any nonstatutory indemnification rights existing under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. The West One Articles of Incorporation generally require that West One provide indemnification and advancement of expenses to the fullest extent permitted by Idaho law on the date the indemnification provision was adopted by West One shareholders and to any greater extent thereafter permitted by law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling West One pursuant to the foregoing provisions, West One has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     Valley Bank is required by Washington law to indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceedings to which the director was a party because of being a director of Valley Bank, against reasonable expenses incurred by the director in connection with the proceeding. In addition, a director of Valley Bank who is a party to a proceeding may also apply for indemnification or the advance of expenses to the court conducting the proceeding or to another court of competent jurisdiction.

     CLASSIFIED BOARD. The Articles of Incorporation and Bylaws of West One provide for a classified board of directors. The Board of West One is divided into three approximately equal classes. Each class holds office for a term of three years, but only one class comes up for election each year. The affirmative vote of at least 80% of the total number of outstanding shares of West One Common Stock is required to amend the provisions of the Articles of Incorporation and Bylaws providing for a classified Board. These provisions are designed to assure continuity and stability in the Board's leadership policies.

     These provisions extend the time required to make any change in control of the Board. Under the Articles of Incorporation and Bylaws of West One, it takes at least two annual meetings for a majority of shareholders to make a change in control of the Board, since only a minority of the directors will be elected at each meeting. In addition, because certain actions require more than majority approval of the Board, it takes three annual meetings for a controlling block of shareholders to obtain complete control of the Board.

     Because of the additional time required to change control of the board, these provisions tend to perpetuate present management. These provisions may tend to discourage tender offers, even tender offers which some shareholders may feel would be in their best interests. In addition, these provisions make it more difficult for the shareholders to change the composition of the Board even if the shareholders believe such a change would be desirable.

     Valley Bank's Articles and Bylaws do not provide for a classified board. Valley Bank's entire board of directors is elected annually.

     NOMINATIONS FOR DIRECTORS. The Bylaws of West One provide that nominations of candidates for election as directors of West One must be made in writing and delivered to or received by the secretary of West One 90 days prior to an annual meeting of shareholders. This provision avoids surprise nominations and ensures that there is adequate time for West One and its shareholders to be informed of the backgrounds and qualifications of candidates for election as directors. However, it could be viewed as "anti-takeover" in nature since it may discourage some persons from attempting to acquire control of West One by lengthening the time required for a proxy contest or the election of a majority of the directors. It may thereby make it more difficult for shareholders to nominate candidates and may give an advantage to incumbent directors' nominees.

     Valley Bank has no similar provision in its Bylaws.

     REMOVAL OF DIRECTORS. West One's Articles of Incorporation include provisions stating that directors may be removed by the shareholders only for cause and only upon the affirmative vote of the holders of at least 80% of the outstanding shares of West One's capital stock which are not beneficially owned by an Interested Person. The effect of these provisions is that it will be more difficult to remove directors and change management of West One, even if the holders of more than a majority of shares of West One Stock believe that removal is in the best interests of West One. These provisions therefore tend to assist management in retaining their present positions.

     Valley Bank's Bylaws do not specifically provide for the removal of Directors, but they do allow the shareholders of Valley Bank, at the Annual Meeting, to designate the number of members of which the Board of Directors shall consist for the ensuing year.

SHAREHOLDER MEETINGS

     Idaho law provides that a special meeting of shareholders may be called by the board of directors of a corporation, or by the holders of at least one-fifth of all shares entitled to vote at a meeting. Under West One's Bylaws, special meetings may be called by the Chairman of the Board of Directors, by the Chief Executive Officer, by the President, or by the Board of Directors. Further, the President or the Board of Directors must call a special meeting at the request of the holders of at least one-fifth of all the outstanding shares entitled to vote at the meeting.

     Valley Bank's Bylaws state that special meetings may be held at any time pursuant to a resolution of the Board of Directors or to a call signed by shareholders holding forty percent of Valley Bank's Common Stock, or on the call of the President.

AMENDMENT OF ARTICLES AND BYLAWS

     WEST ONE. The Idaho Code sets forth the procedures to amend the articles of incorporation of an Idaho corporation. In this regard, the board of directors of West One must adopt a resolution setting forth the proposed amendment and directing that it be submitted to a vote at a meeting of shareholders, which may be either the annual or a special meeting. The proposed amendment will be adopted upon the affirmative vote of the holders of a majority of the shares entitled to vote thereon, unless any class of shares is entitled to vote thereon as a class, in which event the proposed amendment will be adopted upon the affirmative vote of the holders of a majority of the shares of each class of shares entitled to vote thereon as a class and of the total shares entitled to vote thereon. The resolution may incorporate the proposed amendment in restated articles of incorporation which contain a statement that except for the designated amendment the restated articles of incorporation correctly set forth without change the corresponding provisions of the articles of incorporation as theretofore amended, and that the restated articles of incorporation together with the designated amendment supersede the original articles of incorporation and all amendments thereto. In lieu of the foregoing procedure, a resolution setting forth the proposed amendment may be submitted directly, by the holders of not less than one-tenth of all the shares entitled to vote at the meeting, without directors' action, to a vote at a meeting of shareholders, which may be either the annual or a special meeting, or the resolution and amendment may be adopted without any meeting if written consent thereto is given by all the shareholders entitled to vote thereon.

     Idaho law provides that, in the absence of a different provision in the corporation's articles of incorporation, the power to amend the bylaws is vested in the corporation's board of directors. West One's Articles of Incorporation are silent as to this matter.

     VALLEY BANK. Under Washington law, Valley Bank may amend its articles of incorporation by the affirmative vote of two-thirds of its shareholders at any annual or special meeting. Valley Bank may amend its Bylaws by the affirmative vote of a majority of a quorum of the shareholders at any annual or special meeting.

DISSENTERS' RIGHTS

     West One is incorporated under the laws of Idaho. Under Idaho law, any shareholder of an Idaho corporation has the right to dissent from and to obtain payment for his shares in the event of a merger or consolidation to which the corporation is a party. This right to dissent extends as well to any sale, exchange, or other disposition of all or substantially all of an Idaho corporation's assets. Idaho law provides that dissenters' rights do not extend for shareholders of a surviving corporation in a merger if a vote of the shareholders of such corporation is not necessary to authorize the merger.

     Valley Bank is incorporated under the laws of Washington. A holder of shares of a Washington corporation is entitled to exercise the rights of a dissenting shareholder under circumstances similar to those enunciated under Idaho law.

DIVIDEND RIGHTS

     WEST ONE. Under Idaho law, a corporation may, unless otherwise restricted by its articles of incorporation, pay dividends in cash, property or its own shares, except where the corporation is insolvent or where the payment would render the corporation insolvent. Dividends may be declared and paid in cash or property only out of the unreserved and unrestricted earned surplus of the corporation. Stock dividends, if they are declared, may be paid from the corporation's authorized but unissued shares out of any unreserved surplus or in treasury shares. West One's Articles of Incorporation further restrict the payment of dividends in that no distribution of cash or property may be made to the holders of any class of shares (a) unless all cumulative dividends accrued on all preferred or special classes of shares entitled to preferential dividends shall have been fully paid or (b) if the payment would reduce the remaining net assets of West One below the aggregate preferential amount payable in the event of involuntary liquidation to the holders of shares having preferential rights to the assets of West One.

     RESTRICTIONS ON SUBSIDIARY DIVIDENDS. The ability of West One to pay dividends to its shareholders is affected by the ability of its subsidiary banks to pay dividends to West One. The ability of the subsidiary banks, as well as West One, to pay dividends in the future could be influenced by bank regulatory requirements and guidelines pertaining to minimum ratios of Tier 1 and total capital to risk-weighted assets and of Tier 1 capital to total assets. (See "SUPERVISION AND REGULATION -- West One.")

     West One-Idaho; Idaho First Bank; West One Bank, Washington; West One Bank, Utah; West One Bank, Oregon and West One Bank, Oregon, S.B. are state-chartered banks, regulated by Idaho, Washington, Utah or Oregon law and the payment of dividends by each of them is subject to the restrictions of their respective states applicable to the declaration of dividends by a banking corporation. Generally, each state requires a bank, formed under that state's banking laws, to establish a surplus fund into which the bank must deposit a percentage of its net profits. A bank is not generally permitted to declare or pay dividends except from its net profits, or to pay any such dividends without at the same time making additions to this surplus fund, until such time as its surplus fund amounts to a state-mandated percentage of the bank's paid-in capital. Idaho law requires the surplus fund to amount to 20% of its paid-in capital. Washington law requires the surplus fund to amount to 25% of its paid-in capital. Utah law requires the fund to amount to 100% of paid-in capital. Oregon law requires the fund to amount to 50% of paid-in capital. As of December 31, 1993, each of West One's subsidiaries had maintained their respective surplus funds in amounts equal to or greater than the respective state-mandated percentage.

     The ability of West One-Idaho; Idaho First Bank; West One Bank, Washington; West One Bank, Utah; West One Bank, Oregon and West One Bank, Oregon, S.B. to pay dividends is subject to the approval of state banking regulators. In addition, the FDIC or, with respect to members of the Federal Reserve System, the Federal Reserve Board may initiate proceedings to prohibit the payment of a dividend which it determines would be an unsafe or unsound banking practice. Idaho First Bank; West One Bank, Washington; West One Bank, Oregon and West One Bank, Oregon, S.B., are supervised and regulated by the FDIC. West One-Idaho and West One Bank, Utah are supervised and regulated by the Federal Reserve Board. Each of these institutions is subject to certain regulations of the FDIC and Federal Reserve Board.

     At December 31, 1993, West One's banking subsidiaries were permitted to pay up to $141 million in dividends in 1994 and in addition are permitted to pay an amount equal to any 1994 net income to the date of declaration of the dividend. The future payment of dividends by West One-Idaho; West One Bank, Washington; West One Bank, Utah; West One Bank, Oregon; West One Bank, Oregon, S.B. and Idaho First Bank could be influenced by bank regulatory requirements. (See "SUPERVISION AND REGULATION -- West One.")

     VALLEY BANK. Valley Bank disposes of its earnings according to the order of its board of directors made at a regular or special meeting. No dividend may be paid to Valley Bank stockholders except upon order of its Board of Directors. Valley Bank may pay dividends subject to Washington law, which requires that the payment of dividends not be in excess of Valley Bank's retained earnings without the approval from the Director.

LIQUIDATION RIGHTS

     Upon liquidation, dissolution or winding up of West One, whether voluntary or involuntary, the holders of West One Common Stock are entitled to share ratably in the assets of West One legally available for distribution to shareholders. However, if preferred stock is issued by West One, the Board of Directors of West One may grant preferential liquidation rights to the holders of such stock which would entitle them to be paid out of the assets of West One available for distribution before any distribution is made to the holders of common stock.

     The rights of holders of Valley Bank Common Stock in the event of liquidation are substantially similar to those applicable to West One shareholders. Under Washington law, upon dissolution or liquidation, after all liabilities and obligations of Valley Bank have been satisfied, any remaining assets or proceeds shall be distributed among holders of Valley Bank Common Stock according to their respective rights and interests.

ANTI-TAKEOVER PROVISIONS

     WEST ONE

     The Articles of Incorporation and Bylaws of West One contain provisions designed to assure continuity of management and to discourage sudden changes of control of West One or in the board of directors by a party seeking control of West One. The main purpose of these provisions is to encourage potential takeover bidders to seek the approval of West One's Board through negotiation prior to attempting a takeover or, if the takeover bidder chooses not to obtain the approval of the Board, to ensure that each of West One's shareholders will have a meaningful vote upon or receive proper payment for his or her stock in any merger or other transformation of West One proposed by the takeover bidder. This purpose is intended to be accomplished by making it more difficult for a takeover bidder who has acquired a significant block of West One's stock to gain actual control of West One and by providing that any merger or other transformation of West One subsequently proposed by the takeover bidder must be approved by a large percentage of the remaining shareholders. Because these provisions are designed to encourage negotiation with the Board at an early stage, the Board would have a better opportunity to analyze any prospective offers, negotiate more favorable terms, if appropriate, and make a considered recommendation to shareholders as to the benefit and detriment of the offer. West One is not aware of any takeover attempt or threatened takeover attempt.

     Although West One management believes these provisions are beneficial to shareholders by encouraging arm's-length negotiation with potential takeover bidders, the provisions may tend to discourage some takeover bids. In addition, the provisions may decrease the market price of West One Common Stock by making the stock less attractive to persons who invest in securities in anticipation of an increase in price if a takeover attempt develops. The provisions may also make certain mergers or other business combinations with major shareholders more difficult to accomplish if a sizeable minority of shareholders were to oppose the transaction, even if the transaction were considered favorable to the interests of West One's shareholders as a whole and were favored by incumbent management and a majority of the Board.

     In addition to the discussion above under the headings "Special Votes for Certain Transactions," "Classified Board," "Nominations for Directors," and "Removal of Directors," each of which constitutes an anti-takeover provision, a more detailed description of other of these provisions follows. This description is only a summary of the key provisions and is qualified in its entirety by the Articles of Incorporation, as amended, and Bylaws of West One.

     ISSUANCE OF ADDITIONAL COMMON STOCK. On April 15, 1993, West One shareholders approved an increase in authorized West One Common Stock from 36,000,000 shares to 75,000,000 shares and to assure that an adequate supply of authorized unissued shares is available for general corporate needs. Such shares are available for issuance without further action by West One shareholders, unless otherwise required by West One's Articles of Incorporation or Bylaws or by applicable law. The issuance of additional shares of stock by West One may potentially have an anti-takeover effect by making it more difficult to obtain shareholder approval of various actions, such as a merger or removal of management. Although the Board currently has no such intentions, it could authorize the issuance of West One Common Stock to one or more persons sympathetic to incumbent management or the issuance to shareholders of rights to acquire shares which would be triggered by a takeover attempt.

     AUTHORIZATION FOR PREFERRED STOCK. The Board of Directors of West One is authorized to issue preferred stock ("Preferred Stock"), in one or more series, and to fix and determine designations, relative rights, preferences and limitations of the shares in each series, including voting, dividend and liquidation rights. West One has currently authorized 5,000,000 shares of $1.00 par value preferred stock, of which 150,000 preferred shares are reserved for issuance under the Shareholders Rights Plan. Voting rights of Preferred Stock may include more than one vote per share. The unissued Preferred Stock may be used, consistent with the fiduciary responsibilities of the Board, to deter certain hostile attempts to gain control of West One. Issuance of Preferred Stock to persons friendly to present management could discourage or make more difficult an attempt to gain voting control of West One and could tend to perpetuate incumbent management. West One has no present intention of issuing any Preferred Stock, but may consider issuing Preferred Stock to avert an undesirable takeover attempt or in connection with future acquisitions, or for other purposes.

     Issuance of authorized shares of Preferred Stock could also make it more difficult to obtain shareholder approval of such actions as a merger, bylaw change, removal of a director, or amendment or repeal of the Articles of Incorporation described herein, particularly in light of the power of the board of directors to specify certain rights and preferences of the Preferred Stock, such as voting rights, without shareholder approval. Under Idaho law, the holders of Preferred Stock would generally be entitled to vote separately as a class upon any proposed amendment to the Articles of Incorporation or other corporate action, such as a merger, which would effect an exchange, reclassification or cancellation of all or a portion of such Preferred Stock or otherwise affect the preferences or relative rights of the Preferred Stock.

     ADOPTION OF WEST ONE SHAREHOLDERS RIGHTS PLAN. The Board of Directors of West One adopted an anti-takeover plan on October 19, 1989 (the "Shareholders Rights Plan"), designed to enhance the ability of West One's shareholders to realize the long-term value of their investment in West One, and to permit the West One Board of Directors to play a role in the event of an unsolicited acquisition proposal. Pursuant to the Shareholders Rights Plan, one Preferred Stock Purchase Right (a "Right") was distributed as a dividend on each outstanding share of West One Common Stock held as of the close of business October 31, 1989. The Shareholders Rights Plan is intended to deter coercive or unfair takeover tactics, to prevent an acquirer from gaining control of West One without offering fair and equal treatment to all of West One's shareholders, and to discourage anyone from attempting to acquire West One at less than a fair price and to put the stock "into play."

     Initially, the Rights, which will expire on October 31, 1999, will not be exercisable and will not be transferable apart from the West One Common Stock. The Rights will become exercisable only if a person or group acquires 20% or more of West One's outstanding common stock (an "Acquiring Person"), or West One's board of directors determines pursuant to the terms of the Shareholder Rights Plan that any person or group that has acquired 10% or more of West One Common

Stock is an "Adverse Person," as defined in the Shareholders Rights Plan. Each Right would then enable the holder to purchase 1/100th of a share of a new series of preferred stock of West One at an initial exercise price of $150.00. The Board of Directors is entitled to redeem the Rights at one cent per Right under certain circumstances specified in the Shareholders Rights Plan. If any person or group should thereafter become the beneficial owner of 25% or more of West One Common Stock, with certain exceptions, or if the board of directors determines that any shareholder of more than 10% of West One Common Stock is an "Adverse Person," each Right will entitle its holder (other than Acquiring Persons and Adverse Persons) to exercise his Right and to purchase, at the Right's then-current exercise price, shares of West One Common Stock having a value of twice the Right's exercise price. In addition, if, after any person or group has become a 20% or more shareholder, West One is involved in a merger or other business combination transaction with another person in which West One Common Stock is changed or converted into securities of any other person, or if West One sells or transfers 50% or more of its assets or earning power to another person, each Right will entitle its holder to exercise the Right and to purchase, at the Right's then-current exercise price, shares of freely tradeable common stock of the acquiring company having a value of twice the Right's exercise price.

     EMPLOYMENT AGREEMENTS. Certain executive officers of West One have agreements with West One containing severance pay provisions that could be triggered in the event of termination of employment following a change in control of West One. This provision may also be viewed as "anti-takeover" in nature.

     VALLEY BANK

     Certain officers of Valley Bank are entitled to receive Deferred Compensation in the event of the sale or merger of Valley Bank, which could also be considered "anti-takeover" in nature. Valley Bank has no preferred stock authorized. Valley Bank has no other "anti-takeover" provisions.

MISCELLANEOUS

     There are no preemptive rights, sinking fund provisions, conversion rights, or redemption provisions applicable to West One Common Stock or Valley Bank Common Stock. Holders of fully paid shares of West One Common Stock or Valley Bank Common Stock are not subject to any liability for further calls or assessments.


                                 LEGAL OPINIONS

     Opinions with respect to certain legal matters in connection with the Valley Bank Reorganization will be rendered by Metzger, Hollis, Gordon & Mortimer, Washington, D.C., as counsel for West One, and by Lukins & Annis, P.S., Spokane, Washington, as counsel for Valley Bank.


                                     EXPERTS

     The consolidated balance sheets of West One as of December 31, 1993 and 1992 and the consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1993, incorporated by reference in this Proxy Statement/Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand, independent accountants, given on the authority of that firm as experts in accounting and auditing.


                                  OTHER MATTERS

     The management of Valley Bank does not know of any other matters intended to be presented for shareholder action at the Special Meeting. If any other matter does properly come before the Special Meeting and is put to a shareholder vote, the proxies solicited hereby will be voted in accordance with the judgment of the proxyholders named thereon.



By Order of the Board of Directors


By:  /s/ Gerald D. Wilson
     ------------------------------
     Gerald D. Wilson
     Chairman and Chief Executive Officer


July __, 1994
Clarkston, Washington

                                APPENDIX A


                   VALLEY COMMERCIAL BANK DISSENTERS' RIGHTS


      The provisions of RCW 30.49.090. Rights of dissenting shareholder-- Appraisal--Amount due as debt

RCW 30.49.090.  RIGHTS OF DISSENTING SHAREHOLDER--APPRAISAL--AMOUNT DUE AS DEBT

      The owner of shares of a state bank which were voted against a merger to result in a state bank, or against the conversion of a state bank into a national bank, shall be entitled to receive their value in cash, if and when the merger or conversion becomes effective, upon written demand made to the resulting state or national bank at any time within thirty days after the effective date of the merger or conversion, accompanied by the surrender of the stock certificates. The value of such shares shall be determined, as of the date of the shareholders' meeting approving the merger or conversion, by three appraisers, one to be selected by the owners of two-thirds of the dissenting shares, one by the board of directors of the resulting state or national bank, and the third by the two so chosen. The valuation agreed upon by any two appraisers shall govern. If the appraisal is not completed within ninety days after the merger or conversion becomes effective, the supervisor [the Director] of banking shall cause an appraisal to be made.

      The expenses of appraisal shall be paid by the resulting state bank.

      The resulting state or national bank may fix an amount which it considers to be not more than the fair market value of the shares of a merging or the converting bank at the time of the stockholders' meeting approving the merger or conversion, which it will pay dissenting shareholders of the bank entitled to payment in cash. The amount due under such accepted offer for under the appraisal shall constitute a debt of the resulting state or national bank.

                                  APPENDIX B

                               Coopers & Lybrand
                         certified public accountants
                          101 South Capitol Boulevard
                                  Suite 1703
                              Boise, Idaho  83702
                           telephone (208) 343-4801
                           facsimile (208) 343-6787




                                                                  June 30, 1944

Mr. Dwight Board
Senior Vice President
Secretary and General Counsel
West One Bancorp
1900 West One Plaza
Boise, ID 83702

RE:   Corporate Reorganization - Acquisition of Valley Commercial Bank

You have asked us, pursuant to the requirement outlined in Paragraph 3.6(a) of the Plan and Agreement of Reorganization (the "Agreement") entered into by and between West One Bancorp ("WEST ONE") and Valley Commercial Bank (the "BANK"), to opine on the Federal income tax consequences of the proposed acquisition by West One Bank, Washington ("WEST ONE - WASHINGTON"), whereby the BANK will be merged with and into WEST ONE - WASHINGTON.

FACTS, ASSUMPTIONS AND REPRESENTATIONS

- -     WEST ONE is a bank holding company which desires to affiliate with the
      BANK.

- -     WEST ONE - WASHINGTON is a wholly-owned subsidiary of WEST ONE and is a banking corporation duly organized, validly existing and in good standing under the laws of the State of Washington.

- -     The BANK is a banking corporation duly organized, validly existing and in good standing under the laws of the United States of America. The BANK is authorized to issue 2,200 shares of common stock, having a par value of $100.00 per share, of which 2,044 shares were outstanding on June 30, 1994. The BANK does not have any outstanding, issued or authorized subscriptions, warrants, options, rights, convertible securities, or similar arrangements which would enable the holder thereof to purchase or acquire shares of any class of capital stock of the BANK.

- -     A merger agreement (the "MERGER AGREEMENT") will be executed whereby the
      BANK will be merged with and into WEST ONE - WASHINGTON. Substantially all of the properties of the BANK will be transferred to WEST ONE - WASHINGTON. The assets of the BANK consist primarily of minimal capitalization necessary to perfect its corporate existence.

- -     In the transfer by the BANK of substantially all of its assets to WEST ONE
      - WASHINGTON, the sum of the amount of the liabilities assumed, plus the amount of the liabilities to which the property is subject, does not exceed the total adjusted basis of the property transferred.

- -     After the Merger, WEST ONE - WASHINGTON will hold substantially all of its properties and all of the properties of the BANK.

- -     After the Merger, there shall be a single banking corporation which shall be WEST ONE - WASHINGTON.  The separate existence of the BANK shall cease.

- -     After the Merger, WEST - ONE WASHINGTON will continue the historic business or use a significant portion of the historic business assets in a business.

- -     Pursuant to the MERGER AGREEMENT, shareholders of the BANK
      ("SHAREHOLDERS") shall exchange, for an amount of common stock in WEST ONE, an amount of stock in the BANK which constitutes control of such corporation. Each holder of a certificate or certificates representing outstanding shares of stock of the BANK immediately prior to the merger shall be entitled to receive in exchange of each share of the BANK stock held of record by such stockholder as of the effective date of the merger, that number of WEST ONE common shares calculated by dividing the Effective Purchase Price by the Average Closing Price, and by further dividing the number so reached by the number of shares of the BANK stock that shall be issued and outstanding at the effective time. The common stock of WEST ONE will be transferred directly to the SHAREHOLDERS.

- -     The Effective Purchase Price represents the effective purchase price of the BANK as defined in Paragraph 1.2(a)(iv) of the Agreement.

- -     The Average Closing Price represents the average closing price of WEST ONE common stock as defined in Paragraph 1.2(a)(i) of the Agreement.

- -     Pursuant to the MERGER AGREEMENT, the exchanged stock of the BANK will be canceled. The cancellation of the the BANK shares shall cause the SHAREHOLDERS' rights with respect to their transferred shares of the BANK to cease.

- -     No stock of  the BANK will be issued in the transaction.

- -     Consummation of the proposed transaction is conditioned upon the receipt of all necessary approvals of governmental agencies and authorities.

- -     WEST ONE will issue no fractional shares.  In lieu of fractional shares, if any, each SHAREHOLDER who is entitled to a fractional share of WEST ONE common stock will receive an amount of cash equal to the product of such fraction times the Average Closing Price.

- -     The fair market value of the WEST ONE common stock and cash in lieu of fractional shares of WEST ONE common stock received by each SHAREHOLDER will be approximately equal to the fair market value of the BANK stock surrendered.

- -     The payment of cash in lieu of fractional shares is solely for the purpose of avoiding the expense and inconvenience to WEST ONE of issuing fractional shares and does not represent separately bargained-for consideration.

- -     There is no plan or intention by the SHAREHOLDERS who own five percent or more of the the BANK common stock, and to the best of the knowledge of the management of the BANK, there is no plan or intention on the part of the remaining SHAREHOLDERS to sell, exchange, or otherwise dispose of a number of shares of WEST ONE common stock received in the transaction that would reduce the SHAREHOLDERS' ownership to a number of shares having a value, as of the date of the transaction, of less than 50 percent of the value of all of the formerly outstanding stock of the BANK as of the same date.
      For purposes of this representation, shares of the BANK common stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of WEST ONE common stock will be treated as outstanding common stock of the BANK on the date of the transaction. Moreover, shares of the BANK common stock and shares of WEST ONE common stock held by SHAREHOLDERS and otherwise sold, redeemed, or disposed or prior or subsequent to the transaction are considered in making this representation.

- -     WEST ONE has no plan or intention to liquidate;  to merge WEST ONE -
      WASHINGTON with and into another corporation; to sell or otherwise dispose of the stock of WEST ONE - WASHINGTON; or to cause WEST ONE - WASHINGTON to sell or otherwise dispose of any of the assets of the Bank acquired in the transaction, other than for dispositions made in the ordinary course of business.

- -     WEST ONE has no plan or intention to reacquire any of its stock issued in the transaction.

- -     There is no intercorporate indebtedness existing between WEST ONE and the
      BANK or between the BANK and WEST ONE that was issued, acquired, or will be settled at a discount.

- -     WEST ONE, the BANK and the SHAREHOLDERS will pay their respective expenses, if any, incurred in connection with the transaction. The tax effects of paying these expenses are beyond the scope of this letter.

- -     The liabilities of the BANK assumed by WEST ONE and the liabilities to which the transferred assets are subject arose in the ordinary course of its business.

- -     No two parties to the reorganization are investment companies as defined in Section 368(a)(2)(F)(iii) of the Internal Revenue Code. (All subsequent Section references refer to the Internal Revenue Code of 1986 unless otherwise specified.)

- -     WEST ONE is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A).

- -     WEST ONE does not own, nor has it owned during the past five years, any shares of the stock of the BANK.

- -     None of the compensation received by any shareholder-employees of the BANK will be separate consideration for, or allocable to, any of their shares of the BANK stock, will not be separate consideration for, or allocable to, any employment agreement or non-competition agreement, and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

- -     The shareholders of the entities involved desire to reorganize their stock interests in the aforementioned entities to permit the continued expansion of WEST ONE's financial institution services in the northwest region of the United States. The principal reasons behind WEST ONE's proposed acquisition of the BANK include the opportunities to further expand WEST ONE's operation in Washington, increase market share, realize economics of scale, and expand its customer base. WEST ONE previously expanded financial operations into the state of Washington with the acquisition of West One, Washington in September 1988 and additional acquisitions in 1989, 1990 and 1992, into the state of Utah with the acquisition of West
      One Bank, Utah in 1985 and into the state of Oregon in 1983 with the acquisition of West One Bank, Oregon and an additional acquisition in 1991. In addition to the growth of its operations as a direct consequence of its expansion plan, WEST ONE has determined that expansion in these markets will diversify its operations and sustain its operational economies. As a result of this diversification into state economies other than its original base of operations of Idaho, WEST ONE believes that its financial condition will be less susceptible to economic downturns in parts of its service region, while at the same time offering an opportunity to provide financial services to new population centers in the Pacific Northwest and to provide the SHAREHOLDERS of the BANK with the opportunity to continue to participate in the operation and growth of the banking business.

The facts, assumptions, and representations set forth above have been reviewed by the management of both WEST ONE and the BANK. These facts, assumptions and representations are a material basis for the opinions contained herein. We have been instructed to rely on them in preparing this opinion letter. We have not independently investigated the validity of the facts, assumptions or representations set forth above.


ISSUES:

- -     Will the merger of the BANK into WEST ONE - WASHINGTON, with WEST ONE -
      WASHINGTON surviving and the simultaneous cancellation of the BANK shares with the SHAREHOLDERS being entitled to receive a proportionate share of WEST ONE shares for each BANK share constitute a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D)?

- -     Will any gain or loss be recognized by WEST ONE, the BANK or WEST ONE -
      WASHINGTON  as a consequence of the merger?

- -     Except for any gain or loss recognized as a result of cash received for fractional share interests, will any gain or loss be recognized by the SHAREHOLDERS with respect to the merger?

- -     Will the merger result in a carryover of the SHAREHOLDERS' Federal tax basis and holding period of the the BANK stock to the WEST ONE Common Stock received?

- -     Will the payment of cash in lieu of fractional share interests of WEST ONE common stock be treated as if fractional shares were distributed as part of the merger transaction and then redeemed by WEST ONE in full payment of and in exchange for the SHAREHOLDERS' of the BANK common stock as provided in Section 302(a)?

CONCLUSION:
The Federal income tax results with respect to the above issues are as follows:

TAX-FREE REORGANIZATION STATUS
Provided the merger of the BANK with and into WEST ONE qualifies as a statutory merger under applicable law, WEST ONE will hold substantially all of its assets and substantially all of the assets of the BANK, and in the transaction SHAREHOLDERS of the BANK will exchange, solely for an amount of voting stock of WEST ONE, an amount of stock in the BANK which constitutes control of the BANK (within the meaning of Section 368(c), then the proposed transaction will constitute a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D). For the purpose of this conclusion, "substantially all" means at least 90 percent of the fair market value of the net assets of the corporation and at least 70 percent of the fair market value of the gross assets of the corporation immediately prior to the proposed reorganization. For the purpose of this conclusion, "control" is defined under Section 368(c) as ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. WEST ONE, the BANK and WEST ONE - WASHINGTON are each a "party to a reorganization" within the meaning of Section 368(b).

GAIN OR LOSS TO CORPORATE PARTIES

WEST ONE, the BANK and WEST ONE - WASHINGTON will recognize no gain or loss as a consequence of the merger.

GAIN OR LOSS TO SHAREHOLDERS

Except for the treatment of cash payments in lieu of fractional share interests, or payments to other SHAREHOLDERS who receive cash for shares, discussed below, no gain or loss will be recognized to the SHAREHOLDERS upon receipt of WEST ONE common stock (including any fractional share interests to which they may be entitled) solely in exchange for shares of the BANK stock.

CARRYOVER OF CERTAIN FEDERAL TAX ATTRIBUTES

The basis of WEST ONE common stock (including fractional share interests) to be received by the SHAREHOLDERS will be the same as the Federal income tax basis of the BANK stock surrendered in the exchange.

The holding period of WEST ONE common stock to be received by SHAREHOLDERS (including fractional share interests) will include the period during which the BANK stock surrendered in exchange was held, provided that the stock was held as a capital asset on the date of the exchange.

No opinion is expressed herein as to what WEST ONE's basis will be in the stock of WEST ONE - WASHINGTON subsequent to the transaction.

TREATMENT OF PAYMENT OF CASH IN LIEU OF FRACTIONAL SHARE INTERESTS OF WEST
ONE

The payment of cash to the SHAREHOLDERS in lieu of fractional share interests of WEST ONE common stock will be treated for Federal income tax purposes as if the fractional share was distributed as part of the exchange and then redeemed by WEST ONE. This cash payment will be treated as having been received as a distribution in full payment and exchange for the WEST ONE common stock redeemed. The gain or loss to the SHAREHOLDERS receiving cash in lieu of fractional shares shall be realized and recognized as set forth in Section 1001 which provides that gain will be realized and recognized, measured by the difference between the redemption price and the adjusted basis of the BANK shares surrendered as determined under Section 1011.


DISCUSSION:

TAX-FREE REORGANIZATION STATUS

      STATEMENT OF LAW

Tax-free reorganizations are governed by Section 368. In order to qualify as a tax-free reorganization, the following considerations must be satisfied:

      1.    Continuity of the business enterprise;

      2.    Continuity of interest;

      3.    A business purpose; and

      4. A lack of an overall plan of tax avoidance wherein such overall plan uses a corporate reorganization to disguise the real character of the transaction.

Other pertinent reorganization provisions of the Internal Code are as follows:

- -     Section 368(b) states that the term "a party to a reorganization" includes both corporations in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another corporation.

- -     Section 368(a)(1)(A) provides that the term "reorganization" includes "a statutory merger or consolidation".

- -     Section 368(a)(2)(D), entitled "Use of Stock of Controlling Corporation in
      Paragraph (1)(A) and (1)G) Cases" provides that the acquisition by one corporation, in exchange for stock of a corporation (referred to as the "controlling corporation") which is in control of the acquiring corporation, of substantially all of the properties of another corporation shall not disqualify a transaction if no stock of the acquired corporation is used in the transaction and had the merger been into the controlling corporation the transaction would have qualified under Section
      368(a)(1)(A).

      In addition, Section 368(a)(2)(D) requires that control be obtained "in the transaction". Thus, a creeping acquisition whereby stock of the corporation to be acquired is obtained over a period of time would be precluded, unless control is obtained in the merger disregarding the stock of the acquired corporation previously obtained. (Federal Tax Regulation (Reg.) Section 1.368-2(j)(7) Example(5))

- -     Revenue Procedure 77-37, 1977-2 C.B. 568 provides that the "substantially all" requirement is satisfied if there is a transfer of assets representing 90% of the value of net assets and 70% of the value of gross assets held by the corporation immediately before the transfer. Reg.
      Section 1.368-2(j)(3)(iii) provides that in applying the "substantially all" test, assets transferred from WEST ONE to the BANK pursuant to the plan of reorganization are not taken into account. Such assets might include, for example, money transferred from WEST ONE to the BANK to be used for the following purposes: (a) to pay additional consideration to shareholders; (b) to pay dissenting shareholders; (c) to pay creditors;
      (d) to pay reorganization expenses; or (e) to satisfy minimum capitalization requirements (where the funds are returned to WEST ONE as part of the transaction). Moreover, the "substantially all" test is applied separately to the merged corporation, the BANK and to the surviving corporation, WEST ONE - WASHINGTON.

- -     "Control" is defined under Section 368(c) as ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation.

- -     Section 318 provides that if 50 percent or more in value of the stock in a corporation is owned, directly or indirectly, by or for any person, such corporation shall be considered as owning the stock, directly or indirectly, by or for such person.

- -     The Internal Revenue Service has taken the position that the continuity of interest requirement is satisfied for ruling purposes, if the former shareholders of the acquired corporation own stock of the acquiring corporation in an amount equal to half the value of all the stock of the
      acquired corporation  (Rev. Rul. 66-224, 1966-2   C.B.  114).

      Moreover, the SHAREHOLDERS, as a group, must retain ownership of the continuity amount of WEST ONE stock for some period following the reorganization (ordinarily two or more years) or, in the event of early disposition of the continuity amount of WEST ONE stock, demonstrate that the early disposition was not pursuant to a plan or arrangement in place at the time of the reorganization.

- -     Reg. Section 1.368-3 provides that the plan of reorganization must be adopted by each of the corporations, the adoption must be shown by the acts of its duly constituted responsible officers, and appear upon the official records of the corporation. Each party to a reorganization, shall file as a part of its return for its taxable year within which the reorganization occurred a complete statement of all facts pertinent to the nonrecognition of gain or loss in connection with the reorganization as outlined in Regulation Section 1.368-3(a) and (b).

      APPLICATION OF LAW

The requirement of continuity of business enterprise will be met since the existing business of the BANK will be continued utilizing substantially all of it's assets.

The requirement for continuity of interest (i.e. proprietary) will be met since no SHAREHOLDER will sell, exchange or otherwise dispose of a number of shares of WEST ONE common stock received in the merger which would reduce the SHAREHOLDER's ownership of WEST ONE to a number of shares having a value, at the time of consummation of the proposed transaction, of less than 80 percent of the total fair market value of the BANK stock outstanding immediately prior to the effective date of the merger.

Because the merger will strengthen the BANK's ability to meet its' customer's needs for a broader range of banking services and compete more effectively with similar banks it's current geographic area and enable WEST ONE to expand its existing customer base without a commensurate increase in cost because of the aforementioned economies of scale to be achieved, a valid business purpose exists for the parties entering into the merger.

There is no evidence of an overall plan of tax avoidance wherein a corporate reorganization is being used to disguise the real character of the transaction. Generally, this requirement is satisfied because the merger is not one of a series of planned transactions which would, if collapsed into a single transaction, in substance be a taxable transaction.

The transfer by the BANK of "substantially all" of its assets to WEST ONE - WASHINGTON whereby the SHAREHOLDERS receive an amount of voting stock of WEST ONE in exchange for an amount of stock in the BANK which constitutes control literally satisfies the statutory requirements constituting a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D). To fully comply with the Regulations, each party to the reorganization must file as apart of its return for its for its taxable year within which the reorganization occurred, a statement of facts as outlined under Reg. Section 1.368(a) and (b).

GAIN OR LOSS TO CORPORATE PARTIES

      STATEMENT OF LAW

The term "a party to a reorganization" includes: (1) a corporation resulting from a reorganization, and (2) both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another. In the case of a reorganization qualifying under Section 368(a)(1)(A), (statutory merger or consolidation), by reason of Section 368(A)(2)(D), (triangular merger), the term "a party to a reorganization" includes the controlling corporation referred to in subsection (a)(2)(D).

Section 357(a) provides, except as provided in subsection (b) ("tax avoidance") and (c) ("liabilities in excess of basis"), if- (1) the taxpayer receives property which would be permitted to be received under Section 351 or 361 without the recognition of gain if it were the sole consideration, and (2) as part of the consideration, another party to the exchange assumes a liability of the taxpayer, or acquires from the taxpayer property subject to a liability, then such assumption or acquisition shall be treated as money or other property, and shall not prevent the exchange from being within the provisions of Section 351 or 361, as the case may be."

Section 361(a) provides "no gain or loss shall be recognized to a corporation if such corporation is a party to a reorganization and exchanges property, in pursuance of the plan of reorganization, solely for stock or securities in another corporation a party to the reorganization."

      APPLICATION OF LAW

WEST ONE, WEST ONE - WASHINGTON and the BANK are each a party to the reorganization ( Section 368(a)).

No gain or loss will be recognized by the BANK upon the transfer of substantially all of its assets to WEST ONE - WASHINGTON in pursuance of the plan of reorganization in exchange for the stock of WEST ONE and the assumption of liabilities by WEST ONE - WASHINGTON (Section 357(a) and Section 361(a)).

No gain or loss will be recognized by WEST ONE upon the acquisition by WEST ONE
- - WASHINGTON of "substantially all" of the assets of the BANK, in pursuance of the plan of reorganization, in exchange for WEST ONE voting common stock and the assumption of liabilities.

GAIN OR LOSS TO SHAREHOLDERS

      STATEMENT OF LAW

Section 354(a)(1) provides, "no gain or loss shall be organized if stock or securities in a corporation a party to reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation a party to the reorganization."

      APPLICATION OF LAW

Except to the extent set forth below, the SHAREHOLDERS will not recognize any gain or loss upon the receipt of WEST ONE common stock (including any fractional share interests to which they may be entitled) solely in exchange for their shares of the BANK stock ( Section 354(a)(1)).


CARRYOVER OF CERTAIN FEDERAL TAX ATTRIBUTES

      STATEMENT OF LAW

In general, Section 358(a)(1) provides that in the case of an exchange to which
Section 361 or Section 354 applies, the basis of the property permitted to be received under such Section without the recognition of gain or loss shall be the same as that of the property exchanged.

Section 1223 provides:

      (1) "In determining the period for which the taxpayer has held property received in an exchange, there shall be included in the period for which the exchanged property was held if, under this chapter, the property has, for the purpose of determining gain or loss from a sale or exchange, the same basis in whole or in part in his hands as the property exchanged, and, in the case of such exchanges after March 1, 1954, the property exchanged at the time of such exchange was a capital asset as defined in
      Section 1221 or property described in Section 1231.

      (2) In determining the period for which the taxpayer has held property, there shall be included in the period for which such property was held by any other person for the purpose of determining gain or loss from a sale or exchange, the same basis in whole or in part in his hands as it would have in the hands of such other person."

      STATEMENT OF LAW

Because the proposed exchange of stock meets the requirements of Sections 368(a)(1)(A) and 368(a)(2)(D) and is a transaction to which Section 354 applies, the application of Sections 358 and 1223 to the SHAREHOLDERS will produce the following results:

      The aggregate basis of WEST ONE common stock (including fractional share interests) to be received by SHAREHOLDERS of the BANK will be the same as the aggregate Federal income tax basis of the stock surrendered in exchange thereof.

      The holding period of WEST ONE common stock to be received by the SHAREHOLDERS (including fractional share interests) will include the period during which the BANK stock surrendered in exchange was held, provided that the BANK stock was held as a capital asset on the date of the exchange (Section 1223(1)).


TREATMENT OF PAYMENT OF CASH IN LIEU OF FRACTIONAL SHARE INTERESTS OF WEST
ONE

      STATEMENT OF LAW

Any payments of cash to the SHAREHOLDERS will be treated as a distribution followed by a redemption of such fractional share. The cash payment in exchange for the stock redeemed will be measured by the difference between the redemption price and the adjusted basis of the BANK shares surrendered as determined under
Section 1011.

Rev. Rul. 66-365, 1966-2 C.B. 116, concludes that where shareholders of the acquired corporation who are entitled to a fractional interest in the acquiring corporation's stock pursuant to the terms of a reorganization agreement will be paid cash in lieu of the fractional share interest to which they are entitled, any payment of cash by the acquiring corporation to the acquired corporation's shareholder in lieu if issuing a fractional share to such shareholder shall be treated as a distribution followed by a redemption of such fractional share in accordance with Section 302(a). Rev. Pro. 77-41, 1977-2 C.B. 574, further provides that where the payment of cash in lieu of avoiding the expense and inconvenience of the acquiring corporation issuing fractional shares and where the payment does not represent separately bargained for consideration and is not essentially equivalent to a dividend, such cash payments should be treated as a distribution in full payment in exchange for the stock redeemed as provided for in Section 302(a).

      APPLICATION OF LAW

Any payment of cash to the SHAREHOLDERS should be treated as a distribution followed by a redemption of such fractional share. The cash payment should be treated as a full payment in exchange for the stock redeemed as provided for in
Section 302(a) ( Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2
C.B. 574).

The opinions expressed in this letter are based on the Internal Revenue Code and related tax law as of the date of this letter and are directed solely towards the specific issues identified herein. No opinion is expressed regarding any State or local tax issues or about any other matter not specifically mentioned.

If any of the statements of facts, assumptions or representations contained herein are subsequently determined to be incorrect in whole or in part such that they would have a material effect upon the tax treatment of the issues addressed herein, then no opinion is expressed as to the tax treatment of the proposed transaction.

We sincerely appreciate this opportunity to be service to you.

                                                      Sincerely,



                                                      Coopers & Lybrand

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     ARTICLES OF INCORPORATION OF WEST ONE BANCORP

                                   ARTICLE VII

     Each person who at any time is or shall have been a director or officer of the corporation, including any director or officer who is or shall have been serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and his heirs, executors and administrators, shall be indemnified by the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred by him in any such capacity or arising out of his status as such, all in accordance with and to the full extent permitted by the Idaho Business Corporation Act as in effect at the time of the adoption of this Article or as amended from time to time. The foregoing right of indemnification shall not be deemed a limitation on the power of the corporation to indemnify any director, officer, employee, agent or other person and shall not be deemed exclusive of other rights to which any such person may be entitled in any capacity as a matter of law or under any bylaw, agreement, vote of shareholders or directors, or otherwise. The corporation may, to the full extent permitted by the Idaho Business Corporation Act as in effect at the time of the adoption of this Article or as amended from time to time, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

                                  ARTICLE XIII

     A director of the corporation shall have no personal liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided that this Article XIII shall not eliminate or limit the liability of a director for:

          a. Any breach of the director's duty of loyalty to the corporation or its shareholders.

          b. Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

          c. Any action for which liability is provided under Section 30-1-48, Idaho Code.

          d. Any transaction from which the director derived an improper personal benefit.

          e. Any act or omission occurring prior to the effective date of the adoption of this Article XIII.

     No repeal of or amendment to the provisions of this Article XIII by the shareholders of the corporation shall adversely affect any right or protection of a director of the corporation existing at the time of such repeal or amendment.


ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) EXHIBITS. The following exhibits are filed herewith unless otherwise indicated:

Exhibit
  NO.     DESCRIPTION AND METHOD OF FILING

2.1 Agreement and Plan of Reorganization dated as of March 7, 1994 between West One Bancorp, West One Bank, Washington and Valley Commercial Bank (filed herewith)

3.1 Articles of Incorporation of West One Bancorp (incorporated by reference to Exhibit 3.1 to Form S-4 Registration Statement of West One Bancorp, filed February 25, 1993 (File No. 33-58794))

3.2 Amended Articles of Incorporation of West One Bancorp (incorporated by reference to Exhibit 3-A to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1993)

3.3 Bylaws of West One Bancorp (incorporated by reference to Exhibit 3.2 to Form S-4 Registration Statement of West One Bancorp, filed February 25, 1993 (File No. 33-58794))

3.4       Amended Bylaws of West One Bancorp (incorporated by reference to
          Exhibit 3-B of Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1993)

4.1 Shareholder Rights Plan (incorporated by reference to Exhibit 4-B to Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1989 as amended by Form 8-A dated October 15, 1992)

4.2 Trust Indenture between West One Bancorp and Bankers Trust Company as trustee dated November 1, 1985 regarding West One Bancorp's Subordinated Capital Notes due 1997 (incorporated by reference to
          Exhibit 4-A to Form S-3 Registration Statement of West One Bancorp, filed October 30, 1985, amended November 8, 1985 (File No. 33-1219))

4.3 Trust Indenture between West One Bancorp and NBD Bank, National Association, as trustee dated June 15, 1991 regarding West One Bancorp's Convertible Subordinated Debentures Due 2006 (incorporated by reference to Exhibit 4A to Form S-3, filed June 6, 1991 (File No. 33-41064))

5.1 Form of Opinion of Metzger, Hollis, Gordon & Mortimer regarding the legality of the shares of West One Bancorp Common Stock being registered (filed herewith)

8.1 Form of Opinion of Coopers & Lybrand regarding tax matters (filed herewith as Appendix B to the Proxy Statement/Prospectus)

10.1 Executive Compensation Program (incorporated by reference to Exhibit 10-A of Registrant's Form 10-K for the fiscal year ended December 31,
          1993)

10.2 The Executive Incentive Program of the Registrant, as amended (incorporated by reference to Exhibit 10-B to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1990)

10.3 Registrant's Executive Deferred Compensation Plan, as amended (incorporated by reference to Exhibit 10-C to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1990)

10.4 Form of Employment Agreements between Registrant and certain key employees (incorporated by reference to Exhibit 10-E to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1987)

10.5 Form of Indemnification Agreement dated June 16, 1988, entered into by the Registrant with each of its Directors (incorporated by reference to Exhibit 19 to Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1988)

10.6 The 1991 Performance and Equity Incentive Plan of the Registrant (incorporated by reference to Exhibit 10-F to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1990)

10.7 Deferred Compensation Plan for Outside Directors of the Registrant (incorporated by reference to Exhibit 10-G to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1990)

13.1 Portions of the West One Bancorp Annual Report to Shareholders for the fiscal year ending December 31, 1993 (incorporated by reference to Exhibit 13 of Registrant's Annual Report on Form 10-K for the year ended December 31, 1993)

          The Registrant's 1993 Annual Report to Shareholders, except for the portions thereof incorporated by reference into the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993 and incorporated herein by reference to such Annual Report on Form 10-K, is furnished for the information of the Commission and is not to be considered a part of this Registration Statement

21.1 Subsidiaries of West One Bancorp (incorporated by reference to Exhibit 21 to West One Bancorp's Annual Report on Form 10-K for the fiscal year ended December 31, 1993)

23.1      Consent of Coopers & Lybrand (filed herewith)

23.2      Consent of Coopers & Lybrand with respect to certain tax matters

          (included as a part of Exhibit 23.1)

23.3      Consent of Metzger, Hollis, Gordon & Mortimer (filed herewith)

23.4      Consent of Lukins & Annis, P.S. (filed herewith)

24.1      Power of Attorney (filed herewith)

99.1 Preliminary copy of letter to shareholders of Valley Commercial Bank (filed herewith)

99.2 Preliminary copy of Notice of Special Meeting of Shareholders of Valley Commercial Bank (filed herewith)

99.3 Preliminary copy of form of proxy for use by shareholders of Valley Commercial Bank (filed herewith)

99.4      Form of Agreement between West One Bancorp and Gerald D. Wilson
          (filed herewith as part of Agreement and Plan of Reorganization, filed herewith as Exhibit 2.1)

ITEM 22.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes as follows:

     (1) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section l5(d) of the Securities Exchange Act of l934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (3) that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (4) that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 1O(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


     (6) to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the Effective Date of the registration statement through the date of responding to the request.

     (7) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boise, Idaho on the 6th day of July, 1994.


                                   West One Bancorp



                                   By: /s/ D. Michael Jones
                                       ---------------------------
                                       D. Michael Jones, President



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                     CAPACITY                      DATE
- ---------                     --------                      ----

/s/ Daniel R. Nelson          Chairman of the Board and     July 6, 1994
- ------------------------      Chief Executive Officer
Daniel R. Nelson


/s/ Scott M. Hayes            Executive Vice President      July 6, 1994
- ------------------------      and Chief Financial Officer
Scott M. Hayes


/s/ Jim A. Peterson           Senior Vice President and     July 6, 1994
- ------------------------      Controller (Principal
Jim A. Peterson               Accounting Officer)


/s/ Harry Bettis              Director                      July 6, 1994
- ------------------------
Harry Bettis


                              Director                      ______, 1994
- ------------------------
Norma Cugini



/s/ William J. Deasy          Director                      July 6, 1994
- ------------------------
William J. Deasy


/s/ John B. Fery              Director                      July 6, 1994
- ------------------------
John B. Fery


/s/ Stuart A. Hall            Director                      July 6, 1994
- ------------------------
Stuart A. Hall

/s/ D. Michael Jones          Director                      July 6, 1994
- ------------------------
D. Michael Jones


/s/ Jack B. Little            Director                      July 6, 1994
- ------------------------
Jack B. Little


/s/ Warren E. McCain          Director                      July 6, 1994
- ------------------------
Warren E. McCain


/s/ Douglas W. McCallum       Director                      July 6, 1994
- ------------------------
Douglas W. McCallum


/s/ Allen T. Noble            Director                      July 6, 1994
- ------------------------
Allen T. Noble


                              Director                      ______, 1994
- ------------------------
Philip B. Soulen



*By: /s/ Dwight V. Board
     ---------------------
     Dwight V. Board
     (As Attorney-in-Fact)